   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1999
------------------------------------------------------------------------------
                                                    REGISTRATION NO. 333-56985
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         UNITED ARTISTS THEATRE COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            DELAWARE                           7832                   84-1198391
  (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD          (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
                                           CODE NUMBER)

                       9110 EAST NICHOLS AVENUE, SUITE 200
                            ENGLEWOOD, COLORADO 80112
                                 (303) 792-3600
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                         COPIES OF ALL COMMUNICATION TO:

                                  TRENT CARMAN
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                      UNITED ARTISTS THEATRE CIRCUIT, INC.
                       9110 EAST NICHOLS AVENUE, SUITE 200
                            ENGLEWOOD, COLORADO 80112
                                 (303) 792-3600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                             ----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                             ----------------------
         If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                         UNITED ARTISTS THEATRE COMPANY
            FLOATING RATE SERIES B SENIOR SUBORDINATED NOTES DUE 2007
                               ------------------
     The Floating Rate Series B Senior Subordinated Notes due 2007 (the "Notes" or the "Floating Rate Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus (the "Prospectus") is a part, were issued in exchange (the "Exchange Offer") for the Floating Rate Senior Subordinated Notes due 2007 by United Artists Theatre Company ("United Artists"), a Delaware corporation (formerly named Oscar I Corporation).

     The Notes are unsecured senior subordinated obligations of United Artists, rank PARI PASSU with the Fixed Rate Notes (as defined), and are subordinated in right of payment to all existing and future Senior indebtedness (as defined) of United Artists, including Indebtedness (as defined) under the Senior Credit Facilities (as defined). At June 1, 1999, United Artists and its subsidiaries had approximately $717.8 million of indebtedness (excluding trade payables) outstanding, consisting of $431.3 million of Senior Indebtedness of United Artists (guaranteed by certain of United Artists' subsidiaries), $11.5 million of other indebtedness of United Artists' subsidiaries, $225.0 million representing the Fixed Rate Notes and $50.0 million representing the Floating Rate Notes. In addition, on June 1, 1999, United Artists had revolving credit availability of $12.9 million under the Senior Credit Facilities, all of which would be Senior Indebtedness, if borrowed. Additional Senior Indebtedness may be incurred by United Artists and additional indebtedness may be incurred by United Artists and its subsidiaries, in each case from time to time, subject to certain restrictions. See "The Transaction" and "Capitalization."

     The Notes bear interest at a rate per annum determined quarterly, equal to the Applicable LIBOR Rate (437.5 basis points over the LIBOR Rate). Interest on the Notes will be payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. The Notes are redeemable at the option of United Artists, in whole or in part, on any Interest Payment Date on or after April 15, 1999, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes."

     Upon the occurrence of a Change of Control (as defined), each holder of the Notes shall have the right to require United Artists to purchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of purchase. See "Risk Factors -- Purchase of Notes Upon a Change of Control" and "Description of the Notes."

     United Artists has also registered under the Securities Act its 9 3/4% Series B Senior Subordinated Notes due 2008 (the "Other Notes" or "Fixed Rate Notes") that were issued in exchange (the "Other Exchange Offer") for the 9 3/4% Senior Subordinated Notes due 2008. The Exchange Offer and the Other Exchange Offer satisfied certain obligations of United Artists under the Registration Rights Agreement of United Artists dated as of April 21, 1998 (the "Registration Rights Agreement") relating to the Notes and the Other Notes.

SEE "RISK FACTORS," FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus is to be used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Merrill Lynch may act as principal or as agent in such transactions. United Artists receives no proceeds from the sales of Notes.


                               MERRILL LYNCH & CO.

                  The date of this Prospectus is July 15, 1999.

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by United Artists or Merrill Lynch. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                              AVAILABLE INFORMATION

     United Artists has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the Notes (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to United Artists or the Notes, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     United Artists and UATC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Commission. The Registration Statement, such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports and other information regarding registrants that file electronically with the Commission. The address of this site on the Internet is http://www.sec.gov.

     United Artists will send to each Holder of Notes copies of annual reports and quarterly reports containing the information required to be filed under the Exchange Act. So long as United Artists is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the Holders of the Notes. United Artists has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by United Artists by Section 13 of the Exchange Act to the Trustee and the Holders of the Notes as if it were subject to such periodic reporting requirements.

                           CAUTIONARY NOTICE REGARDING
                           FORWARD-LOOKING STATEMENTS

     CERTAIN OF THE MATTERS DISCUSSED IN THIS PROSPECTUS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT AND THE EXCHANGE ACT. SUCH FORWARD-LOOKING STATEMENTS INVOLVE UNCERTAINTIES AND OTHER FACTORS AND THE ACTUAL RESULTS AND PERFORMANCE OF UNITED ARTISTS MAY BE MATERIALLY DIFFERENT FROM FUTURE RESULTS OR PERFORMANCE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. CAUTIONARY STATEMENTS REGARDING THE RISKS ASSOCIATED WITH SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, THOSE STATEMENTS INCLUDED UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK" AND "BUSINESS." CERTAIN OF SUCH RISKS AND UNCERTAINTIES RELATE TO THE HIGHLY LEVERAGED NATURE OF UNITED ARTISTS, THE HOLDING COMPANY STRUCTURE, THE RESTRICTIONS IMPOSED ON UNITED ARTISTS BY CERTAIN INDEBTEDNESS, THE SENSITIVITY OF UNITED ARTISTS TO ADVERSE TRENDS IN THE GENERAL ECONOMY, THE HIGH DEGREE OF COMPETITION IN UNITED ARTISTS' INDUSTRY, THE VOLATILITY OF UNITED ARTISTS' QUARTERLY RESULTS AND UNITED ARTISTS' SEASONALITY, THE DEPENDENCE OF UNITED ARTISTS ON FILMS AND DISTRIBUTORS AND ON ITS ABILITY TO OBTAIN POPULAR MOTION PICTURES, THE CONTROL OF UNITED ARTISTS BY THE MERRILL LYNCH GROUP (AS DEFINED) AND THE DEPENDENCE OF UNITED ARTISTS ON KEY PERSONNEL, AMONG OTHERS.

     ALL WRITTEN FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO UNITED ARTISTS ARE EXPRESSLY QUALIFIED BY THE FOREGOING CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT REQUIRES
OTHERWISE: (i) ALL REFERENCES HEREIN TO "UNITED ARTISTS" MEAN UNITED ARTISTS THEATRE COMPANY (FORMERLY NAMED OSCAR I CORPORATION), UNITED ARTISTS THEATRE CIRCUIT, INC. AND UNITED ARTISTS REALTY COMPANY, ON A CONSOLIDATED BASIS WITH THEIR SUBSIDIARIES; (ii) ALL REFERENCES HEREIN TO "UATC" MEAN UNITED ARTISTS THEATRE CIRCUIT, INC., A WHOLLY OWNED SUBSIDIARY OF UNITED ARTISTS; AND (iii) ALL REFERENCES HEREIN TO "UAR" MEAN UNITED ARTISTS REALTY COMPANY, A WHOLLY OWNED SUBSIDIARY OF UNITED ARTISTS. UNITED ARTISTS IS A HOLDING COMPANY THAT CONDUCTS VIRTUALLY ALL OF ITS BUSINESS THROUGH SUBSIDIARIES. THE UNITED ARTISTS' SUBSIDIARIES, INCLUDING UATC AND UAR AND THEIR RESPECTIVE SUBSIDIARIES, WILL HAVE NO OBLIGATION TO PAY AMOUNTS DUE ON THE NOTES AND WILL NOT GUARANTEE THE NOTES. SEE "RISK FACTORS--HOLDING COMPANY STRUCTURE--SOURCE OF REPAYMENT OF NOTES; EFFECTIVE SUBORDINATION OF NOTES TO INDEBTEDNESS OF SUBSIDIARIES." UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL THEATRE AND SCREEN INFORMATION CONTAINED HEREIN IS AS OF APRIL 1, 1999, AND RELATES ONLY TO THEATRES IN WHICH UNITED ARTISTS OWNS MORE THAN A 50.0% EQUITY INTEREST.

                                 UNITED ARTISTS

OVERVIEW

     United Artists is a leading motion picture exhibitor in North America and, in the United States, operates 2,158 screens at 313 theatres located in 23 states. United Artists licenses films from all major and substantially all independent film distributors and derives revenues primarily from theatre admissions and concession sales. United Artists operates screens in eight of the ten largest demographic market areas ("DMAs") in the United States and approximately 45.3% of United Artists' screens are located in the top 20 DMAs. In addition, approximately 31.5% of United Artists' screens (680 screens) have been constructed since January 1, 1992. United Artists believes that it is one of the largest single exhibitor, based on number of screens, in many of its core areas of operation and this market position provides several operating benefits. Theatre operations in six states (California, New York, Pennsylvania, Florida, Texas and Colorado) accounted for approximately 58.5% and 56.9% of United Artists' total theatres and screens, respectively, at April 1, 1999 and 61.7% and 61.8% of United Artists' theatrical revenue and theatrical EBITDA (as defined herein), respectively, for the twelve months ended April 1, 1999.

     In December 1996, United Artists implemented a corporate restructuring and refocused its investment strategy on its core U.S. business. Since that time, United Artists has: (i) reduced its corporate general and administrative expenses; (ii) improved its operations in its core areas of operation through the development of new theatres and the refurbishing or expansion of certain existing key theatres; (iii) implemented operational improvements; and (iv) accelerated the divestitures of underperforming and non-strategic theatres.

     United Artists has invested more than $477.1 million since January 1, 1992 toward improving the quality of its asset base by, among other things, renovating existing theatres and constructing new state-of-the-art theatres. Approximately 31.5% of United Artists screens have been constructed since January 1, 1992. Virtually all of the theatres United Artists has built since 1997 are state-of-the-art, 10 to 16 screen multiplex theatres with stadium seating, high-backed rocking seats, digital sound, expanded concession areas and other state-of-the-art design features and amenities. All new theatres currently planned will also include these state-of-the-art amenities and many existing theatres are being, or will be, upgraded with stadium seating and other state-of-the-art features. As compared to the prior generation of non-stadium theatres, United Artists believes that these theatres provide a higher quality entertainment experience for patrons and significant operating efficiencies and improved economics for United Artists. At April 1, 1999, United Artists operated 24 theatres (245 screens) which offered stadium seating. At April 1, 1999, approximately 88.1% of United Artists' screens were located in theatres with five or more screens. United Artists' average number of screens per theatre has increased 43.8% from 4.8 at January 1, 1992 to 6.9 at April 1, 1999.

     Although ownership of movie exhibition theatres has become more concentrated in the last ten years, with the top ten exhibitors operating approximately 53.0% of the over 34,000 screens in North America, the industry is still largely fragmented, with approximately 520 exhibitors operating the remaining 47.0% of screens.

     United Artists believes that movies are attractively priced compared to certain other forms of entertainment such as sporting events, concerts, and live theatre. During the five year period ended December 31, 1998, according to industry update sources, industry-wide theatre attendance increased at a compound annual growth rate ("CAGR") of 3.7%, and industry-wide admissions revenue for the year ended December 31, 1998 increased approximately 9.1% as compared to the year ended December 31, 1997.

     In addition, management expects that the number of motion pictures rated by the Classification and Rating Administration, which increased approximately 8.6% over the past four years, will continue to increase in part as a result of the increase in the number of major studios and reissues of films as well as an increased popularity of films made by independent producers (although no assurance exists concerning any such increase). In addition, the number of large budget films and the level of marketing support provided by the production companies has risen, as evidenced by the increase in average production costs and average advertising costs per film of 53.7% and 57.5%, respectively, from 1994 to 1998. See "Risk Factors--Dependence on Films and Distributors."

BUSINESS AND OPERATING STRATEGY

     United Artists' operating and capital investment strategy is to continue focusing on improving on the quality of its key operating theatres and the quality of its daily operations. Key elements include:

     REFOCUS OVERHEAD AND CAPITAL INVESTMENT STRATEGY. In December 1996, United Artists implemented a corporate restructuring and refocused its investment strategy on its core U.S. business. United Artists' core business strategy focuses management's attention and capital resources on those geographic areas where United Artists intends to strengthen and defend its current position. United Artists has also implemented operational improvements and overhead reductions intended to increase United Artists' result of operations and has sold or closed several underperforming or non-strategic theatres. The corporate restructuring plan resulted in a higher level of focus by United Artists on its domestic theatrical business and a reduction of corporate general and administrative expenses of 35.1% from a running rate of $37.0 million for the year ended December 31, 1996 to $24.0 million for the twelve months ended April 1, 1999. These savings were achieved primarily through headcount reductions and a consolidation of regional administrative offices.

     REBUILD OR EXPAND EXISTING KEY THEATRE LOCATIONS AND DEVELOP NEW THEATRES. United Artists plans to continue increasing its number of screens and operating margins by focusing its capital investment activities on the renovation or expansion of existing theatres in its core areas of operation. All currently planned theatre renovations and expansions will include, among other things, the addition of stadium seating. The theatres selected for renovation and expansion will be those that have favorable historical operating results and for which a renovation or expansion will provide the theatre with a competitive advantage.

     United Artists will also build several new state-of-the-art theatres within its core areas of operation. United Artists is developing higher margin multiplexes of 12 to 18 screens and is seeking to increase concession sales through, among other things, more efficient theatre design. United Artists is also constructing its new theatres with stadium seating, digital sound, more comfortable seats and other popular design features and amenities. United Artists believes that these theatres will have an optimal relationship between the number of screens (12 to 18) and the size of the auditoriums (125 to 400 seats). These theatres are designed to increase the revenue per square foot generated by the facility and reduce the cost per square foot of constructing and operating the theatres. This multiplex strategy, in combination with an emphasis on concession sales, is designed to improve revenue and profitability by enhancing attendance and concession sales, theatre utilization and operating efficiencies while providing more efficient clustering around regional and district management centers. United Artists believes that theatres which are larger than 18 screens tend to have a higher level of return risk because they require a larger capital investment and require a larger drawing area (thus, more potential competition) to be successful, generally resulting in a diminishing return on capital investment for the incremental screens.

     During 1998, United Artists opened 13 new theatres (150 screens), added stadium seating to two theatres (22 screens), and renovated two additional theatres. Seven of the new theatres (83 screens) opened were expansions, rebuilds or replacements of existing theatres, containing 30 screens. During 1999, United Artists plans to open four new theatres (53 screens) and renovate and add stadium seating to four existing theatres (51 screens).

     MANAGE INDIVIDUAL THEATRE CAPITAL REQUIREMENTS. Even though United Artists plans to continue to develop several new state-of-the-art theatres each year, it intends to reduce individual theatre financial leverage and capital requirements by focusing on expanding, renovating and rebuilding many of its key locations. In many cases, these existing key locations can be transformed into state-of-the-art multiplex stadium seating theatres without competing against other operators for the location and incurring higher rent and excessive preconstruction costs. Furthermore, existing structures can be utilized while being refurbished, helping reduce overall construction costs. United Artists' renovation of theatres in successful locations eliminates much of the geographic risk related to a project's success.

     In order to reduce the overall investment in new theatres, United Artists has entered into "build to suit" and other landlord leasing arrangements, including sale and leaseback transactions. United Artists also intends to continue selling non-strategic and underperforming assets and expects to redeploy capital to its core U.S. business. This strategy is intended to provide increased liquidity from the disposal of non-cash flow producing investments and theatres with limited growth potential.

     DIVEST OR FIND ALTERNATIVE USES FOR UNDERPERFORMING THEATRES. United Artists' 1996 corporate restructuring was also designed to rationalize underperforming or non-strategic assets by: (i) terminating leases for underperforming theatres; (ii) selling real estate underlying non-strategic or underperforming theatres; (iii) divesting theatres in non-core areas; (iv) exchanging theatres in non-core areas for theatres in core areas; and (v) finding new operating techniques or alternative uses for underperforming theatres. During the thirteen weeks ended April 1, 1999, United Artists closed or sold six theatres (26 screens). During 1998, United Artists sold the majority of its remaining international theatrical exhibition assets for $3.0 million of cash, $0.5 million of stock of the acquiring company and a $3.0 million note. In addition, United Artists sold certain non-operating real estate assets and closed or sold 32 underperforming or non-strategic theatres (138 screens) for which net cash proceeds of $16.0 million were received. Many of the theatres closed or sold were not profitable or were located in areas that are not part of United Artists' long-term strategic plans. United Artists has identified 49 operating theatres and owned real estate (321 screens) that are not considered strategically important or are underperforming. United Artists plans to sell or close these theatres during the next several years, although there can be no assurance that United Artists will be able to accomplish such divestitures or closings.

     IMPLEMENT OPERATIONAL IMPROVEMENTS. United Artists has recognized theatre and concession operating efficiencies through heightened focus on increasing concession sales, managing theatre payrolls and variable costs and increased staff training. Concession sales per capita increased by approximately 5.5% for the twelve months ended April 1, 1999 versus the twelve months ended March 31, 1998 and 5.6% annually on average from 1993 to 1998. Management believes that there are opportunities to achieve additional operating efficiencies by disposing of underperforming theatres, renovating and expanding certain existing theatres, developing new multiplex stadium theatres and continuing to control theatre level operating expenses. The area of focus for 1999 for those theatres identified as underperforming or non-strategic will primarily be to implement operating techniques to improve operating results as a theatre, find other uses or divestiture.

     ENHANCE STUDIO/DISTRIBUTOR RELATIONSHIPS. Management intends to continue to enhance and balance its studio relationships to obtain the optimal number of marketable motion pictures at film rental percentages that are consistent with prior results. United Artists believes that it will continue to increase the number of prints it obtains from each studio as it increases the number of its screens in select locations. This can be accomplished by leveraging attractive existing theatre locations through renovation and expansion and through the development of new, larger (in terms of screens), higher margin theatres. To the extent that theatrical exhibition remains the primary distribution channel for new motion picture releases and the overall number of movies produced continues to increase, management believes that United Artists' focus on its core business will provide it with access to more prints of each motion picture.

     DEVELOP ANCILLARY REVENUE OPPORTUNITIES. United Artists believes that there are opportunities to increase its ancillary revenue from its Satellite Theatre Network-TM- by renting theatres on a networked and non-networked basis for corporate meetings, seminars, product and customer research and other entertainment uses. Through its VIP/Premier program, United Artists seeks to enhance theatre attendance by selling large groups of tickets to businesses and groups through coupon books as well as gift certificates. On-screen advertising provides an additional opportunity to increase revenue and profitability.

REFINANCING TRANSACTIONS

     On April 21, 1998, United Artists issued the Fixed Rate Notes; (ii) issued the Floating Rate Notes; and (iii) entered into $450.0 million of senior secured credit facilities consisting of $350.0 million of term loans and a $100.0 million senior secured revolving credit facility (collectively, the "Senior Credit Facilities"). On April 21, 1998, United Artists caused UATC to repay UATC's then existing credit facilities (the "Prior Credit Facilities"). On May 1, 1998, United Artists redeemed all of its outstanding preferred stock (the "Preferred Stock") and on May 21, 1998, United Artists caused UATC to redeem UATC's 11 1/2% Senior Secured Notes due 2002 (the "Senior Secured Notes"). (The transactions described in this paragraph are collectively referred to herein as the "Transactions.")

SOURCES AND USES

     The following table sets forth the actual sources and uses of funds in connection with the Transactions. The proceeds to United Artists from the issuances of the Fixed Rate Notes, the Floating Rate Notes and the borrowings under the Senior Credit Facilities were used: (i) to redeem all of the outstanding Preferred Stock of United Artists; (ii) to repay UATC's Prior Credit Facilities; (iii) to redeem UATC's Senior Secured Notes; and (iv) to pay related fees and expenses. See "Use of Proceeds."


                                                                                      AMOUNT
                                                                                      ------
                                                                                   (IN MILLIONS)
     SOURCES OF FUNDS:
     Senior Credit Facilities....................................................     $303.5
     Fixed Rate Notes............................................................      225.0
     Floating Rate Notes.........................................................       50.0
                                                                                      ------
          Total..................................................................     $578.5
                                                                                      ------
                                                                                      ------

     USES OF FUNDS:
     Redemption of Preferred Stock...............................................     $159.2
     Repayment of Prior Credit Facilities........................................      272.9
     Redemption of Senior Secured Notes..........................................      129.4
     Transaction fees and expenses...............................................       17.0
                                                                                      ------
          Total                                                                       $578.5
                                                                                      ------
                                                                                      ------

                        SUMMARY OF TERMS OF THE NOTES

Maturity..........................  October 15, 2007.

Interest Rate.....................  A rate per annum, determined quarterly, equal to the Applicable LIBOR Rate (437.5 basis points over the LIBOR Rate). See "Description of the Notes--Maturity, Interest and Principal."

Interest Payment Dates............  Interest on the Notes is payable quarterly on January 15, April 15, July 15 and October
                                    15 of each year, commencing October 15,
                                    1998.

Optional Redemption...............  The Notes are redeemable at the option of
                                    United Artists, in whole or in part, on any Interest Payment Date on or after April 15, 1999 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes--Optional Redemption."

Change of Control.................  Upon the occurrence of a Change of Control
                                    (as defined), each holder of the Notes shall have the right to require United Artists to purchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes--Repurchase of Notes upon a Change of Control."

Ranking...........................  The Notes are unsecured, senior subordinated obligations of United Artists, will rank
                                    PARI PASSU with the Fixed Rate Notes and are subordinated in right of payment to all existing and future Senior Indebtedness of United Artists, including Indebtedness under the Senior Credit Facilities. The Notes rank PARI PASSU in right of payment with any future senior subordinated indebtedness of United Artists and are senior in right of payment to Subordinated Indebtedness (as defined), if any, of United Artists. In addition, the Notes are effectively subordinated to all liabilities of United Artists' subsidiaries, including trade payables. By reason of such subordination, holders of Senior Indebtedness must be paid in full before holders of the Notes may be paid in the event of a liquidation, dissolution or other winding up of United Artists, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy. At June 1, 1999, United Artists and its subsidiaries had approximately $717.8 million of indebtedness (excluding trade payables) outstanding, consisting of $431.3 million of Senior Indebtedness of United Artists (guaranteed by certain of United Artists' subsidiaries), $11.5 million of other indebtedness of United Artists' subsidiaries, $50.0 million representing the Floating Rate Notes and $225.0 million representing the Fixed Rate Notes. In addition, on June 1, 1999 United Artists had revolving credit availability of $12.9 million under the Senior Credit Facilities, all of which would be Senior Indebtedness, if borrowed. Additional Senior Indebtedness may be incurred by United Artists and additional indebtedness may be incurred by United Artists and its subsidiaries, in each case from time to time, subject to certain restrictions. See "Risk Factors--Ability to Service Debt; Substantial Indebtedness," "--Restrictions Imposed by the 1995 Sale Leaseback," "--Holding Company Structure; Source of Repayment of Notes; Effective Subordination of Notes to Indebtedness of Subsidiaries," "--Subordination of Notes" and "Description of the Notes--Ranking and Subordination."

Certain Covenants.................  The Indenture contains certain covenants, including, among others, covenants limiting the incurrence of additional indebtedness by United Artists and any of its subsidiaries, the payment of dividends, the redemption of capital stock, the making of investments, the issuance of capital stock of subsidiaries, the creation of dividend and other restrictions affecting subsidiaries, transactions with affiliates, asset sales and certain mergers and consolidations. However, these limitations will be subject to a number of important qualifications and exceptions. See "Description of the Notes--Certain Covenants."

Absence of a Public Market........  United Artists has been advised by Merrill
                                    Lynch that it intends to make a market in the Notes, as permitted by applicable laws and regulations; however, Merrill Lynch is not obligated to do so and any such market making activities may be discontinued at any time without notice. In addition, such market making activities are subject to the limits imposed by the Securities Act and the Exchange Act. Therefore, there can be no assurance that an active market for the Notes will develop. There can be no assurance regarding the future development of a market for the Notes or the liquidity of any such market. The Notes will not be listed on any securities exchange but are expected to be eligible for trading in the PORTAL market. If the Notes are traded after their initial issuance, they made trade at a discount from their initial offering price for many reasons, including prevailing interest rates, the market for similar securities, general economic conditions and the financial condition and performance of, and prospects for, United Artists and other factors. See "Risk Factors--Absence of a Public Market for the Notes."

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The summary historical consolidated financial information presented below for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from, and should be read in conjunction with, the consolidated financial statements of United Artists and notes thereto which are included elsewhere in this Prospectus. The summary historical financial information for the three months ended March 31, 1998 and the thirteen weeks ended April 1, 1999 (unaudited) have been derived from, and should be read in conjunction with, the consolidated financial statements of United Artists and the notes thereto which are included elsewhere in this Prospectus. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included in the unaudited consolidated and combined financial statements of United Artists. Results for the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998 are not necessarily indicative of results that can be expected for an entire year.

     The information set forth below should be read in conjunction with "The Transactions," "Use of Proceeds," "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated and Condensed Consolidated Financial Statements of United Artists, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                                        THREE      THIRTEEN
                                                                                                        MONTHS      WEEKS
                                                                                                        ENDED       ENDED
                                                                     YEAR ENDED DECEMBER 31,           MARCH 31,   APRIL 1,
                                                       ---------------------------------------------   ---------   --------
                                                       1994      1995*     1996*      1997*     1998     1998*     1999(10)
                                                       ----      -----     -----      -----     ----     -----     --------
                                                                             (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue:
     Admissions...................................    $447.6    $457.1    $466.5     $473.9     $454.4    $113.4      $93.4
     Concession sales.............................     166.7     178.2     185.1      189.6      188.5      46.6       37.0
     Other........................................       9.7      13.8      25.5       20.3       19.2       4.3        4.5
                                                      ------    ------    ------     ------     ------    ------     ------
        Total revenue.............................     624.0     649.1     677.1      683.8      662.1     164.3      134.9
                                                      ------    ------    ------     ------     ------    ------     ------
Costs and expenses:
     Operating expenses:
        Film rental and advertising...............     239.6     248.6     257.2      262.5      248.5      60.9       52.1
        Direct concession.........................      27.2      29.5      29.3       30.2       28.0       6.5        4.7
        Occupancy.................................      55.0      58.8      64.6       67.8       70.2      17.0       18.8
        Sales and leaseback rental................        --       0.5      11.0       12.8       14.5       3.5        4.2
        Other operating...........................     172.7     187.0     193.0      189.8      189.6      45.3       45.5
     General and administrative...................      33.4      35.5      35.1       24.3       23.4       5.4        6.0
     Depreciation and amortization................      66.7      69.2      74.2       59.0       53.9      13.5       14.2
     Provision for impairment(1)..................        --      21.0       9.5       35.0       36.3        --         --
     Restructuring charge.........................        --        --       1.9        0.8         --        --         --
                                                      ------    ------    ------     ------     ------    ------     ------
        Operating income (loss)
             from continuing operations...........      29.4      (1.0)      1.3        1.6       (2.3)     12.2      (10.6)
Interest expense, net.............................      45.3      53.1      44.6       44.3       55.6      10.0       15.4
Loss (gain) on disposition of assets, net.........       9.8       5.7      (2.7)     (28.0)      (1.0)     (0.2)      (0.7)
Other expense, net................................       2.8       2.6       2.7        5.4        3.3       0.9        0.3
                                                      ------    ------    ------     ------     ------    ------     ------
        Income (loss) from continuing operations
             before income tax expense and
             discontinued operations..............     (28.5)    (62.4)    (43.3)     (20.1)     (60.2)      1.5      (25.6)
Income tax expense................................       1.4       1.8       1.0        1.5        0.6       0.3        0.2
                                                      ------    ------    ------     ------     ------    ------     ------
        Income (loss) from continuing operations..     (29.9)    (64.2)    (44.3)     (21.6)     (60.8)      1.2      (25.8)
Discontinued operations (2).......................        --       0.6       1.5        5.4       20.3       1.2         --
                                                      ------    ------    ------     ------     ------    ------     ------
        Loss before extraordinary item............     (29.9)    (64.8)    (45.8)     (27.0)     (81.1)       --      (25.8)
Extraordinary Item - loss on early extinguishment
            of debt...............................        --        --        --         --        7.9        --         --
                                                      ------    ------    ------     ------     ------    ------     ------
Net income (loss).................................    $(29.9)   $(64.8)   $(45.8)    $(27.0)    $(89.0)   $   --     $(25.8)
                                                      ------    ------    ------     ------     ------    ------     ------
                                                      ------    ------    ------     ------     ------    ------     ------

                                                                                                        THREE      THIRTEEN
                                                                                                        MONTHS      WEEKS
                                                                                                        ENDED       ENDED
                                                                     YEAR ENDED DECEMBER 31,           MARCH 31,   APRIL 1,
                                                       --------------------------------------------    ---------   --------
                                                       1994      1995*     1996*    1997*      1998      1998*     1999(10)
                                                       ----      -----     -----    -----      ----      -----     --------
                                                                             (DOLLARS IN MILLIONS)
OTHER FINANCIAL DATA:
EBITDA(3).........................................   $ 96.1   $ 89.2    $ 85.0     $ 95.6    $ 87.9      $ 25.7      $  3.6
EBITDAR(3)........................................    151.1    148.5     160.6      176.2     172.6        46.2        26.6
Adjusted EBITDA(4)................................     97.6     91.2      90.0      100.1      91.9        26.6         4.8
Adjusted EBITDAR(4)...............................    151.1    148.5     162.5      177.0     172.6        46.2        26.6
Adjusted EBITDA margin(5).........................     15.6%    14.1%     13.3%      14.6%     13.9%       16.2%        3.6%
Adjusted EBITDAR margin(5)........................     24.2%    22.9%     24.0%      25.9%     26.1%       28.1%       19.7%
Ratio of EBITDA to interest expense(6)............     2.18x    1.73x     1.99x      2.24x     1.61x       2.57x       0.24x
Ratio of EBITDAR to interest and rent
   expense(6).....................................     1.53x    1.34x     1.50x      1.60x     1.38x       1.71x       0.78x
Ratio of Adjusted EBITDA to interest
   expense(6).....................................     2.22x    1.76x     2.11x      2.35x     1.69x       2.66x       0.32x
Ratio of Adjusted EBITDAR to interest and
   rent expense(6)................................     1.53x    1.34x     1.51x      1.60x     1.38x       1.71x       0.78x
Statement of cash flow information(7):
     Net cash provided by (used in) operating
        activities................................   $ 49.7   $ 40.7    $ 30.8     $ 51.0    $ 43.7      $ (0.6)      (21.0)
     Net cash used in investing activities........    (54.4)    (1.6)    (55.9)      (4.6)   (114.5)      (20.2)      (15.4)
     Net cash provided by (used in) financing
        activities................................      1.1    (19.4)      2.7      (45.7)     68.2        17.3        34.2
                                                     ------   ------    ------     ------    ------      ------      ------
     Net cash flow................................   $ (3.6)  $ 19.7    $(22.4)    $  0.7    $ (2.6)     $ (3.5)     $ (2.2)
                                                     ------   ------    ------     ------    ------      ------      ------
                                                     ------   ------    ------     ------    ------      ------      ------

Ratio of earnings to fixed charges(8).............       --       --        --         --        --         1.1x         --


OPERATING DATA:
Adjusted EBITDAR:
     Per weighted average theatre.................   $365.0   $363.1    $411.4     $500.0    $527.8      $139.2      $ 84.4
     Per weighted average screen..................     68.6     65.4      70.7       80.3      79.9        21.4        12.3
Admissions per weighted average screen............    203.3    201.4     202.9      215.0     210.4        52.6        43.1
Weighted average(9):
          Operating theatres......................      414      409       395        354       327         332         315
          Operating screens.......................    2,202    2,270     2,299      2,204     2,160       2,154       2,167
          Screens per operating theatre...........      5.3      5.6       5.8        6.2       6.6         6.5         6.9
Screens added.....................................       90      137       138        139       150          23          --
Screens divested..................................       28       81       245        170       138          24          26

*restated


                                                                                      DECEMBER 31, 1998    APRIL 1, 1999 (10)
                                                                                      -----------------    ------------------
                                                                                               (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................          $   8.2                 $   6.0
Total assets........................................................................            579.1                   577.1
Total debt..........................................................................            653.9                   694.1
Total stockholders' deficit.........................................................           (268.2)                 (294.1)

----------
(1) Reflects non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" which United Artists adopted in 1995.
(2) During 1998, United Artists established a Plan to dispose of its entertainment center business operations. Current and prior period results for the entertainment center business operations have been classified separately as discontinued operations.
(3) EBITDA represents operating income (loss) before depreciation, amortization, and provision for impairment. EBITDAR represents operating income (loss) before depreciation, amortization, provision for impairment, and rent expense. While EBITDA and EBITDAR are not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, they are included herein to provide additional information with respect to the ability of United Artists to meet its future debt service, capital expenditures, rental obligations, and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) Adjusted EBITDA represents EBITDA before the effects of restructuring charges, which are not expected to recur, and non-cash rent expense, which is excluded from Consolidated EBITDA as defined by the Indenture. Adjusted EBITDAR represents EBITDAR before the effects of restructuring charges. While Adjusted EBITDA and Adjusted EBITDAR are not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, they are included herein to provide additional information with respect to the ability of United Artists to meet its future debt service, capital expenditures, rental obligations, and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The ability of United Artists to use Adjusted EBITDA and Adjusted EBITDAR to meet future debt service, capital expenditures, rental obligations and working capital requirements may be limited by law, covenants contained in the Indenture or the Bank Credit Agreement or for other reasons. See "Description of Certain Indebtedness" and "Description of the Notes". Other companies may use measures other than Adjusted EBITDA and Adjusted EBITDAR to reflect their ability to meet future debt service, capital expenditures, rental obligations and working capital requirements.
(5) Defined as Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenue.
(6) "Interest expense" means interest expense recorded during the related period excluding interest income and amortization of deferred financing fees.
(7)  Amounts derived from United Artists' statements of cash flow.
(8) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by United Artists to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the thirteen weeks ended April 1, 1999 by $27.7 million, $61.2 million, $42.5 million, $18.8 million, $58.9 million and $25.5 million, respectively.
(9) Weighted average operating theatres and screens represent the number of theatres and screens operated weighted by the number of days operated during the period.
(10) During 1999, United Artists changed its reporting period from the traditional calendar quarter and year presentation ending on March 31, June 30, September 30 and December 31, to a presentation ending on the Thursday closest to the calendar quarter or year end.

                                  RISK FACTORS

     INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.


INABILITY TO COVER FIXED CHARGES; SUBSTANTIAL INDEBTEDNESS

     United Artists has substantial indebtedness and, as a result, significant debt service obligations. At June 1, 1999, United Artists and its subsidiaries had approximately $717.8 million of indebtedness (excluding trade payables) outstanding. In addition, on June 1, 1999 United Artists had revolving credit availability of $12.9 million under the Senior Credit Facilities. For the thirteen weeks ended April 1, 1999 and the year ended December 31, 1998, United Artists' earnings were insufficient to cover its fixed charges by $25.5 million and $58.9 million, respectively, and EBITDA was insufficient to cover United Artists' capital expenditures and interest expense by $32.9 million and $83.5 million, respectively. United Artists' leveraged financial position poses substantial risks to holders of the Notes, including the risks that: (i) a substantial portion of United Artists' cash flow from operations will be dedicated to the payment of interest and principal on its indebtedness; (ii) United Artists' ability to obtain financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes may be impeded; (iii) United Artists may be more vulnerable to economic downturns, which may limit its ability to withstand competitive pressures; (iv) most of United Artists' other indebtedness, including the Senior Credit Facilities, matures prior to the Notes, and the Floating Rate Notes mature prior to the Fixed Rate Notes; (v) the indebtedness under the Senior Credit Facilities is secured by a pledge of the stock of UATC, UAR and certain of the United Artists' other subsidiaries and by certain intercompany notes; (vi) the indebtedness under the Senior Credit Facilities is guaranteed by certain of United Artists' subsidiaries, including UATC and UAR; and (vii) certain indebtedness under the Senior Credit Facilities and the Floating Rate Notes bears interest at floating rates, causing United Artists to be sensitive to increases in interest rates. There can be no assurance that the future cash flow of United Artists will be sufficient to meet United Artists' obligations and commitments or that United Artists will have access to sufficient capital to enable it to pay the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of the Other Notes" and "Description of Certain Indebtedness."

      During the twelve months ended April 1, 1999, the thirteen weeks ended April 1, 1999 and the year ended December 31, 1998, United Artists' interest expense was approximately $62.5 million, $15.2 million and $54.5 million, respectively. One of the effects of the Transactions was to increase United Artists' interest expense.


HISTORICAL NET LOSSES

     For each of the last five fiscal years, United Artists has reported net losses and earnings have not been sufficient to cover fixed charges. United Artists reported a net loss of $89.0 million for the year ended December 31, 1998 compared to a net loss of $27.0 million for the year ended December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated and Condensed Consolidated Financial Statements of United Artists, and the notes thereto, appearing elsewhere in this Prospectus.

DEPENDENCE ON FILMS AND DISTRIBUTORS

     United Artists' business depends upon the availability and appeal of motion pictures and on United Artists' ability to license motion pictures. Any significant disruption in the production of popular motion pictures by major film producers or independent producers, the failure of United Artists to obtain popular films or the poor performance of motion pictures licensed by United Artists may have a material adverse effect on United Artists' business and results of operations.

     United Artists' business also depends to a significant degree on maintaining good relations with the major film distributors which allocate films to United Artists' theatres. Although United Artists obtains films from all major film distributors, because of the relatively small number of such distributors, if United Artists' relationship with any one or more of the major film distributors were to deteriorate or if United Artists were unable to obtain films from any one or more of the major motion picture distributors, it could have a material adverse effect on United Artists' business and results of operations. See "Business--Film Licensing."

COMPETITION

     United Artists competes for the public's leisure time and disposable income with all forms of entertainment including sporting events, concerts, live theatre, and restaurants. United Artists also is subject to varying degrees of competition from other theatre circuits and independent theatres, some of which may have greater access to capital resources. The motion picture exhibition industry is highly competitive, particularly with respect to film licensing, attracting patrons and acquiring or leasing new theatre sites. Some of United Artists' competitors may be better established in certain areas where United Artists' theatres are located. Competition for patrons occurs locally and depends upon factors such as: (i) which films a particular theatre is showing;
(ii) location of theatres; (iii) comfort and quality of theatres; and (iv) ticket prices. Film patrons are not "brand" conscious and generally choose a theatre because of film selection, location and quality of the theatre.

     Competition among theatre circuits for licensing popular films occurs locally and is based on the prestige and location of an exhibitor's theatres, quality of the theatres (especially projection and sound quality), seating capacity, and the exhibitor's ability and willingness to promote the films. United Artists believes that promoting good relations with film distribution and production companies is important to consistently obtain the best mix of available films.

     Where real estate is readily available there are few barriers preventing competitors from opening theatres near one of United Artists' theatres, which may have a material adverse effect on United Artists' theatre. In addition, "megaplexes" (theatres with 14 or more screens) have been built or are planned to be built by competitors in certain areas in which United Artists operates, which may result in excess capacity and adversely affect attendance and pricing at other theatres in such areas.

     Alternative motion picture exhibition delivery systems, including cable television, video cassettes, satellite and pay per view, also exhibit filmed entertainment after its theatrical release. While the further expansion of such delivery systems (such as video on demand) could have a material adverse effect upon United Artists' business and results of operations, no such adverse effect has yet been experienced.

     Recent consolidation in the industry has included the merger of Sony Corp.'s Loews Theatres Exhibit Group with Cineplex Odeon Corp. and the merger of Act III Cinemas Inc. with Regal Cinemas Inc. Such consolidation could increase the level of competition for the industry.

SUBSTANTIAL CAPITAL EXPENDITURES

     United Artists' strategy involves the development (either on owned land or through leases) of new theatres. United Artists developed and opened 13 new theatres (150 screens) during the year ended December 31, 1998. At April 1, 1999, United Artists had entered into construction or lease agreements for four new theatres (53 screens) and renovate and add stadium seating to four existing theatres (51 screens) that United Artists intends to open or renovate during the remainder of 1999. United Artists estimates that capital expenditures associated with these theatres will aggregate approximately $39.0 million, exclusive of the cash received from the 1997 Sale and Leaseback. Such amounts relate only to projects in which United Artists has executed a definitive lease and all significant lease contingencies have been satisfied. United Artists expects additional capital expenditures to be made as United Artists' internally generated available cash from improved operating results and proceeds from various asset sales becomes available. Because a significant portion of United Artists' future capital spending plans relate to the renovation and/or expansion of existing key locations, the timing of such commitments and expenditures are much more flexible and thus can be matched to net cash provided by operating activities. There can be no assurance, however, that these sources of funds will be sufficient to enable United Artists to make its anticipated capital expenditures. United Artists intends to continue its expansion over the next several years. Future theatre development may require additional financing. There can be no assurance that such additional financing will be available to United Artists on favorable terms, if at all.

     The development of new theatres involves certain risks, including the possibility of construction cost overruns and delays, uncertainty of site acquisition costs and availability, uncertainties as to market potential, market deterioration after commencement of development, increased competition and lower than anticipated financial performance of new theatres. If new theatres perform below United Artists' expectations, United Artists may not be able to service the debt incurred to finance such expansion. Although United Artists attempts to minimize these risks through its theatre development process, United Artists may determine not to proceed with its planned theatre development projects. No assurance can be given therefore that any of the projected new theatre developments will open or that such developments will perform in accordance with United Artists' expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition."

United Artists plans to continue increasing the number of screens and operating margins by focusing its capital investment activities on the renovation or expansion of existing theatres in its core areas of operation. United Artists believes that it will be able to improve operating margins while avoiding or reducing many of the risks associated with the development of new theatres.

POTENTIAL VOLATILITY OF FUTURE OPERATING RESULTS

     United Artists' operating results may fluctuate because of a number of factors, including the availability of popular major motion pictures. Historically, the most marketable motion pictures have been released during the summer extending from Memorial Day to Labor Day and the holiday season extending from Thanksgiving through year-end. The unexpected emergence of a hit film during other periods or the failure to release marketable motion pictures during these periods could alter the traditional trend. Fluctuations in results could affect the market price of the Notes in a manner unrelated to the long-term operating performance of United Artists. In addition, United Artists competes with other forms of entertainment for the public's disposable income. A general economic downturn that decreases disposable income could therefore have a material adverse effect upon United Artists and the price of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RESTRICTIONS IMPOSED BY THE 1995 SALE LEASEBACK

     In connection with a sale leaseback transaction that occurred in December 1995 (the "1995 Sale Leaseback"), certain restrictions were imposed on the ability of UATC and its subsidiaries to incur indebtedness, pay dividends or make distributions and transfer assets. Generally, with certain exceptions, UATC may not incur additional indebtedness (or permit its subsidiaries to incur additional indebtedness) unless its "consolidated fixed charge coverage ratio" (as defined in the Participation Agreement (as defined)), which includes "consolidated operating rental expense" (as defined in the Participation Agreement) for the preceding four fiscal quarters is at least 1.40 to 1 after giving effect to the incurrence of the additional indebtedness. Such restriction applies to draws under the Senior Credit Facilities since such indebtedness is guaranteed by UATC. UATC is also prohibited from making "restricted payments," which generally constitute UATC making distributions on its capital stock, acquiring its stock or the stock of an affiliate or making certain investments (or permitting its subsidiaries to engage in any of the foregoing activities) unless UATC could incur additional indebtedness pursuant to the debt incurrence test described above, the amount of such distributions and payments does not exceed the amount available under a "basket" and no "default" or "event of default" exists thereunder. The amount of this basket includes 50.0% of UATC's "consolidated adjusted net income" (as defined in the Participation Agreement) accumulated since May 12, 1992 (or if UATC has a loss, less 100.0% of such loss) and the aggregate net proceeds received by UATC after May 12, 1992 as capital contributions from United Artists. The amount currently available for distribution to United Artists under the basket is insufficient to repay the principal amount of the indebtedness of United Artists. Accordingly, unless the amount of the basket increases, United Artists will be unable to obtain funds from UATC to repay the Notes at their maturity and will be required to attempt to refinance them. In addition, any distributions to United Artists or other restricted payments by UATC (including distributions, if any, to repay the Floating Rate Notes which mature six months prior to the Fixed Rate Notes) will decrease the basket available to permit United Artists to make interest and principal payments on the Notes or otherwise. For UATC to make distributions to United Artists after the basket is utilized, UATC will need to generate net income or receive additional equity contributions. UATC is generally prohibited from transferring assets to United Artists. To the extent that the 1995 Sale Leaseback requirements are not met so that UATC cannot distribute amounts to United Artists to pay the interest and principal payments on the Notes, UATC will not be able to make such distributions unless the 1995 Sale Leaseback is amended or unwound, which could be at a substantial cost to United Artists. There also can be no assurance that United Artists would be able to amend or unwind the 1995 Sale Leaseback.

     The computations of the "consolidated fixed charge coverage ratio" and the restricted payments basket are based on estimates and interpretations. As a result of these estimates and interpretations, there can be no assurance that the United Artists' computations of such ratio and basket will not be contested. For example, UATC will recognize the interest expense on the Senior Credit Facilities because UATC will guarantee these facilities, which will decrease the restricted payments basket. If UATC distributes cash to United Artists to pay such interest expense, the Participation Agreement could be interpreted by a third party as requiring a second decrease to the basket in the amount of the distribution, resulting in a "double-counting" of the interest expense when computing the restricted payments basket. United Artists is currently not aware of any third party contesting the calculation of the restricted payments basket or the consolidated fixed charge coverage ratio.

     Further, any distributions by UATC to United Artists will be in the form of dividends. Applicable law requires that the Board of Directors of UATC determine that any dividend will not render UATC insolvent. If the Board of Directors of UATC is unable to make such determination, UATC will not be able to pay a dividend, and United Artists will not have access to the funds of UATC.

     If a Lease Event of Default (as defined in the 1995 Sale Leaseback) occurs, the owner trustee under the 1995 Sale Leaseback may terminate the lease and may transfer the properties to UATC (in which case UATC would be required to pay liquidated damages as calculated pursuant to the 1995 Sale Leaseback) or may repossess or relet the properties. The 1995 Sale Leaseback also contains certain other restrictive covenants. The Participation Agreement and certain other agreements related to the 1995 Sale Leaseback have been filed by United Artists with the Commission and the foregoing discussion of the terms and conditions of such agreements is qualified in its entirety to reference to the agreements themselves. See "Restrictions Imposed by the 1995 Sale Leaseback" and "Available Information."


SUBSTANTIAL OPERATING LEASE COMMITMENTS

     United Artists leases many of its theatres pursuant to non-cancelable operating leases. For the twelve months ended April 1, 1999 the amount paid under UATC's non-cancelable operating leases was $82.9 million. United Artists expects to fund payments under these leases from theatre operations, although no assurance exists that the revenue from such operations will be sufficient to make these rent payments and pay other theatre operating expenses. In addition, the lease payments decrease UATC's "consolidated fixed charge coverage ratio" under the Participation Agreement, which affects the ability of UATC and its subsidiaries to incur additional indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RESTRICTIONS IMPOSED BY THE INDENTURE, THE OTHER INDENTURE AND THE SENIOR CREDIT FACILITIES

     The Senior Credit Facilities require United Artists to maintain specified financial ratios and to meet certain financial tests, which become more restrictive over time pursuant to the terms of the Senior Credit Facilities. The Indenture, the indenture pursuant to which the Other Notes were issued (the "Other Indenture") (which Other Indenture contains restrictions that are substantially equivalent to those in the Indenture) and the Senior Credit Facilities contain additional restrictions on the ability of United Artists to incur additional indebtedness, make investments, capital expenditures, acquisitions or asset dispositions, create or incur liens, make certain payments and dividends or merge or consolidate. There can be no assurance that United Artists can maintain such ratios or that such covenants will not adversely affect United Artists' ability to finance its future operations or capital needs or engage in business activities that may be in the best interests of United Artists. Failure to comply with the restrictions contained in either the Senior Credit Facilities or the Other Indenture could lead to an event of default thereunder, which could result in an acceleration of such indebtedness, or in the case of the Senior Credit Facilities, a blockage of payments on the Notes prior to acceleration. There can be no assurance that United Artists would have access to sufficient resources to pay its obligations under the Senior Credit Facilities, the Fixed Rate Note, or the Floating Rate Notes if such indebtedness were to be accelerated. See "Description of Certain Indebtedness--Senior Credit Facilities."

SUBORDINATION OF THE NOTES

     The Notes are general unsecured indebtedness of United Artists, subordinated in right of payment to all existing and future Senior Indebtedness, including all obligations under the Senior Credit Facilities. The Notes are also be effectively subordinated to all existing and future liabilities of United Artists' subsidiaries, including certain of United Artists' subsidiaries' (including UATC's and UAR's) guarantees of the Senior Credit Facilities. The Notes rank PARI PASSU with the Other Notes. At June 1, 1999, United Artists and its subsidiaries had approximately $717.8 million of indebtedness (excluding trade payables) outstanding, consisting of $431.3 million of Senior Indebtedness of United Artists (guaranteed by certain of United Artists subsidiaries), $11.5 million of other indebtedness of United Artists' subsidiaries, and $275.0 million representing the Fixed Rate Notes and Floating Rate Notes. In addition, on June 1, 1999 United Artists had revolving credit availability of $12.9 million under the Senior Credit Facilities, all of which would be Senior Indebtedness, if borrowed. Additional Senior Indebtedness may be incurred by United Artists and additional indebtedness may be incurred by United Artists or its subsidiaries, in each case from time to time, subject to certain restrictions. As a result of the subordination provisions contained in the Indenture and the Other Indenture, in the event of a liquidation or insolvency of United Artists, the assets of United Artists will be available to pay obligations on the Notes and Other Notes only after all Senior Indebtedness has been paid in full, and there may be insufficient assets remaining to pay amounts due on any or all of the Notes and Other Notes then outstanding. In addition, the capital stock of UATC, UAR and certain of United Artists' other subsidiaries and certain intercompany notes are pledged to secure the indebtedness under the Senior Credit Facilities. Also, the Senior Credit Facilities will be secured by mortgages on certain of United Artists' properties. Upon any payment or distribution of assets of United Artists in a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. In addition, under certain circumstances, no payment of principal or interest may be made on the Notes if a payment default or certain other defaults exist with respect to certain Senior Indebtedness. See "Description of the Notes--Ranking and Subordination," "Description of the Other Notes" and "Description of Certain Indebtedness--Senior Credit Facilities."


HOLDING COMPANY STRUCTURE; SOURCE OF REPAYMENT OF NOTES; EFFECTIVE SUBORDINATION OF NOTES TO INDEBTEDNESS OF SUBSIDIARIES

     As a holding company that conducts virtually all of its business through subsidiaries, United Artists has no source of operating cash flow other than from dividends and distributions from its subsidiaries. See "Restrictions Imposed by the 1995 Sale Leaseback." To pay cash interest on the Notes and to repay the principal amount of the Notes at maturity, or to redeem or repurchase the Notes, United Artists will be required to obtain dividends or distributions from its subsidiaries, refinance its indebtedness (including the Floating Rate Notes, which mature six months prior to the Fixed Rate Notes) or obtain funds in a public or private equity or debt offering by it. The Indenture, the Other Indenture and the Senior Credit Facilities will, however, limit United Artists' ability to incur additional indebtedness.

     If United Artists is required to conduct an offering of its capital stock or to refinance the Notes, its ability to do so on acceptable terms, if at all, will be affected by several factors, including financial market conditions and the value and performance of United Artists at the time of such offering or refinancing, which in turn may be affected by many factors, including economic and industry cycles. There can be no assurance that an offering of United Artists' capital stock or a refinancing of the Notes can or will be completed on satisfactory terms, that such offering or refinancing would be sufficient to enable United Artists to make any payments with respect to the Notes if required or that such offering or refinancing would be permitted by the terms of the debt instruments of United Artists and its subsidiaries then in effect.

     United Artists' subsidiaries, including UATC and UAR, have no obligation to pay amounts due on the Notes and do not guarantee the Notes. Certain of United Artists' subsidiaries, including UATC and UAR, do, however, guarantee United Artists' obligations under the Senior Credit Facilities. Therefore, the Notes will be effectively subordinated to all obligations under the Senior Credit Facilities and to all existing liabilities of United Artists' subsidiaries, including trade payables. As of June 1, 1999, the total liabilities of United Artists' subsidiaries on a consolidated basis was $717.8 million including the guarantees of United Artists' indebtedness under the Senior Credit Facilities. Any rights of United Artists and its creditors, including the holders of the Notes and the Other Notes, to recover on the assets of any of the United Artists' subsidiaries to satisfy indebtedness upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including the lenders under the Senior Credit Facilities and trade creditors.

PURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control, United Artists is required to offer to purchase all outstanding Fixed Rate Notes and Floating Rate Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase. The source of funds for any such purchase would be United Artists' available cash or cash generated from other sources, including dividends from subsidiaries, borrowings, sales of assets, sales of equity or funds provided by new controlling persons. A Change of Control would also give the lenders under the Senior Credit Facilities the right to require United Artists to repay all indebtedness then outstanding thereunder. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required purchases of validly tendered Fixed Rate Notes and Floating Rate Notes and to repay any other indebtedness then in default. See "Description of the Notes--Repurchase of Notes upon a Change of Control," "Description of the Other Notes" and "Description of Certain Indebtedness--Senior Credit Facilities."


ABSENCE OF PUBLIC MARKET FOR THE NOTES

     Although Merrill Lynch has informed United Artists that it currently intends to make a market in the Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. There can be no assurance that an active trading market for the Notes will develop. If a market were to develop, the Notes could trade at prices that may be lower than their initial offering price for many reasons, including prevailing interest rates, the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, United Artists and other factors.

     Merrill Lynch is affiliated with entities that beneficially own a majority of the voting power of the capital stock of United Artists. If Merrill Lynch conducts any market-making activities, it may be required to deliver a prospectus when effecting offers and sales in the Notes because Merrill Lynch is affiliated with such entities. Pursuant to the Registration Rights Agreement, United Artists agreed to file and maintain a registration statement that would allow Merrill Lynch to engage in market-making transactions in the Notes. Subject to certain exceptions set forth in the Registration Rights Agreement, the registration statement will remain effective for as long as Merrill Lynch may be required to deliver a prospectus in connection with market-making transactions in the Notes. United Artists has agreed to bear substantially all the costs and expenses related to such registration statement.

CONTROLLING STOCKHOLDERS

     Affiliates of Merrill Lynch Capital Partners, Inc. (the "Merrill Lynch Group") hold approximately 88.0% of United Artists' outstanding voting stock and, accordingly, have the power to control all matters submitted to the stockholders of United Artists, elect all of the directors of United Artists, appoint new management and approve any action requiring the approval of the holders of the Common Stock, including adopting amendments to United Artists' certificate of incorporation and approving mergers or sales of all or substantially all of United Artists' assets in each case subject to whatever contractual restrictions apply to United Artists, including the Indenture, the Other Indenture and the Senior Credit Facilities. The interests of the Merrill Lynch Group may differ from the interests of holders of the Notes. See "Management--Directors and Executive Officers of United Artists" and "Certain Transactions."

RISKS ASSOCIATED WITH FRAUDULENT CONVEYANCE LIABILITY

     Management of United Artists believes that the indebtedness represented by the Fixed Rate Notes and the Floating Rate Notes, was incurred for proper purposes and in good faith, and that as a result of, and after giving effect to the Note Offering, based on forecasts, asset valuations and other financial information, United Artists was and will be solvent, had and will have sufficient capital for carrying on its business and was and is able to pay its debts as they mature. See "Risk Factors--Ability to Service Debt; Substantial Indebtedness." If under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of United Artists, a court were to find that, at the time of the incurrence of such indebtedness, (i) United Artists incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors or (ii) (A) United Artists received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (B) United

Artists, (1) was insolvent or was rendered insolvent by reason of such incurrence, (2) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if in either case, after final judgment, the judgment is unsatisfied), such court could avoid or further subordinate the Notes to presently existing and future indebtedness of United Artists and take other action detrimental to the holders of the Notes, including under certain circumstances, invalidating the Notes and requiring the holders of the Notes to repay amounts previously received thereon.

     The measure of insolvency for purposes of the foregoing considerations varies depending upon the federal or local law that is being applied in any such proceeding. Generally, however, United Artists would be considered insolvent if, at the time it issues the Notes, either: (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and mature or (ii) it is incurring debts beyond its ability to pay as such debts mature.


DEPENDENCE ON KEY PERSONNEL

     United Artists' success will depend, in large part, on the efforts, abilities and experience of its executive officers and other key employees. The loss of the services of one or more of such individuals could have a material adverse effect on United Artists' business. United Artists has employment agreements with certain of its executive officers, which expire through December 2000, with subsequent one or two year extensions (absent notice to the contrary by either United Artists or the employee). United Artists does not maintain key-man life insurance with respect to any of its executive officers or key employees.


RISKS OF FUTURE ACQUISITIONS

     While United Artists has no immediate acquisition plans, United Artists' growth strategy may from time to time involve the strategic acquisition of additional theatres or theatre companies. There is substantial competition for attractive acquisition candidates. There can be no assurance that United Artists will be able to acquire suitable acquisition candidates at reasonable prices or terms or that it will be able to successfully integrate acquired operations into its existing operations. There also can be no assurance that future acquisitions will not have an adverse effect upon United Artists' operating results, particularly in the quarters immediately following the completion of an acquisition while the operations of an acquired business are being integrated. Once integrated, acquired theatres may not achieve levels of revenue or profitability comparable with those achieved by United Artists' existing theatres, or otherwise perform as expected. Additionally, expansion of United Artists' theatre circuit involves the risk that United Artists might not effectively manage such growth and that significant additional debt may be incurred in connection with acquisitions. See "Business--Business and Operating Strategy."

                          THE REFINANCING TRANSACTIONS

     On April 21, 1998, United Artists (i) issued the Fixed Rate Notes; (ii) issued the Floating Rate Notes and (iii) entered into $450.0 million of the Senior Credit Facilities, consisting of $350.0 million of term loans and a $100.0 million senior secured revolving credit facility. On April 21, 1998, United Artists caused UATC to repay the Prior Credit Facilities. On May 1, 1998, United Artists redeemed all of its outstanding Preferred Stock and on May 21, 1998, United Artists caused UATC to redeem UATC's Senior Secured Notes. See "Use of Proceeds."


                                 USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the Notes by Merrill Lynch in market making transactions. United Artists will not receive any of the proceeds from such sales.

                                 CAPITALIZATION

     The following table sets forth United Artists' capitalization as of April 1, 1999. The following table should be read in conjunction with "The Transactions," "Use of Proceeds," "Selected Historical Consolidated Financial Information" and the Consolidated and Condensed Consolidated Financial Statements of United Artists, and the notes thereto, appearing elsewhere in this Prospectus.

                                                                  APRIL 1, 1999
                                                                  -------------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
Cash and cash equivalents......................................        $6.0
                                                                     ------
                                                                     ------
Debt:
     Senior Credit Facilities..................................      $407.3
     Other indebtedness(1).....................................        11.8
     Fixed Rate Notes.........................................        225.0
     Floating Rate Notes......................................         50.0
                                                                      -----
          Total debt.........................................         694.1
Stockholders' deficit:
     Common Stock........ ...................................           0.1
     Additional paid-in capital..............................          51.1
     Accumulated deficit....................................         (343.3)
     Less: Treasury stock...................................           (2.0)
                                                                     ------
          Total stockholders' deficit......................          (294.1)
                                                                     ------
Total capitalization.......................................         $ 400.0
                                                                    -------
                                                                    -------


----------
(1) Other indebtedness at April 1, 1999, consists of: (i) $1.2 million of non-interest bearing promissory notes issued by UAR; and (ii) $10.6 million of various term loans, mortgage notes, capital leases and other borrowings of UATC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected historical consolidated financial information presented below for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 has been derived from United Artists audited financial statements and notes thereto. The selected historical consolidated financial information for the three months ended March 31, 1998 and the thirteen weeks ended April 1, 1999 (unaudited) have been derived from the consolidated financial statements of United Artists and the notes thereto which are included elsewhere in this Prospectus. Results for the three months ended March 31, 1998 and the thirteen weeks ended April 1, 1999 are not necessarily indicative of results that can be expected for an entire year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated and Condensed Consolidated Financial Statements of United Artists, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                                      THREE     THIRTEEN
                                                                                                      MONTHS     WEEKS
                                                                                                      ENDED      ENDED
                                                                                                      MARCH 31,   APRIL 1,
                                                                 YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------------------------
                                                      1994     1995*     1996*     1997*    1998       1998*    1999(10)
                                                      -----   ------     ------    -----    -----      ------   --------
                                                                               (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue:
     Admissions...................................  $ 447.6    $457.1    $466.5   $ 473.9   $454.4      $113.4    $93.4
     Concession sales.............................    166.7     178.2     185.1     189.6    188.5        46.6     37.0
     Other........................................      9.7      13.8      25.5      20.3     19.2         4.3      4.5
                                                    -------    ------    ------   -------   ------      ------    -----
        Total revenue.............................    624.0     649.1     677.1     683.8    662.1       164.3    134.9
                                                    -------    ------    ------   -------   ------      ------    -----
Costs and expenses:
     Operating expenses:
        Film rental and advertising...............    239.6     248.6     257.2     262.5    248.5        60.9     52.1
        Direct concession.........................     27.2      29.5      29.3      30.2     28.0         6.5      4.7
        Occupancy                                      55.0      58.8      64.6      67.8     70.2        17.0     18.8
        Sales and leaseback rental................       --       0.5      11.0      12.8     14.5         3.5      4.2
        Other operating...........................    172.7     187.0     193.0     189.8    189.6        45.3     45.5
     General and administrative...................     33.4      35.5      35.1      24.3     23.4         5.4      6.0
     Depreciation and amortization................     66.7      69.2      74.2      59.0     53.9        13.5     14.2
     Provision for impairment(1)..................       --      21.0       9.5      35.0     36.3         --       --
     Restructuring charge.........................       --        --       1.9       0.8      --          --       --
                                                    -------    ------    ------   -------   ------      ------    -----
        Operating income (loss)
             from continuing operations...........     29.4      (1.0)      1.3       1.6     (2.3)       12.2    (10.6)
Interest expense, net.............................     45.3      53.1      44.6      44.3     55.6        10.0     15.4
Loss (gain) on disposition of assets, net.........      9.8       5.7      (2.7)    (28.0)    (1.0)       (0.2)    (0.7)
Other expense, net................................      2.8       2.6       2.7       5.4      3.3         0.9      0.3
                                                    -------    ------    ------   -------   ------      ------    -----
        Income (loss) from continuing operations
             before income tax expense and
             discontinued operations..............    (28.5)    (62.4)    (43.3)    (20.1)   (60.2)        1.5    (25.6)
Income tax expense................................      1.4       1.8       1.0       1.5      0.6         0.3      0.2
                                                    -------    ------    ------   -------   ------      ------    -----
        Income (loss) from continuing operations..    (29.9)    (64.2)    (44.3)    (21.6)   (60.8)        1.2    (25.8)
                                                    -------    ------    ------   -------   ------      ------    -----
Discontinued operations (2).......................       --       0.6       1.5       5.4     20.3         1.2       --
                                                    -------    ------    ------   -------   ------      ------    -----
        Net loss before extraordinary item........    (29.9)    (64.8)    (45.8)    (27.0)   (81.1)         --    (25.8)
Extraordinary Item - loss on early extinguishment
            of debt...............................       --        --        --        --      7.9          --       --
                                                    -------    ------    ------   -------   ------      ------    -----

Net income (loss)                                   $ (29.9)  $ (64.8)  $ (45.8)  $ (27.0)  $(89.0)     $   --   $(25.8)
                                                    -------    ------    ------   -------   ------      ------    -----
                                                    -------    ------    ------   -------   ------      ------    -----

                                                                                                        THREE       THIRTEEN
                                                                                                        MONTHS       WEEKS
                                                                                                        ENDED        ENDED
                                                                                                       MARCH 31,    APRIL 1,
                                                                YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------     --------------------
                                                     1994    1995*     1996*      1997*      1998       1998*        1999
                                                    ------   ------    ------     ------    ------      ------       -----
                                                                              (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(3).........................................  $ 96.1   $ 89.2    $ 85.0     $ 95.6    $ 87.9      $ 25.7       $ 3.6
EBITDAR(3)........................................   151.1    148.5     160.6      176.2     172.6        46.2        26.6
Adjusted EBITDA(4)................................    97.6     91.2      90.0      100.1      91.9        26.6         4.8
Adjusted EBITDAR(4)...............................   151.1    148.5     162.5      177.0     172.6        46.2        26.6
Adjusted EBITDA margin(5).........................    15.6%    14.1%     13.3%      14.6%     13.9%       16.2%        3.6%
Adjusted EBITDAR margin(5)........................    24.2%    22.9%     24.0%      25.9%     26.1%       28.1%       19.7%
Ratio of EBITDA to interest expense(6)............    2.18x    1.73x     1.99x      2.24x     1.61x       2.57x       0.24x
Ratio of EBITDAR to interest and rent
   expense(6).....................................    1.53x    1.34x     1.50x      1.60x     1.38x       1.71x       0.78x
Ratio of Adjusted EBITDA to interest
   expense(6).....................................    2.22x    1.76x     2.11x      2.35x     1.69x       2.66x       0.32x
Ratio of Adjusted EBITDAR to interest and
   rent expense(6)................................    1.53x    1.34x     1.51x      1.60x     1.38x       1.71x       0.78x
Statement of cash flow information(7):
     Net cash provided by (used in) operating
        activities................................  $ 49.7   $ 40.7    $ 30.8     $ 51.0    $ 43.7      $ (0.6)      (21.0)
     Net cash used in investing activities........   (54.4)    (1.6)    (55.9)      (4.6)   (114.5)      (20.2)      (15.4)
     Net cash provided by (used in) financing
        activities................................     1.1    (19.4)      2.7      (45.7)     68.2        17.3        34.2
                                                    ------   ------    ------     ------    ------      ------      ------
     Net cash flow................................  $ (3.6)  $ 19.7    $(22.4)      $0.7     $(2.6)     $ (3.5)      $(2.2)
                                                    ------   ------    ------     ------    ------      ------      ------
                                                    ------   ------    ------     ------    ------      ------      ------


Ratio of earnings to fixed charges(8).............      --       --        --         --        --         1.1x         --

OPERATING DATA:
Adjusted EBITDAR:
     Per weighted average theatre.................  $365.0   $363.1   $ 411.4     $500.0    $527.8     $ 139.2        84.4
     Per weighted average screen..................    68.6     65.4      70.7       80.3      79.9        21.4        12.3
Admissions per weighted average screen............   203.3    201.4     202.9      215.0     210.4        52.6        43.1
Weighted average(9):
          Operating theatres......................     414      409       395        354       327         332         315
          Operating screens.......................   2,202    2,270     2,299      2,204     2,160       2,154       2,167
          Screens per operating theatre...........     5.3      5.6       5.8        6.2       6.6         6.5         6.9
Screens added.....................................      90      137       138        139       150          23          --
Screens divested..................................      28       81       245        170       138          24          26


*restated


                                                          DECEMBER 31,               APRIL 1,
                                           ----------------------------------------  --------
                                            1994    1995    1996    1997     1998      1999
                                           ------  ------  ------  ------   -------   -------
                                                    (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents..............    $ 12.8  $ 32.5  $ 10.1  $ 10.8   $   8.2   $   6.0
Total assets...........................     717.6   665.8   612.7   563.0     579.1     577.1
Total debt.............................     451.7   453.7   453.1   414.0     653.9     694.1
Total stockholders' deficit............     119.5    54.6     8.4   (20.3)   (268.2)   (294.1)

----------
(1) Reflects non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" which United Artists adopted in 1995.
(2) During 1998, United Artists established a Plan to dispose of its entertainment center business operations. Current and prior period results for the entertainment center business operations have been classified separately as discontinued operations.

(3) EBITDA represents operating income (loss) before depreciation, amortization, and provision for impairment. EBITDAR represents operating income (loss) before depreciation, amortization, provision for impairment, and rent expense. While EBITDA and EBITDAR are not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, they are included herein to provide additional information with respect to the ability of United Artists to meet its future debt service, capital expenditures, rental obligations, and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) Adjusted EBITDA represents EBITDA before the effects of restructuring charges, which are not expected to recur, and non-cash rent expense, which is excluded from Consolidated EBITDA as defined by the Indenture. Adjusted EBITDAR represents EBITDAR before the effects of restructuring charges. While Adjusted EBITDA and Adjusted EBITDAR are not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, they are included herein to provide additional information with respect to the ability of United Artists to meet its future debt service, capital expenditures, rental obligations, and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The ability of United Artists to use Adjusted EBITDA and Adjusted EBITDAR to meet future debt service, capital expenditures, rental obligations and working capital requirements may be limited by law, covenants contained in the Indenture or the Bank Credit Agreement or for other reasons. See "Description of Certain Indebtedness" and "Description of the Notes". Other companies may use measures other than Adjusted EBITDA and Adjusted EBITDAR to reflect their ability to meet future debt service, capital expenditures, rental obligations and working capital requirements.

(5) Defined as Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenue.

(6) "Interest expense" means interest expense recorded during the related period excluding interest income and amortization of deferred financing fees.

(7)  Amounts derived from United Artists' statements of cash flow.

(8) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by United Artists to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the thirteen weeks ended April 1, 1999 by $27.7 million, $61.2 million, $42.5 million, $18.8 million, $58.9 million and $25.5 million, respectively.

(9) Weighted average operating theatres and screens represent the number of theatres and screens operated weighted by the number of days operated during the period.

(10) During 1999, United Artists changed its reporting period from the traditional calendar quarter and year presentation ending on March 31, June 30, September 30 and December 31, to a presentation ending on the Thursday closest to the calendar quarter or year end.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE CONSOLIDATED AND CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF UNITED ARTISTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

   COMPANY BACKGROUND

     United Artists' primary operating subsidiary, UATC, was founded in 1926 by stockholders including Mary Pickford, Douglas Fairbanks, Sam Goldwyn and Joe Schenck. During the 1980s UATC was acquired by Tele-Communications, Inc. ("TCI") and subsequently undertook a major acquisition program. By December 31, 1988, UATC operated 2,677 screens in 686 theatres principally in the south, northeast, midwest and California.

     In 1992, United Artists acquired all of the outstanding stock of UATC (the "Acquisition") and began to invest internationally, streamline and rejuvenate UATC by developing new multi-screen theatres in existing and new areas of operation, renovating existing properties on a limited basis and selling or closing less productive or non-strategic theatres. In December 1996, United Artists implemented a corporate restructuring and refocused its investment strategy on its core U.S. business by, among other things: (i) renovating, rebuilding, or expanding existing key locations; and (ii) accelerating the sale or closure of under-performing or non-strategic assets (including its international investments). Since January 1992, UATC has sold or closed 257 theatres (965 screens) and has added 75 theatres (752 screens), primarily through new construction. UATC's average number of screens per theatre has increased 43.8% from 4.8 at January 1, 1992 to 6.9 at April 1, 1999. See "Business--Business and Operating Strategy."

   REVENUE

     United Artists' principal sources of revenue from its theatres are derived from theatrical admissions and concession sales. For the twelve months ended April 1, 1999, theatrical admissions and concession sales comprised approximately 68.7% and 28.3%, respectively, of United Artists' revenue. The remaining 3.0% of revenue for this period was derived primarily from on-screen advertising, electronic video games located in theatre lobbies, theatre rentals and other miscellaneous sources. Theatre rental revenue relates primarily to the Satellite Theatre Network-TM- business unit that rents theatres on a networked and non-networked basis for corporate meetings, seminars and other training/educational uses.

     ADMISSIONS. United Artists' admissions revenue is based on the level of theatrical attendance and the mix of tickets sold. Theatre attendance is dependent primarily upon the ability to license the most popular films. United Artists' ticket prices vary throughout the circuit depending upon such things as local competition, whether the theatre is showing first run or second run movies and the local economy in which the theatre operates. Reduced ticket prices are typically charged for senior citizens, children and matinee showings. The mix of tickets sold is primarily related to the types of movies available to and exhibited by United Artists. Admissions revenue is recorded net of applicable sales taxes.

     CONCESSION SALES. Concession sales are a significant factor in the overall profitability of a theatre. United Artists' primary concession products are various sizes of popcorn, soft drinks, candy and certain other products such as nachos and hot dogs. United Artists also sells specialty items such as pizza, pretzels, cookies, ice cream, bottled water, and fruit juices in many of its theatres. Popcorn, soft drinks and packaged candy are generally sold in three or four (including children's) sizes. Retail prices for concession items vary by the size of the offering and are generally market sensitive. Concession sales are recorded net of applicable sales taxes.

     To further increase its concession sales, United Artists has introduced new products and initiated programs intended to increase the percentage of patrons who purchase concessions and the amount of concessions purchased by each patron. To achieve these goals United Artists has implemented training programs for all concession employees, remodeled concession stands at certain existing theatres to make them more visible, attractive and efficient, constructed new theatres with increased concession capacity, expanded concession menus in selected locations, installed bulk candy stands in most theatres and adopted certain seasonal and event-oriented promotional programs. In addition, theatre managers and assistant managers are motivated to increase concession sales through concession commission programs that represent a significant portion of their total compensation.

   OPERATING EXPENSES

     United Artists' major operating expenses include film rental and advertising, concession, personnel, occupancy, miscellaneous, general and administrative and depreciation and amortization.

     FILM RENTAL AND ADVERTISING EXPENSES. Film rental and advertising expense includes the rental fees paid to film distribution companies as well as local newspaper advertising expenditures. Film rental fees vary based upon the amount and timing of admissions revenue for a particular film.

     Film licenses typically specify rental fees equal to the higher of a percentage of (i) gross box office receipts or (ii) adjusted box office receipts. Under the gross box office receipts formula, the film distributor receives a specified weekly percentage of the gross box office receipts. Under the adjusted box office receipts formula, the film distributor receives a specified percentage of the excess of box office receipts over a periodically negotiated amount of theatre "house" expenses. In a very limited number of cases, United Artists may be required to pay a non-refundable guarantee or make film rental advances to obtain certain film licenses.

     The terms of the film licenses (and therefore the film rental costs) with many film distributors are historically finalized after exhibition of the film in a process known as "settlement." The settlement process considers, among other things, the actual success of a film relative to original expectations, an exhibitor's commitment to the film and the exhibitor's relationship with the film distributor. United Artists has historically been able to license a majority of the motion pictures available; however, there is no guarantee that this will continue.

     United Artists relies principally upon newspaper advertisements, newspaper film schedules and word of mouth to inform its patrons of film titles and exhibition times. United Artists utilizes local newspaper advertisements to promote its theatres and inform its patrons of the films being played and show times. United Artists typically pays for this type of advertisement. In many areas, multi-media advertisements for upcoming film releases are paid by the film distributors. In many theatres, there is a "co-op" arrangement whereby the exhibitors and distributors share in the cost of film advertisement in newspapers. Film distributors will also typically pay for radio and television spots to promote certain motion pictures and special events.

     Prior to the opening of a new theatre, United Artists typically initiates a marketing campaign that advertises and promotes the new theatre for several weeks to several months prior to the theatre's opening date. When a theatre is performing below management's expectations, United Artists may also a newspaper marketing campaign with the objective of increasing attendance at the theatre.

     CONCESSION COSTS. Concession costs include direct concession product costs as well as concession promotional expenses. Concession product costs include the cost of the concession items sold as well as the cost of spoiled or wasted concession inventory. Concession promotional expenses include all costs associated with the various concession promotions that United Artists undertakes, including costs for promotional kiosks and literature and awards granted to employees.

     PERSONNEL EXPENSE. Personnel expense includes the salary and wages of the theatre manager and all theatre staff, commissions on concession sales, payroll taxes and employee benefits. Theatre managers are typically paid a base salary and a commission that varies based upon the theatre's concession sales and overall theatre performance. The wages paid to the theatre staff vary to a certain extent with the level of theatre attendance.

     OCCUPANCY EXPENSE. Occupancy expense includes base rentals as prescribed in the theatre leases, contingency rentals that are a percentage of revenue over a certain breakpoint and non-cash rent expense associated with "straight-lining" leases that have escalating lease terms.

     MISCELLANEOUS OPERATING EXPENSES. Miscellaneous other expenses include utilities, repairs and maintenance, insurance, real estate and other taxes and supplies.

     GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense consists primarily of costs associated with corporate theatre administration and operating personnel, Satellite Theatre Network-TM- sales and marketing staff and other support functions located at United Artists' corporate headquarters, two film booking and regional operating offices and 14 district theatre operations offices (generally located in theatres). At the end of 1996, United Artists initiated a corporate restructuring plan intended to provide a higher level of focus on United Artists' domestic theatrical business at a lower annual cost. As a result of this Corporate restructuring plan, which was substantially completed in January 1997, general and administrative expenses have decreased.

     DEPRECIATION AND AMORTIZATION AND PROVISION FOR ASSET IMPAIRMENTS. Depreciation and amortization expense includes the depreciation of theatre buildings and equipment, the amortization of theatre lease costs and certain non-compete agreements and non-cash provisions for asset impairments. The provision for asset impairments relates to non-cash charges for the difference between the historical book value of individual theatres (in some cases, groups of theatres) and the net discounted cash flow expected to be received from the operation or future sale of the individual theatres (or groups of theatres).

     OTHER. As discussed under "Risk Factors--Potential Volatility of Operating Results," United Artists' operating results may fluctuate because of a number of factors, including, among others, the availability of popular major motion pictures. In the first quarter of 1998, United Artists experienced favorable operating results compared to the current period, principally due to the success of the film TITANTIC during the three months ended March 31, 1998. See "--Seasonality."


RESULTS OF OPERATIONS FOR THE THIRTEEN WEEKS ENDED APRIL 1, 1999 AND THE THREE MONTHS ENDED MARCH 31, 1998

     The following table summarizes certain operating data of United Artists' theatres (dollars in millions, except admissions per weighted average operating theatre, admissions per weighted average operating screen and concession sales per weighted average operating theatre):




                                                                                        THIRTEEN     THREE
                                                                                          WEEKS      MONTHS         %
                                                                                          ENDED       ENDED     ----------
                                                                                         APRIL 1     MARCH 31,   INCREASE
                                                                                           1999        1998*    (DECREASE)
                                                                                           ----        ----     ----------
Operating Theatres(1)
     Revenue:
          Admissions.................................................................      $ 93.4      113.4      (17.6)
          Concession sales...........................................................        37.0       46.6      (20.6)
          Other   ...................................................................         4.5        4.3        4.7
     Operating Expenses:
          Film rental and advertising expenses.......................................        52.1       60.9      (14.5)
          Concession costs...........................................................         4.7        6.5      (27.7)
          Occupancy expense..........................................................        23.0       20.5       12.2
          Other Operating Expenses:
               Personnel expense.....................................................        23.1       22.8        1.3
               Miscellaneous operating expenses......................................        22.4       22.5       (0.4)
     Weighted Avg. Operating Theatres(2).............................................         315        332       (5.1)
     Weighted Avg. Operating Screens(2)..............................................       2,167      2,154        0.6
     Weighted Avg. Screens Per Avg. Theatre..........................................         6.9        6.5        6.0
     Admissions Per Weighted Avg. Operating Theatre..................................   $ 296,508    341,566      (13.2)
     Admissions Per Weighted Avg. Operating Screen...................................   $  43,101     52,646      (18.1)
     Concession Sales Per Weighted Avg. Operating Theatre............................   $ 117,460    140,361      (16.3)

----------
(1) The operating theatres include revenue and expenses of all theatres operated by United Artists that are more than 50% owned.
(2) Weighted average operating theatres and screens represent the number of theatres and screens operated weighted by the number of days operated during the period.

*Restated

REVENUE FROM OPERATING THEATRES FOR THE THIRTEEN WEEKS ENDED APRIL 1, 1999 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1998

     ADMISSIONS. Admissions revenue, admission revenue per weighted average operating theatre and admissions revenue per weighted average operating screen decreased 17.6%, 13.2% and 18.1%, respectively, during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998. These decreases were primarily the result of a 20.6% decrease in attendance, partially offset by a 3.7% increase in the average ticket price. The decrease in attendance was primarily due to the decrease in overall industry attendance associated with the unprecedented success of the film TITANTIC during the three months ended March 31, 1998. In addition to the lower industry attendance, the attendance at certain United Artists' older theatres has been adversely impacted by new theatre construction and certain older theatres have been closed resulting in a decline in the weighted average operating theatres of 5.1%. The increase in the average ticket price was primarily due to selective increases in ticket prices during the summer and holiday periods of 1998.

     CONCESSION SALES. Concession sales revenue decreased 20.6% during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998, as a result of the decreased attendance discussed above. Concession sales per weighted average operating theatre decreased only 16.3% during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998 as a result of those concession improvements related to increased emphasis on sales staff training, the opening of several new theatres with more efficient concession operations and the sale or closure of several less productive theatres.

     OTHER. Other revenue is derived primarily from on-screen advertising, revenue generated by the Satellite Theatre Network-TM- , electronic video games located in theatre lobbies, theatre rentals, and other miscellaneous sources. Other revenue increased 4.7% for the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998, primarily as a result of a 91.6% increase in slide advertising revenue, partially offset by a 21.4% decrease in Satellite Theatre Network-TM- revenue and a 5.1% decrease in weighted average operating theatres.

OPERATING EXPENSES FOR THE THIRTEEN WEEKS ENDED APRIL 1, 1999
COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1998

     FILM RENTAL AND ADVERTISING EXPENSES. Film rental and advertising expenses decreased 14.5% during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998, primarily as a result of the decrease in admissions revenue discussed above. Film rental and advertising expenses as a percentage of admissions revenue were 55.8% for the thirteen weeks ended April 1, 1999 and 53.7% for the three months ended March 31, 1998. The increase in film rental and advertising expenses as a percentage of admissions revenue related primarily to the shorter run of the films which played during the thirteen weeks ended April 1, 1999. Typically, film rental as a percentage of admission revenue increases the shorter the run of the film.

     CONCESSION COSTS. Concession costs include direct concession product costs and concession promotional expenses. Such costs decreased 27.7% during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998, primarily as a result of the decrease in concession sales revenue discussed above and a decrease in the cost percentage. Concession costs as a percentage of concession sales revenue were 12.7% and 14.0% for the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998, respectively. The decrease in concession costs as a percent of concession sales for the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998 was primarily due to lower promotional expenses and the rebidding or restructuring of the product and distribution contracts associated with many of United Artists' concession products.

     OCCUPANCY EXPENSE. United Artists' typical theatre lease arrangement provides for a base rental as well as contingent rentals that is a function of the underlying theatre's revenue over an agreed upon breakpoint. Occupancy expense increased 12.2% during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998. This increase related to higher base rentals on newly opened theatres and additional sale and leaseback rent, partially offset by fewer weighted average operating theatres. In addition, occupancy expense for the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998 includes $1.2 million and $0.9 million, respectively, of non-cash charges relating to the effect of escalating leases which have been "straight-lined" for accounting purposes.

     PERSONNEL EXPENSE. Personnel expense includes the salary and wages of the theatre manager and all theatre staff, commissions on concession sales, payroll taxes and employee benefits. Personnel expense increased 1.3% during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998. This increase in personnel expense was primarily due to an increase in janitorial and fringe benefit expenses. Personnel expense as a percentage of admissions and concessions revenue was 17.7% for the thirteen weeks ended April 1, 1999 and 14.3% for the three months ended March 31, 1998. The increase in personnel expense as a percentage of admissions and concessions was primarily attributable to the fixed nature of certain of the personnel expenses (i.e., theatre managers' and assistant managers' salaries) and the increase in janitorial and fringe benefit expenses, partially offset by the closure or sale of several less efficient theatres and the opening of several new larger, more efficient multiplex theatres.

     MISCELLANEOUS OPERATING EXPENSES. Miscellaneous operating expenses consist of utilities, repairs and maintenance, insurance, real estate and other taxes, supplies and other miscellaneous operating expenses. Miscellaneous operating expenses decreased 0.4% during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998, primarily as a result of reductions in utilities, insurance and Satellite Theatre Network-TM- operating expenses, partially offset by slightly higher common area maintenance expenses.

     The revenue and operating expenses discussed above are incurred exclusively within United Artists' theatres. The other expense discussions below reflect the combined expenses of corporate, divisional, district and theatre operations.


OTHER EXPENSES FOR THE THIRTEEN WEEKS ENDED APRIL 1, 1999 AND THE THREE MONTHS ENDED MARCH 31, 1998

General and Administrative Expense

     General and administrative expense consists primarily of costs associated with corporate theatre administration and operating personnel, Satellite Theatre Network-TM- sales and marketing staff and other support functions located at United Artists' corporate headquarters, two film booking and regional operating offices and 14 district theatre operations offices (generally located in theatres). General and administrative expenses increased $0.6 million for the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998 primarily as a result of normal salary adjustments and a $0.2 million reduction in management fees from international theatres previously managed.


Depreciation and Amortization

     Depreciation and amortization expense includes the depreciation of theatre buildings and equipment and the amortization of theatre lease costs and certain non-compete agreements. Depreciation and amortization increased $0.7 million during the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998, primarily due to increased depreciation charges on United Artists' newly opened theatres.


Operating Income

     During the thirteen weeks ended April 1, 1999, United Artists incurred an operating loss of $10.6 million as compared to generating operating income of $12.2 million for the three months ended March 31, 1998. This decrease in operating income relates to lower revenue and higher other operating expenses, partially offset by reduced film rental and advertising expenses and direct concession costs.


Interest, Net

     Interest, net increased $5.4 million for the thirteen weeks ended April 1, 1999 as compared to the three months ended March 31, 1998 due primarily to the redemption of United Artists' preferred stock with the proceeds from the issuance of the Senior Subordinated Notes and a portion of the Senior Credit Facilities.

Discontinued Operations

     During 1998, United Artists established a plan to dispose of its entertainment center business operations. The net loss from the discontinued operations was $1.2 million for the three months ended March 31, 1998. Included in the net loss from discontinued operations for the three months ended March 31, 1998 was interest expense of $0.4 million.

Net Loss Available to Common Stockholders

     During the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998, United Artists incurred net losses available to common stockholders of $25.8 million and $6.7 million, respectively. This decrease relates primarily to the decrease in operating income and the increase in interest, net, partially offset by the loss from discontinued operations and the dividends on preferred stock.

RESULTS OF OPERATIONS FOR THE YEARS ENDED 1998, 1997 AND 1996

     The following table summarizes certain operating data of United Artists' theatres (dollars in millions, except admissions per weighted average operating theatre, admissions per weighted average operating screen and concession sales per weighted average operating theatre):

                                                Years Ended                         Years Ended
                                                 December 31,            %          December 31,             %
                                          -----------------------    Increase  ---------------------     Increase
                                             1998         1997*     (Decrease)    1997*      1996*      (Decrease)
                                          ----------    ---------   ---------- ---------   ---------    ----------
Operating theatres (1)
Revenue:
   Admissions                             $    454.4        473.9      (4.1)%      473.9       466.5         1.6%
   Concession sales                            188.5        189.6      (0.6)       189.6       185.1         2.4
   Other                                        19.2         20.3      (5.4)        20.3        25.5       (20.4)
Operating expenses:
   Film rental and advertising expenses        248.5        262.5      (5.3)       262.5       257.2         2.1
   Concession costs                             28.0         30.2      (7.3)        30.2        29.3         3.1
   Occupancy expense:
     Rent excluding sale and leaseback          70.2         67.8       3.5         67.8        64.6         5.0
     Sale and leaseback rentals                 14.5         12.8      13.3         12.8        11.0        16.4
   Other operating expenses:
     Personnel expense                          96.2         95.5       0.7         95.5        96.4        (0.9)
     Misc. operating expenses                   93.4         94.3      (1.0)        94.3        96.6        (2.4)

Weighted avg. operating theatres(2)              327          354      (7.6)         354         395       (10.4)
Weighted avg. operating screens(2)             2,160        2,204      (2.0)       2,204       2,299        (4.1)
Weighted avg. screens per
  avg. theatre                                   6.6          6.2       6.1          6.2         5.8         6.9
Admissions per weighted avg.
  operating theatre                       $1,389,602    1,338,701       3.8    1,338,701   1,181,013        13.4
Admissions per weighted avg.
  operating screen                        $  210,370      215,018      (2.2)     215,018     202,914         6.0
Concession sales per weighted
  avg. operating theatre                  $  576,453      535,593       7.6      535,593     468,608        14.3

(1) The operating theatres include revenue and expenses of all theatres operated by United Artists that are more than 50% owned.
(2) Weighted average operating theatres and screens represent the number of theatres and screens operated weighted by the number of days operated during the period.

*Restated to reflect the entertainment center business segment as discontinued operations.

REVENUE FROM OPERATING THEATRES FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     ADMISSIONS. Admissions revenue decreased 4.1% during 1998 as compared to 1997. This decrease was primarily due to a 7.2% decline in attendance, partially offset by a 3.4% increase in the average ticket price. The decrease in attendance was primarily due to decreases in the number of weighted average theatres and screens operated, and the effect of new competitive theatre openings in certain areas. The increase in the average ticket price was primarily due to certain selective price increases in late 1997 and the summer of 1998. Admissions per weighted average operating theatre increased 3.8% during 1998, while admissions per weighted average operating screen decreased 2.2% during 1998. These admissions fluctuations were due primarily to the opening of several new theatres which have higher admissions and more screens per theatre, the sale or closure of several less productive theatres and the increases in ticket prices, partially offset by a decrease in average screen size and the increased number of total new screens in certain areas.

     CONCESSION SALES. Concession sales revenue decreased 0.6% during 1998 as compared to 1997. This decrease was primarily due to the decreased attendance discussed above, partially offset by a 7.2% increase in the average concession sale per patron. Concession sales per weighted average operating theatre increased 7.6% during 1998 as compared to 1997. The increases in the average concession sale per patron and concession sales per weighted average operating theatre were primarily due to certain selective price increases during 1998, United Artists' increased emphasis on sales staff training, the opening of several new theatres with more efficient concession operations and the sale or closure of several less productive theatres.

     The following table sets forth the admissions and concession sales revenue for theatres operated throughout all of 1998 and 1997 (dollars in millions):

                                                                  Theatres  Screens     1997       1996      % Decrease
                                                                  --------  -------     ----       ----      ----------
Theatres operated throughout both periods.......................       296    1,914
Admissions......................................................                        $389.5     $423.7       (8.1)%
Concession sales................................................                        $160.7     $168.5       (4.6)%

     This "same theatre" analysis eliminates the effect of new theatre openings, sales or closures during 1998 or 1997.

     OTHER. Other revenue is derived primarily from on-screen advertising, revenue generated by the Satellite Theatre Network-TM-, electronic video games located in theatre lobbies, theatre rentals, and other miscellaneous sources. Other revenue decreased 5.4% during 1998 as compared to 1997 primarily as a result of United Artists operating 7.6% fewer theatres and a 2.5% decrease in revenue from on-screen advertising and an 11.4% decrease in Satellite Theatre Network-TM- revenue.

REVENUE FROM OPERATING THEATRES FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     ADMISSIONS. Admissions revenue increased 1.6% during 1997 as compared to 1996, despite a 10.4% decline in the average number of theatres operated. This increase was primarily due to a 7.0% increase in the average ticket price, partially offset by a 5.0% decrease in attendance. The increase in the average ticket price for 1997 was primarily due to an increase in the percentage of full priced tickets purchased and certain selective increases in ticket prices during 1997 and late 1996. The decrease in attendance for 1997 was primarily due to decreases in the number of weighted average theatres and screens operated during the year. Admissions per weighted average operating theatre and screen increased 13.4% and 6.0%, respectively, during 1997 as compared to 1996. These admissions increases were primarily due to an increase in the number of films released, the success of those films and the opening of several new theatres which have higher admissions per theatre and screen, the sale or closure of several less productive theatres, and the 1997 and late 1996 increases in ticket prices, partially offset by decreased attendance.

     CONCESSION SALES. Concession sales revenue increased 2.4% during 1997 as compared to 1996. This increase was primarily due to a 7.8% increase in the average concession sale per patron, partially offset by the decreased attendance discussed above. Concession sales per weighted average operating theatre increased 14.3% during 1997 as compared to 1996. The increases in the average concession sale per patron and concession sales per weighted average operating theatre were primarily due to certain selective price increases during 1997 and late 1996, United Artists' increased emphasis on sales staff training, the opening of several new theatres with more efficient concession operations, the sale or closure of several less productive theatres and the introduction of new concession menu items at certain theatres.

     The following table sets forth the admissions and concession sales revenue for theatres operated throughout all of 1997 and 1996 (dollars in millions):

                                                              Theatres   Screens      1996       1995      % Increase
                                                              --------   -------      ----       ----      ----------
     Theatres operated throughout both periods..............     312      1,922
     Admissions.............................................                          $412.1     $410.8         0.3%
     Concession sales.......................................                          $162.0     $160.5         0.9%

     OTHER. Other revenue decreased 20.4% during 1997, as compared to 1996, primarily as a result of United Artists operating fewer weighted average operating theatres and a decrease in revenue form on-screen advertising.

OPERATING EXPENSES FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     FILM RENTAL AND ADVERTISING EXPENSES. Film rental and advertising expenses decreased 5.3% during 1998 as compared to 1997 primarily due to the reduced admissions revenue discussed above. Film rental and advertising expenses as a percentage of admissions revenue were 54.7% for 1998 and 55.4% for 1997. The decrease in film rental and advertising expenses as a percentage of admissions revenue for 1998 was primarily due to the longer run of several major films released in late 1997 and during 1998. Typically, film rental as a percentage of admissions revenue increases when a higher percentage of a film's total admissions is collected in the opening weeks of a film's run.

     CONCESSION COSTS. Concession costs include direct concession product costs and concession promotional expenses. Such costs decreased 7.3% during 1998 as compared to 1997 primarily due to the reduced concession sales discussed above. Concession costs as a percentage of concession sales were 14.9% for 1998 and 15.9% for 1997. The decrease in concession costs as a percentage of concessions revenue for 1998 was primarily due to the rebidding or restructuring of the product and distribution contracts associated with many of United Artists' concession supply products and slightly lower promotional expenses.

     PERSONNEL EXPENSE. Personnel expense includes the salary and wages of the theatre manager and all theatre staff, commissions on concession sales, payroll taxes and employee benefits. Personnel expense increased 0.7% during 1998 as compared to 1997. This increase in personnel expense in 1998 was primarily due to an increase in the Federal (and certain state) minimum wage in late 1997, which increased the average wage paid to theatre staff by 7.5% during 1998. This increase in the average wage rate was partially offset by the decrease in attendance discussed above, fewer weighted average operating theatres and screens and more efficient theatre staffing. Personnel expense as a percentage of admissions and concession sales revenue was 15.0% in 1998 and 14.4% for 1997, reflecting the effect of the higher minimum wage rate and only moderate concession and ticket price increases.

     OCCUPANCY EXPENSE. United Artists' typical theatre lease arrangement provides for a base rental as well as contingent rental that is a function of the underlying theatre's revenue over an agreed upon breakpoint. Total occupancy expense increased 5.1% during 1998 as compared to 1997. This increase in 1998 relates to higher rentals on newly opened theatres, partially offset by the decrease in the number of weighted average operating theatres. Occupancy expense includes non-cash charges relating to the effect of escalating leases which have been "straight lined" for accounting purposes of $4.0 million and $3.7 million for 1998 and 1997, respectively.

     MISCELLANEOUS OPERATING EXPENSES. Miscellaneous operating expenses consist of utilities, repairs and maintenance, insurance, real estate and other taxes, supplies and other miscellaneous operating expenses. Miscellaneous operating expenses decreased 1.0% during 1998 as compared to 1997. This decrease in 1998 relates primarily to reductions in utility and insurance costs and fewer weighted average theatres, partially offset by slightly higher repairs and maintenance, supplies, and real estate taxes.

OPERATING EXPENSES FOR THE YEAR ENDED DECEMBER 31, 1997
COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     FILM RENTAL AND ADVERTISING EXPENSES. Film rental and advertising expenses increased 2.1% during 1997 as compared to 1996 primarily due to the increased admissions revenue discussed above. Film rental and advertising expenses as a percentage of admissions revenue were 55.4% for 1997 and 55.1% for 1996. The increase in film rental and advertising expenses as a percentage of admissions revenue for 1997 was primarily due to the shorter run of several major films released in the second quarter of 1997, partially offset by slightly lower advertising expenses. Advertising expenses were lower as a result of more efficient buying of print advertising by United Artists and distributors and to fewer number of theatres operated.

     DIRECT CONCESSION COSTS. Concession costs increased 3.1% during 1997 as compared to 1996 primarily due to the increased concession sales discussed above. Concession costs as a percentage of concession sales were 15.9% for 1997 and 15.8% for 1996. The slight increase in concession costs as a percentage of concession sales for 1997 was primarily due to an increase in the cost of certain commodity priced items such as corn seed and oil.

     PERSONNEL EXPENSE. Personnel expense decreased 0.9% during 1997 as compared to 1996. This decrease in personnel expense in 1997 was primarily due to more efficient theatre staffing and fewer weighted average operating theatres, partially offset by the increases in the Federal (and certain state) minimum wage in late 1996 and late 1997. These minimum wage increases resulted in a 7.4% increase in the average hourly wage paid to theatre staff in 1997 versus 1996. Despite the increases in the Federal minimum wage in 1997 and 1996, personnel expense as a percentage of admissions and concession sales revenue decreased to 14.4% in 1997 from 14.8% in 1996. These improved payroll statistics relate to more efficient staffing and some increases in ticket and concession sales. United Artists' personnel expense efficiencies have also been positively impacted by the closure or sale of several less efficient theatres and the opening of several new larger, more efficient multiplex theatres and reduced expenses for fringe benefits.

     OCCUPANCY EXPENSE. Total occupancy expense increased 6.6% during 1997 as compared to 1996. This increase in 1997 relates to higher contingent rentals, rentals on newly opened theatres and rentals related to the sale and leaseback transaction completed in late 1996, partially offset by the decrease in the number of weighted average operating theatres. Occupancy expense includes non-cash charges relating to the effect of escalating leases which have been "straight lined" for accounting purposes of $3.7 million and $3.1 million for 1997 and 1996, respectively.

     MISCELLANEOUS OPERATING EXPENSES. Miscellaneous operating expenses decreased 2.4% during 1997 as compared to 1996. This decrease in 1997 relates primarily to reduced utilities, repairs and maintenance and insurance associated with fewer weighted average theatres, partially offset by additional expenses associated with the Satellite Theatre Network-TM-.

OTHER EXPENSES FOR THE YEARS ENDED DECEMBER 1998, 1997 AND 1996

General and Administrative Expense and Restructuring Charge

     General and administrative expense consists primarily of costs associated with corporate theatre administrative and operating personnel, Satellite Theatre Network-TM- sales and marketing staff and other support functions located at United Artists' corporate headquarters, two film booking and regional operating offices and 14 district theatre operations offices (generally located in theatres). At the end of 1996, United Artists initiated a corporate restructuring plan intended to provide a higher level of focus on United Artists' domestic theatrical business at a lower annual cost. As a result of this corporate restructuring plan which was substantially completed in January 1997, general and administrative expenses decreased $0.9 million for 1998 as compared to 1997 and $10.8 million for 1997 as compared to 1996. During 1997 and 1996, United Artists recorded $0.8 million and $1.9 million, respectively, of restructuring charges relating to severance and other expenses related to United Artists' corporate restructuring.

Depreciation and Amortization and Provisions for Impairments

     Depreciation and amortization expense includes the depreciation of theatre buildings and equipment, the amortization of theatre lease costs and certain non-compete agreements. Depreciation and amortization decreased $5.1 million for 1998 as compared to 1997 and $15.2 million for 1997 as compared to 1996. These decreases were primarily due to lower amortization from non-compete agreements which were fully amortized during 1997 and changing the useful lives of certain assets during 1998, partially offset by increased depreciation on newly opened theatres. United Artists recorded approximately $9.0 million and $24.0 million of amortization expense during 1997 and 1996, respectively, on non-compete agreements and certain other assets acquired as part of the Acquisition which were fully amortized in May 1997.

Provisions for impairments relates to non-cash charges for the differences between the historical book value of individual theatres (in some cases groups of theatres) and the discounted cash flow expected to be received from the operation or future sale of the individual theatre (or groups of theatres). United Artists recorded non-cash provisions for asset impairments of $36.3 million, $35.0 million, and $9.5 million during the years ended December 31, 1998, 1997, and 1996, respectively.

Operating Income (Loss)

     United Artists incurred an operating loss of $2.3 million during 1998 versus generating operating income of $1.6 million and $1.3 million during 1997 and 1996, respectively. The decrease in operating income during 1998 was primarily due to reduced revenue, partially offset by reduced general and administrative expenses and depreciation and amortization. The increase in operating income during 1997 was primarily due to increased revenue, reduced general and administrative expenses and depreciation and amortization, partially offset by increased provisions for impairments.

Interest, Net

     Interest, net increased $11.3 million in 1998 as compared to 1997 and decreased $0.3 million in 1997 as compared to 1996. The 1998 increase was primarily due to the redemption of United Artists' preferred stock with the proceeds from the issuance of the Senior Subordinated Notes and a portion of the Senior Credit Facilities. The 1997 decrease was primarily due to a slightly lower average outstanding debt balance. United Artists capitalized $1.5 million of interest during 1998 to various construction projects.

Gain on Disposition of Assets, Net

     In 1998, United Artists sold the majority of its remaining international theatrical exhibition assets for $3.0 million of cash, $0.5 million of stock of the acquiring company and a $3.0 million note. In addition, United Artists sold certain other operating theatres and non-operating real estate for which net cash proceeds of $16.0 million were received. In conjunction with these sales, United Artists recognized $1.0 million of gains. During April 1997, United Artists sold its 50% interest in a Hong Kong theatre company to its partner for approximately $17.5 million and during September 1997, United Artists sold its theatre investments in Mexico and the majority of its theatre assets in Argentina for approximately $25.0 million. In addition, various non-strategic or underperforming operating theatres and real estate assets were sold for net cash proceeds of approximately $27.5 million. As a result of these 1997 sales United Artists recognized $28.0 million of gains. During 1996, United Artists sold certain theatres for which cash proceeds of $23.5 million were received and $2.7 million of gains were recognized.

Income Tax Expense

   Income tax expense consists of current state and Federal income taxes from United Artists less than 80%-owned consolidated subsidiaries. On February 10, 1998, United Artists filed a private letter ruling with the Internal Revenue Service (the "IRS") requesting an extension of time to file a Section 197 election. This election allows for the amortization of various intangible assets over 15 years. On June 8, 1998, the IRS granted United Artists' request and, on August 6, 1998, United Artists filed a Section 197 election along with its amended 1993 income tax return. As United Artists had previously been amortizing certain intangible assets acquired as part of the Acquisition over a five year period, the effect of the Section 197 election was to reduce United Artists' net operating loss carryforward and increase the basis of certain intangible assets, which will be amortized, and provide for future tax deductions. The Section 197 election also enabled United Artists to conclude the IRS audit for the years ending December 31, 1992, 1993 and 1994. As a result of the audit the net operating loss was reduced further by various items which were reclassified as Section 197 assets. These items will be amortized and will provide United Artists with additional future deductions. As United Artists had fully reserved the deferred tax asset associated with its net operating loss carryforward, there is no financial statement impact associated with the reduction in its net operating loss carryforward. At December 31, 1998, United Artists has a net operating loss carryforward of approximately $183.0 million. United Artists' income tax returns for the years ended December 31, 1995, 1996 and 1997 are currently being audited by the IRS. The outcome of this audit may reduce the amount of United Artists' net operating loss carryforward and/or change the basis (and thus future tax depreciation) related to certain assets. United Artists believes that the result of the audit will not have a material adverse effect on its financial condition or results of operation.

Discontinued Operations

     During 1998, United Artists established a plan to dispose of its entertainment center business operations. The net loss from the discontinued operations was $14.2 million, $5.4 million, and $1.5 million for 1998, 1997, and 1996, respectively. Included in the net loss from discontinued operations was interest expense of $1.1 million, $1.3 million, and $0.7 million for 1998, 1997, and 1996, respectively. The anticipated loss from disposition was $6.1 million during 1998 which represents future losses. Additionally, the net loss from discontinued operations included non-cash provisions for asset impairments is $10.7 million and $1.0 million for 1998 and 1997 respectively.

Extraordinary Item

     As a result of the repayment of United Artists' Prior Credit Facilities and Senior Secured Notes during 1998, United Artists recognized an extraordinary loss on the early extinguishment of debt of $7.9 million, consisting of a $3.6 million prepayment premium on the Senior Secured Notes and approximately $4.3 million of unamortized deferred loan costs.

Net Loss Available to Common Stockholders

     United Artists incurred a net loss available to common stockholders of $98.0 million compared to net losses available to common stockholders of $50.8 million and $66.7 million for 1997 and 1996, respectively. The increase in the 1998 net loss relates primarily to charges for the discontinuance of the entertainment center operations, the extraordinary expense for the early extinguishment of debt, and the gain on the disposition of assets during 1997. The decrease in the 1997 net loss relates primarily to the gain on the disposition of assets during 1997, partially offset by increased non-cash provisions for asset impairments and reduced operating results for the discontinued operations. Excluding these unusual items, the net losses available to common stockholders for 1998, 1997 and 1996 would have been as follows (dollars in millions):

                                                                         1998             1997           1996
                                                                        ------           ------         -----
         Net loss available to common stockholders..........            $(98.0)          (50.8)         (66.7)
         Provisions for impairment..........................              36.3            35.0            9.5
         Gain on disposition of assets......................              (1.0)          (28.0)          (2.7)
         Discontinued operations............................              20.3             5.4            1.5
         Loss on early extinguishment of debt...............               7.9               -              -
                                                                        ------           -----          -----
                                                                        $(34.5)          (38.4)         (58.4)
                                                                        ------           -----          -----
                                                                        ------           -----          -----

LIQUIDITY AND CAPITAL RESOURCES

     For the thirteen weeks ended April 1, 1999, $21.0 million of cash was used in United Artists' operating activities. This operating use of cash, in addition to $15.4 million of cash used for capital expenditures and other investing activities, was provided by $34.2 million of financing activities and $2.2 million of cash balances available at December 31, 1998. For the year ended December 31, 1998, net cash provided by United Artists' operating activities was $43.7 million. This net cash provided by operating activities in addition to $68.2 million of cash provided by financing activities, $2.4 million provided by other investing activities and $2.6 million of cash on hand was used to fund $116.9 million of capital expenditures for 1997 and 1998 theatre openings and future projects and on-going maintenance expenditures.

     Substantially all of United Artists' admissions and concession sales revenue are collected in cash. Due to the unfavorable interest rate spread between bank facility borrowings and cash investments, United Artists seeks to use all of its available cash to repay its revolving bank borrowings and borrow under those facilities as cash is required. United Artists benefits from the fact that film expenses (except for films that require advances or guarantees) are usually paid 15 to 45 days after the admissions revenue is collected.

     During May 1998, United Artists completed the offering of $225.0 million of its 9.75% Fixed Rate Subordinated Notes due April 15, 2008, and the offering of $50.0 million of its Floating Rate Subordinated Notes due October 15, 2007 and entered into the $450.0 million Senior Credit Facility with a final maturity of April 21, 2007.

     The proceeds from the offerings of the Senior Subordinated Notes and a portion of the borrowings under the Senior Credit Facilities were used to repay the outstanding borrowings of $272.5 million under UATC's Prior Credit Facilities and to fund the redemption of United Artists' Preferred Stock (approximately $159.2 million) and the redemption of UATC's $125.0 million Senior Secured Notes at 102.875% of par value plus accrued but unpaid interest of $0.8 million.

     As part of its strategic plan, United Artists intends to continue to dispose of, through sale or lease terminations, certain of its non-strategic or underperforming operating theatres and real estate. Net proceeds, if any, from these increased disposition efforts are expected to be used to repay existing debt or to be redeployed into the renovation and/or expansion of existing theatres and new, larger (in terms of screens), higher margin theatres. While there can be no assurance that such sales or lease termination efforts will be successful, negotiations are ongoing with respect to several theatres and parcels of real estate. During the thirteen weeks ended April 1, 1999, United Artists closed or sold six theatres (27 screens). During the year ended December 31, 1998, United Artists closed or sold 32 theatres (137 screens). The theatres that were closed were primarily smaller, older theatres that were not part of United Artists' long term strategic plans or were underperforming.

     In an effort to limit the amount of investment exposure on any one project, United Artists typically develops theatre projects where both the land and building are leased through long-term operating leases. Where such lease transactions are unavailable, however, United Artists will invest in the land and development of the entire theatre facility (fee-owned) and then seek to enter into a sale and leaseback transaction. Regardless of whether the theatre is leased or fee-owned, in most cases the equipment and other theatre fixtures are owned by United Artists. For the thirteen weeks ended April 1, 1999, United Artists invested $10.2 million on eight theatres (101 screens) which opened during 1998 and approximately $11.1 million on the development of three new theatres (41 screens), one theatre (12 screens) on an existing drive-in and renovations, expansions, and the addition of stadium seating to four existing theatres (51 screens) expected to open during the remainder of 1999 and recurring maintenance to certain existing theatres. For the year ended December 31, 1998, United Artists invested approximately $7.1 million on five theatres (52 screens) which opened in 1997, $87.7 million on the development of 13 new theatres (150 screens) that opened in 1998, the addition of stadium seating to two theatres (22 screens) and the renovation of two existing theatres which opened during the period, and $1.0 million on construction of five new theatres (68 screens) and the renovation of three theatres (36 screens) expected to open during 1999 and $21.1 million on theatre point-of-sale systems, corporate computers and systems and recurring maintenance on certain existing theatres.

     In December 1995, UATC and UAR entered into the 1995 Sale and Leaseback whereby the land and buildings underlying 27 of their operating theatres and four theatres and a screen addition under development were sold to, and leased back from an unaffiliated third party. In conjunction with the 1995 Sale and Leaseback, the buyer of the properties issued certain publicly traded bonds. The lease of the properties by UATC required UATC to enter into a Participation Agreement that requires UATC to comply with certain covenants including limitations on indebtedness and restricted payments.

     In November 1996, UATC entered into a sale and leaseback transaction whereby the buildings and land underlying three of its operating theatres and two theatres under development were sold to, and leased back from, an unaffiliated third party.

     In December 1997, UATC entered into a sale and leaseback transaction whereby two theatres under development were sold to, and leased back from, an unaffiliated third party for approximately $18.1 million. At April 1, 1999, approximately $9.1 million of the sales proceeds were held in escrow and will be paid under the terms of the sale and leaseback to reimburse UATC for certain of the construction costs associated with the two theatres.

     At April 1, 1999, United Artists had entered into construction or lease agreements for three new theatres (41 screens), one theatre (12 screens) on an existing drive-in and for renovations, expansions and the addition of stadium seating to four existing theatres (51 screens) that United Artists intends to open during 1999. United Artists estimates that capital expenditures associated with these theatres and ongoing maintenance will aggregate approximately $39.0 million, exclusive of the cash received from the 1997 sale and leaseback. Such amounts relate only to projects in which United Artists had executed a definitive lease and all significant lease contingencies have been satisfied. United Artists expects additional capital expenditures, primarily with regard to the renovation or expansion of existing key locations. Because a significant portion of United Artists' future capital spending plans relate to the renovation and/or expansion of existing key locations, the timing of such commitments and expenditures are much more flexible and thus can be matched to net cash provided by operating activities, asset sales and other sources of capital.

     United Artists is party to interest rate collar agreements on $225.0 million of floating rate debt which provide for a LIBOR interest rate cap ranging between 6% and 7 1/2% per annum and LIBOR interest rate floors ranging between 5 1/4% and 5 1/2%, and expire at various dates through August 2001. The terms of the Senior Bank Credit Facilities require United Artists to obtain interest rate hedges on a certain portion of its indebtedness thereunder. Amounts paid to the counterparties to the interest rate collar agreements are recorded as an increase to interest expense and amounts received from the counterparties to the interest rate collar agreements are recorded as a reduction of interest expense.

     The level of continued investing activities by United Artists is dependent on, among other factors, its on-going operating liquidity and other sources of liquidity. One measure commonly used in the theatrical industry to measure operating liquidity is referred to as "Interest Coverage." Interest Coverage is the ratio of Operating Cash Flow (defined as EBITDA - earnings before interest, taxes, depreciation, amortization - plus other non-recurring or non-cash operating credits or charges) to interest expense (excluding amortization of deferred loan costs). Following is a calculation of Operating Cash Flow and Interest Coverage for each of the last three years and the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998, including a reconciliation of Operating Income to Operating Cash Flow. Additionally, information from the statements of cash flow is presented for each of the last three years in the following table (dollars in millions):

                                                                                                      THIRTEEN    THREE
                                                                                                       WEEKS      MONTHS
                                                                               YEAR ENDED              ENDED      ENDED
                                                                               DECEMBER 31,            APRIL 1,  MARCH 31,
                                                                     1998        1997*       1996*      1999      1998*
                                                                    -------     ------      ------     ------    ------
                                                                                     (DOLLARS IN MILLIONS)
Operating income (loss) from continuing operations.............     $  (2.3)    $  1.6      $  1.3      (10.6)   $ 12.2
Depreciation and amortization..................................        53.9       59.0        74.2       14.2      13.5
Provision for asset impairments................................        36.3       35.0         9.5         --        --
Non-cash rent..................................................         4.0        3.7         3.1        1.2       0.9
Severance, litigation and restructuring charges................         0.3        0.8         1.9         --        --
                                                                    -------     ------      ------     ------    ------
  Operating cash flow..........................................     $  92.2     $100.1      $ 90.0     $  4.8    $ 26.6
                                                                    -------     ------      ------     ------    ------
                                                                    -------     ------      ------     ------    ------
Interest expense...............................................     $  54.5     $ 42.6      $ 42.7       15.4    $ 10.0
                                                                    -------     ------      ------     ------    ------
                                                                    -------     ------      ------     ------    ------
Interest coverage ratio........................................         1.7x       2.4x        2.1x       0.3x      2.6x
                                                                    -------     ------      ------     ------    ------
                                                                    -------     ------      ------     ------    ------
Statement of cash flow information:
     Net cash provided by (used in) operating activities.......     $  43.7     $ 51.0      $ 30.8     $(21.0)   $ (0.6)
     Net cash used in investing activities.....................      (114.5)      (4.6)      (55.9)     (15.4)    (20.2)
     Net cash provided by (used in) financing activities.......        68.2      (45.7)        2.7       34.2      17.3
                                                                    -------     ------      ------     ------    ------
     Net cash flow.............................................     $  (2.6)    $  0.7      $(22.4)    $ (2.2)   $ (3.5)
                                                                    -------     ------      ------     ------    ------
                                                                    -------     ------      ------     ------    ------
     Ratio of earnings to fixed charges (1)....................          --         --          --         --       1.1x

--------------
(1) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by United Artists to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges for each of the years ended December 31, 1998, 1997 and 1996 and the thirteen weeks ended April 1, 1999 by $58.9 million, $18.8 million, $42.5 million, and $25.5 million, respectively.

*Restated


     Operating Cash Flow is one measure of value and borrowing capacity commonly used in the theatrical exhibition industry and is not intended to be a substitute for Operating Cash Flow as defined in United Artists' debt agreements or for cash flows provided by operating activities, a measure of performance provided herein in accordance with generally accepted accounting principles, and should not be relied upon as such. The Operating Cash Flow as set forth above does not take into consideration certain costs of doing business, and as such, should not be considered in isolation to other measures of performance.

     Another measure of liquidity is net cash provided by operating activities as reflected in the accompanying Consolidated Statements of Cash Flow. For the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998, $10.6 million, and $0.6 million of net cash was used in United Artists' operating activities, respectively. Net cash provided by operating activities was $43.7 million, $51.0 million and $30.8 million for the years ended December 31, 1998, 1997 and

1996, respectively. This measurement sets forth the net cash from the operations of United Artists which was available for United Artists' liquidity needs after taking into consideration certain additional costs of doing business which are not reflected in the Operating Cash Flow calculations discussed above.

     United Artists believes that the net cash provided by operations in future periods and borrowings available under the Senior Credit Facilities will be sufficient to fund its future cash requirements. United Artists expects the future cash requirements will principally be for repayments of indebtedness, working capital requirements and capital expenditures. United Artists' future operating performance and ability to service its current indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond United Artists' control. Additionally, United Artists' ability to incur additional indebtedness may be limited by covenants contained in the Participation Agreement relating to the 1995 Sale and Leaseback discussed above.

SEASONALITY

     United Artists' revenues have been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most successful motion pictures have been released during the summer extending the period from Memorial Day to Labor Day and the holiday season extending from Thanksgiving through year-end. The unexpected emergence of a hit film during other periods can alter this traditional trend. The timing of such film releases can have a significant effect on United Artists' results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter or for the same period in the following year.

YEAR 2000

     United Artists has initiated a review of its internal information systems for potential year 2000 transition problems. There exists the possibility that some equipment reliant upon computer chips that have a date sensitive component will not operate correctly after December 31, 1999 and that system failures could occur. United Artists' review encompasses this type of equipment, segmented into three broad areas: computer based systems in United Artists' theatres; computer based systems at United Artists' administrative offices; and products and services provided by outside vendors.

     COMPUTER BASED SYSTEMS IN UNITED ARTISTS' THEATRES: United Artists' theatres utilize a number of computerized systems that may encounter year 2000 problems. Some of the systems that may experience year 2000 problems include the point-of-sale ("POS") system, the projection and sound system, the energy management system and other ancillary systems. The POS system records sales transactions, issues admission tickets and relays the daily operational information to United Artists' corporate computer system. United Artists initiated a plan to replace its outdated POS system in 1993. The new POS system has been tested and is expected to be year 2000 compliant. At April 1, 1999, replacement of United Artists' POS system was approximately 70% complete. United Artists expects that by December 31, 1999 all of its operating theatres will be equipped with the new POS system. If the new POS system were to malfunction or fail, manual backup systems currently in place at the theatres could be utilized.

     Most all of the United Artists' theatres are equipped with projection and sound systems and energy management systems which are automated. If either the projection and sound systems or energy management systems were to malfunction or fail as a result of a year 2000 problem, manual backup systems currently in place at the theatres could be utilized.

     Certain theatres utilize other systems that may experience a malfunction or failure as a result of a year 2000 problem. These systems include elevators, escalators and fire and sprinkler systems. Failure of any of these systems should not be material to the operations of the theatres taken as a whole.

     COMPUTER BASED SYSTEMS AT UNITED ARTISTS' ADMINISTRATIVE OFFICES: United Artists' corporate administrative offices utilize a number of computerized systems that may encounter year 2000 problems. The most significant of these systems are the financial information systems (i.e. general ledger, accounts payable, payroll and management information systems), and the telecommunications systems. During 1998 United Artists purchased and implemented a new general ledger and accounts payable system. An upgrade to the existing payroll system will be implemented during 1999. These financial information systems have been tested and appear to be year 2000 compliant. A failure of any of these systems could impact the ability of United Artists to provide accurate financial information. Such failure or malfunction could also delay payments to both vendors and employees. While manual systems of information gathering and monetary disbursements are available, these backup manual systems would be very expensive to utilize.

     The telecommunications systems allow United Artists to obtain the daily operational information for each of its theatres and to communicate with the theatres and all vendors and suppliers. The telecommunication systems have been tested and appear to be year 2000 compliant.

     PRODUCTS AND SERVICES PROVIDED BY OUTSIDE VENDORS: United Artists is very dependent upon products and services provided by outside vendors. Year 2000 compliance by these vendors is voluntary and outside of the control of United Artists. The major products and services that United Artists is dependent upon vendors for are film supply, concessions inventory and utilities. If any of these vendors were to experience year 2000 problems, United Artists could experience material and adverse consequences. United Artists has been advised by its major vendors that they expect to be year 2000 compliant.

     United Artists is very dependent upon the banking industry for depositing daily cash receipts and making vendor and payroll disbursements. United Artists primarily utilizes large, national banks and generally anticipates no material and adverse year 2000 problems from them. If, however, the banking industry were to experience year 2000 problems, United Artists could experience material and adverse consequences.

     Although this review is still in progress, United Artists believes that conversion requirements will not result in significant disruption of United Artists' business operations or have a material adverse effect on its future liquidity or results of operations. United Artists' cost associated with year 2000 upgrades and preventative measures is expected to be less than $0.5 million.

NEW ACCOUNTING PRONOUNCEMENTS

     During 1998, the Emerging Issues Task Force (EITF) released No. 97-10, "The Effect of Leasee Involvement in Asset Construction." Issue No. 97-10 is applicable to entities involved on behalf of an owner-lessor with the construction of an asset that will be leased to the lessee when construction of the asset is completed. In certain construction projects, United Artists is responsible for directly paying project costs that are in excess of an agreed upon amount to be paid for by the owner-lessor. Generally, these project costs paid by United Artists include elements that are considered to be structural in nature as defined by Issue No. 97-10. As a result, United Artists believes it would be considered the owner of these projects during construction. The consensus reached in Issue No. 97-10 applies to construction projects committed to after May 21, 1998 and also to those projects that were committed to on May 21, 1998 if construction does not commence by December 31, 1999. Unless United Artists changes the manner in which it contracts for the construction of theatres, United Artists believes that Issue No. 97-10 will require certain of its future operating leases to be recorded as lease financing obligations. United Artists is in the process of evaluating the impact of Issue No. 97-10 on its consolidated financial position, results of operation and cash flows.

     During 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." The Statement expands the definition of derivatives and requires that derivative instruments be recorded at fair market value on the balance sheet and changes in the fair value be recognized in the calculation of net income unless specific hedge accounting criteria are met. Qualifying financial instruments to which United Artists is a party include borrowings under the Senior Credit Facility, interest rate swap agreements and interest rate collar agreements. The effective date for SFAS No. 133 is for fiscal years beginning after June 15, 1999. United Artists has not quantified the impact of adopting SFAS No. 133 on its financial position, results of operation or cash flow and has not determined the timing of adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in net income and comprehensive income.

     During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Reporting on Internal Use Software" and Statement of Position 98-5 ("SOP 98-5") "Reporting on Start-up Costs." SOP 98-1 provides guidance on accounting for the cost of computer software obtained for internal use and requires that certain costs of internally generated computer software be capitalized rather than expensed. SOP 98-5 requires that entities expense the costs of start-up activities as they are incurred. The effective date for SOP 98-1 and SOP 98-5 is for fiscal years beginning after December 15, 1998. Adoption of SOP 98-1 and SOP 98-5 has not materially effected United Artists' consolidated financial position, results of operation or cash flow.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

United Artists is subject to market risk associated with changes in interest rates on its debt obligations. United Artists manages its interest rate risk through a combination of fixed and floating rate debt obligations and by selectively entering into interest rate cap and interest rate collar agreements. The table presented below provides information about United Artists' financial instruments that are sensitive to changes in interest rates (amounts in millions):

                                             Expected Maturity Date April 1,
                             -----------------------------------------------------------
                                                                                                          Fair
                             2000      2001      2002     2003      2004      Thereafter       Total      Value
                             ----      ----      ----     ----      ----      ----------       -----      -----
Long-Term Debt
  Fixed Rate                 $ 4.7     3.0         0.5      0.4      0.4        228.3          236.8       203.1
  Avg. Interest Rate           9.0%    9.4         7.9      7.8      7.8          9.7            9.7

  Floating Rate              $ 3.5     3.5         5.6     15.8     27.8        401.1          457.3       457.3
  Avg. Interest Rate            (1)     (1)         (1)      (1)      (1)          (1)            (1)

Interest Rate Collars
  (notional amount)          $75.0       -       150.0        -        -            -          225.0        (0.8)
Avg. Interest Rate
  Interest Rate Cap             (2)     (2)         (2)      (2)      (2)          (2)            (2)
  Interest Rate Floor           (3)     (3)         (3)      (3)      (3)          (3)            (3)

(1) The weighted average floating interest rate at April 1, 1999 was 8.84%.
(2) The average interest rate cap was 6.5% through July 1999 and 6.0% through August 2001.
(3) The average interest rate floor was 5.4% through July 1999 and 5.5% through August 2001.

                             BUSINESS

OVERVIEW

     United Artists is a leading motion picture exhibitor in North America and, in the United States, operates 2,158 screens at 313 theatres located in 23 states. United Artists licenses films from all major and substantially all independent film distributors and derives revenues primarily from theatre admissions and concession sales. United Artists operates screens in eight of the ten largest demographic market areas ("DMAs") in the United States and approximately 45.3% of United Artists' screens are located in the top 20 DMAs. In addition, approximately 31.5% of United Artists' screens (680 screens) have been constructed since January 1, 1992. United Artists believes that it is one of the largest single exhibitor, based on number of screens, in many of its core areas of operation and this market position provides several operating benefits. Theatre operations in six states (California, New York, Pennsylvania, Florida, Texas and Colorado) accounted for approximately 58.5% and 56.9% of United Artists' total theatres and screens, respectively, at April 1, 1999 and 61.7% and 61.8% of United Artists' theatrical revenue, and theatrical EBITDA, respectively, for the twelve months ended April 1, 1999.

     In December 1996, United Artists implemented a corporate restructuring and refocused its investment strategy on its core U.S. business. Since that time, United Artists has: (i) reduced its corporate general and administrative expenses; (ii) improved its operations in its core areas of operation through the development of new theatres and the refurbishing or expansion of certain existing key theatres; (iii) implemented operational improvements; and (iv) accelerated the divestitures of underperforming and non-strategic theatres.

     United Artists has invested more than $477.1 million since January 1, 1992 toward improving the quality of its asset base by, among other things, renovating existing theatres and constructing new state-of-the-art theatres. Approximately 31.5% of United Artists screens have been constructed since January 1, 1992. Virtually all of the theatres United Artists has built since 1997 are state-of-the-art, 10 to 16 screen multiplex theatres with stadium seating, high-backed rocking seats, digital sound, expanded concession areas and other state-of-the-art design features and amenities. All new theatres currently planned will also include these state-of-the-art amenities and many existing theatres are being, or will be, upgraded with stadium seating and other state-of-the-art features. As compared to the prior generation of non-stadium theatres, United Artists believes that these theatres provide a higher quality entertainment experience for patrons and significant operating efficiencies and improved economics for United Artists. At April 1, 1999, United Artists operated 24 theatres (245 screens) which offered stadium seating. At April 1, 1999, approximately 88.1% of United Artists' screens were located in theatres with five or more screens. United Artists' average number of screens per theatre has increased 43.8% from 4.8 at January 1, 1992 to 6.9 at April 1, 1999.

     United Artists was incorporated in the State of Delaware in May 1992. United Artists' executive offices are located at 9110 E. Nichols Avenue, Suite 200, Englewood, Colorado 80112-3405. United Artists' telephone number at its executive offices is (303) 792-3600.

INDUSTRY OVERVIEW

     More than 530 participants in the domestic motion picture theatre exhibition business operate approximately 34,000 screens in North America. In 1998 the top ten companies operated approximately 53.0% of the total screens as compared to 31.0% in 1986. The remainder of the domestic motion picture theatre exhibition industry is highly fragmented, with the remaining 47.0% of the screens being operated by approximately 520 exhibitors. United Artists has one of the largest shares of total screens with approximately 6.4% of all screens in North America.

     Exhibitors have generally turned to multi-screen formats with smaller auditoriums. Typically, multi-screen theatres ("multiplexes") have six or more screens per theatre, although in some instances multiplexes may have as many as 30 screens in a single theatre. The multiplex format provides numerous benefits for theatre operators, including allowing facilities (concession stands and restrooms) and operating costs (lease rentals, utilities and personnel) to be allocated over a larger base of screens and patrons. Multiplexes have varying seating capacities (typically from 100 to 500 seats) that allow for multiple showtimes of the same film and a variety of films with differing audience appeal to be shown. They also provide the flexibility to shift films to larger or smaller auditoriums depending on their popularity. To limit crowd congestion and maximize the efficiency of floor and concession staff, the starting times of films at multiplexes are staggered.

The growth in the number of screens operated nationally has accelerated significantly over the past two years with a 7.2% increase in each of 1997 and 1998. In contrast, the annual average rate of increase since 1978 was only approximately 4.9%. Because auditorium size is generally smaller in a multi-plex theatre, the number of seats has increased at a much slower rate than screens.

     Certain trends in the theatre exhibition industry favor larger, better capitalized companies, creating an environment for new construction and consolidation. Foremost among these trends is larger exhibitors actively seeking and building multiplexes or megaplexes. Moreover, many smaller theatre owners who operate older cinemas without state-of-the art stadium seating and projection and sound equipment may not have the capital required to maintain or upgrade their circuits. The growth of the number of screens, strong domestic consumer demand, and growing foreign theatrical and domestic and foreign ancillary revenue opportunities have led to an increase in the volume of major film releases. The greater number of screens has allowed films to be produced for and marketed to specific audience segments (e.g., horror films for teenagers) without using capacity required for mainstream product.

     The greater number of screens has also prompted distributors to increase promotion of new films. Not only are there more films in the market at any given time, but the multiplex format allows for much larger simultaneous national theatrical release. In prior years a studio might have released 1,000 prints of a major film, initially releasing the film only in major metropolitan areas, then gradually releasing it in smaller cities and towns nationwide. Today studios might release over 3,000 prints of a major film and open it nationally in one weekend. These national openings have made up-front promotion of films critical to attract audiences and stimulate word-of-mouth advertising.

     Motion pictures are generally made available through various distribution methods at various dates after the theatrical release date. The release dates of motion pictures in these other "distribution windows" begin four to six months after the theatrical release date with video cassette rentals, followed generally by off-air or cable television programming including pay-per-view, pay television, other basic cable and broadcast network syndicated programming. These new distribution windows have given producers the ability to generate a greater portion of a film's revenues through channels other than theatrical release. This increased revenue potential after a film's initial domestic release has enabled major studios and certain independent producers to increase film production and theatrical advertising. The additional non-theatrical revenue has also allowed for higher individual film production and marketing costs. The total cost of producing and distributing a picture averaged approximately $52.7 million in 1998 compared with approximately $17.5 million in 1986. The average cost to advertise and promote a picture averaged approximately $25.3 million in 1998 as compared with $6.7 million in 1986.

     These higher costs have made a large successful theatrical release more important. Distributors strive for a successful opening run at the theatre to establish a film and substantiate the film's revenue potential both internationally and through other release windows. The value of home video and pay cable distribution agreements frequently depends on the success of a film's theatrical release. Furthermore, the studios' revenue-sharing percentage and ability to control who views the product within each of the distribution windows generally declines as one moves farther from the theatrical release window. Because theatrical distribution remains the cornerstone of a film's financial success, it is the focal distribution window for the public's evaluation of films and motion picture promotion.

     Although it cannot provide any assurances, management expects that the overall supply of films will continue to increase. Over the past four years there has been an increase of approximately 8.6% in the number of motion pictures rated by the Classification and Rating Administration. There has also been an increase in the number of major studios and reissues of films as well as an increased popularity of films made by independent producers. During the past four years the number of large budget films and the level of marketing support provided by the production companies has risen, as evidenced by the increase in average production costs and average advertising costs per film of 53.7% and 57.5%, respectively from 1994 to 1998.

BUSINESS AND OPERATING STRATEGY

     United Artists' operating and capital investment strategy is to continue focusing on improving on the quality of its key operating theatres and the quality of its daily operations. Key elements include:

     REFOCUS OVERHEAD AND CAPITAL INVESTMENT STRATEGY. In December 1996, United Artists implemented a corporate restructuring and refocused its investment strategy on its core U.S. business. United Artists' core business strategy focuses management's attention and capital resources on those geographic areas where United Artists intends to strengthen and defend its current position. United Artists has also implemented operational improvements and overhead reductions intended to increase United Artists' result of operations and has sold or closed several underperforming or non-strategic theatres. The corporate restructuring plan resulted in a higher level of focus by United Artists on its domestic theatrical business. It also resulted in a 35.1% reduction in corporate general and administrative expenses, from a running rate of $37.0 million for the year ended December 31, 1996 to $24.0 for the twelve months ended April 1, 1999. These savings were achieved primarily through headcount reductions and a consolidation of regional administrative offices.

     REBUILD OR EXPAND EXISTING KEY THEATRE LOCATIONS AND DEVELOP NEW THEATRES. United Artists plans to continue increasing its number of screens and operating margins by focusing its capital investment activities on the renovation or expansion of existing theatres in its core areas of operation. All currently planned theatre renovations and expansions will include, among other things, the addition of stadium seating. The theatres selected for renovation and expansion will be those with favorable historical operating results for which a renovation or expansion will provide the theatre with a competitive advantage.

     United Artists will also build several new state-of-the-art theatres within its core areas of operation. United Artists is developing higher margin multiplexes of 12 to 18 screens and is seeking to increase concession sales through, among other things, more efficient theatre design. United Artists is also constructing its new theatres with stadium seating, digital sound, more comfortable seats and other popular design features and amenities. United Artists believes that these theatres will have an optimal relationship between the number of screens (12 to 18) and the size of the auditoriums (125 to 400 seats). These theatres are designed to increase the revenue per square foot generated by the facility and reduce the cost per square foot of constructing and operating the theatres. This multiplex strategy, in combination with an emphasis on concession sales, is designed to improve revenue and profitability by enhancing attendance and concession sales, theatre utilization and operating efficiencies, and provide more efficient clustering around regional and district management centers. United Artists believes that theatres which are larger than 18 screens tend to have a higher level of return risk because they require a larger capital investment and require a larger drawing area (thus, more potential competition) to be successful, generally resulting in a diminishing return on capital investment for the incremental screens.

     During 1998, United Artists opened 13 new theatres (150 screens), added stadium seating to two theatres (22 screens), and renovated two additional theatres. Seven of its new theatres (83 screens) opened were expansions, rebuilds or replacements of existing theatres, containing 30 screens. During 1999, United Artists plans to open four new theatres (53 screens) and renovate and add stadium seating to four existing theatres (51 screens).

     MANAGE INDIVIDUAL THEATRE CAPITAL REQUIREMENTS. Even though United Artists plans to continue to develop several new state-of-the-art theatres each year, it intends to reduce individual theatre financial leverage and capital requirements by focusing on expanding, renovating and rebuilding many of its key locations. In many cases, these existing key locations can be transformed into state-of-the-art multiplex stadium seating theatres without competing against other operators for the location and incurring higher rent and excessive preconstruction costs. Furthermore, existing structures can be utilized while being refurbished, helping reduce overall construction costs. United Artists' renovation of theatres in successful locations eliminates much of the geographic risk related to a project's success.

     In order to reduce the overall investment in new theatres, United Artists has entered into "build to suit" and other landlord leasing arrangements including sale and leaseback transactions. United Artists also intends to continue to sell non-strategic and underperforming assets and expects to redeploy capital to its core U.S. business. This strategy is intended to provide increased liquidity from the disposal of non-cash flow producing investments and theatres with limited growth potential.

     DIVEST OR FIND ALTERNATIVE USES FOR UNDERPERFORMING THEATRES. United Artists' 1996 corporate restructuring was also designed to rationalize underperforming or non-strategic assets by: (i) terminating leases for underperforming theatres; (ii) selling real estate underlying non-strategic or underperforming theatres; (iii) divesting theatres in non-core areas; (iv) exchanging theatres in non-core areas for theatres in core areas; and (v) finding new operating techniques or alternative uses for underperforming theatres. During the thirteen weeks ended April 1, 1999, United Artists closed or sold six theatres (26 screens). During 1998, United Artists sold the majority of its remaining international theatrical exhibition assets for $3.0 million of cash, $0.5 million of stock of the acquiring company and a $3.0 million note. In addition, United Artists sold certain non-operating real estate assets and closed or sold 32 underperforming or non-strategic theatres (138 screens) for which net cash proceeds of $16.0 million were received. Many of the theatres closed or sold were not profitable or were located in areas that are not part of United Artists' long-term strategic plans. United Artists has identified 49 operating theatres and owned real estate (321 screens) that are not considered strategically important or are underperforming. United Artists plans to sell or close these theatres during the next several years, although there can be no assurance that United Artists will be able to accomplish such divestitures or closings.

     IMPLEMENT OPERATIONAL IMPROVEMENTS. United Artists has recognized theatre and concession operating efficiencies through heightened focus on increasing concession sales, managing theatre payrolls and variable costs and increased staff training. Concession sales per capita increased by approximately 5.5% for the twelve months ended April 1, 1999 versus the twelve months ended March 31, 1998 and 5.6% annually on average from 1993 to 1998. Management believes that there are opportunities to achieve additional operating efficiencies by disposing of underperforming theatres, renovating and expanding certain existing theatres, developing new multiplex stadium theatres and continuing to control theatre level operating expenses. The area of focus for 1999 for those theatres identified as underperforming or non-strategic will primarily be to implement operating techniques to improve operating results as a theatre, find other uses or divestiture.

     ENHANCE STUDIO/DISTRIBUTOR RELATIONSHIPS. Management intends to continue to enhance and balance its studio relationships to obtain the optimal number of marketable motion pictures at film rental percentages that are consistent with prior results. United Artists believes that it will continue to increase the number of prints it obtains from each studio as it increases the number of its screens in select locations. This can be accomplished by leveraging attractive existing theatre locations through renovation and expansion and through the development of new, larger (in terms of screens), higher margin theatres. To the extent that theatrical exhibition remains the primary distribution channel for new motion picture releases and the overall number of movies produced continues to increase, management believes that United Artists' focus on its core business will provide it with access to more prints of each motion picture.

     DEVELOP ANCILLARY REVENUE OPPORTUNITIES. United Artists believes that there are opportunities to increase its ancillary revenue from its Satellite Theatre Network-TM- by renting theatres on a networked and non-networked basis for corporate meetings, seminars, product and customer research and other entertainment uses. Through its VIP/Premier program, United Artists seeks to enhance theatre attendance by selling large groups of tickets to businesses and groups through coupon books as well as gift certificates. On-screen advertising provides an additional opportunity to increase revenue and profitability.

OPERATIONS

     OVERVIEW. As of April 1, 1999, United Artists operated 313 theatres with an aggregate of 2,158 screens in 23 states and, through joint ventures owned 50.0% or less by United Artists, operated 4 theatres with 10 screens in the United States. Additionally, United Artists had a 10% interest in two Asian theatre exhibition joint venture companies that operate four theatres (21 screens) in Singapore and Thailand. The table below summarizes the theatres operated by United Artists and its subsidiaries as of April 1, 1999:


                                                                                              TOTAL NUMBER  TOTAL NUMBER
                                                                                              OF THEATRES    OF SCREENS
                                                                                              ------------  ------------

     Fee-Owned .........................................................,,,,,,,,,,,,,,,,,,,,        37            216
     Leased:
          From third parties................................................................       241          1,619
          Through sale and leaseback transactions...........................................        35            323
                                                                                                   ---          -----
     Total owned and leased theatres........................................................       313          2,158
     Theatres owned 50.0% or less...........................................................         4             10
                                                                                                   ---          -----
               Total operating theatres.....................................................       317          2,168
                                                                                                   ---          -----
                                                                                                   ---          -----

     Almost all of United Artists' theatres are multiplexes with an average of
6.9 screens per theatre. In comparison to a single screen theatre, multiplex theatres allocate facilities such as concession stands and restroom facilities, and operating costs such as rent, utilities and personnel, over a larger base of screens and patrons. Multiplexes allow for a variety of films with different audience appeal to be shown in the same theatre and permit multiple showtimes of popular films. Multiplexes also provide the flexibility to shift films to larger or smaller auditoriums depending on the film's popularity. To limit crowd congestion and maximize staff efficiency, United Artists' theatres stagger the starting times of films. United Artists believes that multiplex and "megaplex" theatres designed with 12 to 18 screens generally provide the optimal balance of return on invested capital and adequate screen numbers for patrons and film distribution companies, as compared to theatres with more than 18 screens.

     As set forth in the following table, although United Artists operates several smaller theatres (in terms of number of screens), approximately 88.1% of United Artists' screens as of April 1, 1999 were located in theatres containing five or more screens.




     NUMBER OF SCREENS                                                 NUMBER OF        % OF                % OF
     PER THEATRE                                                        THEATRES   TOTAL SCREENS       TOTAL REVENUE
     -----------------                                                  --------   --------------      -------------
     Greater than 10.................................................       35           20.6%                22.5%
     9--10............................................................      56           25.0                 27.3
     7--8.............................................................      60           21.4                 19.5
     5--6.............................................................      79           21.1                 19.3
     3--4.............................................................      57           10.0                  8.8
     1--2.............................................................      26            1.9                  2.6

     Consistent with its operating strategy, United Artists expects to rationalize many of its smaller and less productive theatres over the next several years although there can be no assurance with respect thereto. The following table sets forth EBITDA, operating margins and other operating statistics by EBITDA range. Generally, theatres with fewer screens are less profitable than those with a greater number of screens. Although there can be no assurance that United Artists will effect such closings or sales, as reflected in the table below, if theatres with negative EBITDA or with EBITDA of less than $100,000 are closed or sold, United Artists' EBITDA margins would be expected to increase.




           EBITDA RANGE                                                 TOTAL             TOTAL
             DURING                                                THEATRE REVENUE   THEATRE EBITDA      THEATRE EBITDA
          TWELVE MONTHS                                                DURING            DURING          MARGIN DURING
              ENDED                NUMBER    NUMBER     AVERAGE     TWELVE MONTHS     TWELVE MONTHS      TWELVE MONTHS
            APRIL 1,                 OF        OF     SCREENS PER       ENDED             ENDED              ENDED
              1999                THEATRES   SCREENS    THEATRE     APRIL 1, 1999    APRIL 1, 1999       APRIL 1, 1999
              -----               --------   -------    -------     -------------    --------------      -------------
                                                                    (IN MILLIONS)    (IN MILLIONS)

      $1,000,000+...............      21        214       10.2          $119.8            $ 32.5              27.1 %
       500,000-999,999..........      39        344        8.8           128.9              28.1              21.8
       250,000-499,999..........      68        492        7.2           143.7              24.7              17.2
       100,000-249,999..........      60        339        5.7            74.2              10.2              13.7
       0-100,000................      48        240        5.0            49.8               2.5               5.0
       0 (Negative).............      77        529        6.9            93.2             (13.9)            (14.9)
                                     ---      -----        ---          ------            ------
          Total.................     313      2,158        6.9          $609.6            $ 84.1         Average 13.8 %
                                     ---      -----        ---          ------            ------
                                     ---      -----        ---          ------            ------

     CENTRALIZED MANAGEMENT. United Artists operates its theatres from its Englewood, Colorado corporate headquarters, two regional operating offices, fourteen district operating offices and two film booking offices. All of United Artists' district and regional operating offices are located within theatres.

     There is active communication between the theatres and division management and corporate management, which allows management to react on a daily basis to revenue and staffing information. Division management provides guidance in scheduling, staffing, screen allocation, and other operating decisions. Management personnel with United Artists' marketing and concessions operations are also continually involved with theatre management to promote strong performance in those areas. This structure allows the theatre manager to focus solely on the daily operations of the theatre. A primary responsibility of the theatre manager is improving efficiency and managing costs at the local theatre level.

     Corporate and divisional management assists in the daily operations of United Artists' theatres by booking and settling films, training new and existing employees, setting admission and concessions pricing policies, selecting concession products, advertising theatres and showtimes, selecting new theatre sites and negotiating national purchasing contracts. Corporate management also assists in theatre development and construction and capital raising activities and provides cash management, accounting, tax and management information services.

     United Artists' reporting systems provide management and each theatre manager with weekly and monthly operating reports for individual theatres. This allows management to monitor theatre manager performance and progress in attaining certain identifiable goals. United Artists' computer system, installed in all of its theatres, allows United Artists to centralize all theatre-level administrative functions at its two regional operating offices and corporate headquarters. The system allows regional and corporate management to monitor ticket revenue and concession sales. All accounting, reporting and management information systems are centralized at corporate headquarters.

THEATRE PROPERTIES

     The majority of United Artists' theatres are located in free-standing buildings or are "anchor" tenants in regional malls or strip centers. Typically, United Artists' third-party leases have remaining terms that range from 10 to 25 years, and provide for options to extend for up to 20 additional years at United Artists' election. The leases provide for annual base rent and many require additional rent based upon a percentage of the leased theatres' revenue over a certain breakpoint. Certain of the leases provide for escalating minimum annual rentals. The leases typically require United Artists to pay for property taxes, insurance, and certain of the lessors' overhead costs. United Artists expects that in the normal course of business, desirable leases that expire will be renewed or replaced by other leases, although such renewals or replacements may be on materially different terms. United Artists owns directly or through its subsidiaries substantially all of the theatre equipment used in all of its theatres.

     CONSTRUCTION. United Artists intends to devote significant resources to adding additional screens to existing theaters and refurbishing or rebuilding existing theatres to strengthen its position in existing theatres. United Artists believes that renovating, expanding or completely rebuilding certain of its existing theatre locations provides it with a significant competitive advantage in many of the large metropolitan areas where the availability of suitable theatre sites is limited. The capital costs associated with renovating or expanding an existing theatre are usually significantly less than for constructing a new theatre.

     United Artists' new theatre construction strategy focuses on selecting sites in its existing core areas of operation and enhancing the theatre-goer's experience by building state-of-the-art theatres. Each new location is selected after considering United Artists' relative strength in the particular area, the number of existing competitive screens, growth potential of the area and the minimum threshold population within a certain radius of the theatre. As part of its construction strategy, United Artists intends to construct or lease stadium theatres that have a favorable balance between the number of screens (12 to 18) and the size of the auditoriums (125 to 400 seats). United Artists believes that this balance will allow United Artists to provide an adequate number of screens for film distributors and increased entertainment value to patrons afforded by larger auditoriums. In addition to increasing the number of screens in certain locations, United Artists is also constructing theatres with stadium seating, more comfortable seats, analog and digital stereo sound systems and other state-of-the-art design features and amenities.

     As a result of new construction and the sale or closure of older, smaller theatres, approximately 31.5% of United Artists' screens have been constructed since January 1, 1992 and approximately 51.9% of theatres operated on January 1, 1992 have been sold or closed. As a result of this new construction and the sale or closure of older, smaller theatres, United Artists' average number of screens per theatre has increased 43.8% from 4.8 screens at January 1, 1992 to 6.9 screens as of April 1, 1999.

     United Artists has historically financed, and plans to continue to finance, a significant portion of the cost of construction of new theatres by entering into long-term leases or sale and leaseback transactions. United Artists' long-term leases typically have initial terms of 15 to 25 years with renewal options and require the landlord to provide a significant portion of the up-front construction costs. As a result, capital expenditures are often only required for equipment and certain tenant finishes, thereby reducing the net capital expenditures.

     GEOGRAPHIC POSITIONING. Geographic positioning and operating efficiencies are key elements of United Artists' operating strategy. Geographic clustering at both the regional and local level is important in providing United Artists with access to attractive new theatre development opportunities and enhancing film buying and operating efficiencies. United Artists achieves operating efficiencies by concentrating regional corporate operations around fewer strategic markets and reducing its number of less profitable, non-strategic theatres.

     Theatrical exhibitors depend upon strong geographic positioning to obtain the most attractive film rental arrangements because film bookings are negotiated on a theatre-by-theatre basis. Strong geographic positioning in terms of both number of screens and locations enhances the attractiveness of a theatre exhibitor to film distributors, in part because of the exhibitor's ability to influence the local success of a film release.

     United Artists' theatres are located in large and medium sized metropolitan areas in California, southern New York (primarily New York City and Long Island), New Jersey, Florida, Texas, eastern Pennsylvania (including Philadelphia), Louisiana, Colorado (primarily Denver), Georgia and certain areas in North and South Carolina. United Artists believes that it has strong positions in many of these major metropolitan areas. The six states that represent the largest geographic concentration of theatres and screens operated, accounted for approximately 58.5% and 56.9% of United Artists' total theatres and screens, respectively, at April 1, 1999 and approximately 61.7% and 61.8% of United Artists' theatrical revenue, and theatrical EBITDA, respectively, for the twelve months ended April 1, 1999, were as follows:



                                                                      TOTAL NUMBER    TOTAL NUMBER     PERCENT OF
                                                                           OF              OF           THEATRE
STATE                                                                   THEATRES         SCREENS        REVENUE
-----                                                                   --------         -------        -------
California........................................................           55            327           18.8%
New York..........................................................           29            202           14.5
Pennsylvania......................................................           26            146            7.3
Florida...........................................................           25            217            8.3
Texas.............................................................           23            184            6.8
Colorado..........................................................           25            151            6.0

FILM LICENSING

     United Artists obtains licenses to exhibit films by directly negotiating with film distributors on a film-by-film and theatre-by-theatre basis. United Artists licenses films through its booking offices located in New York and Los Angeles. Individuals in the booking offices are responsible for booking films for theatres in their assigned regions. This regional film booking structure allows United Artists to maintain better relationships with the film distributors' regional representatives and provides better insight to the regional film tastes of its patrons. United Artists licenses films from all of the major and independent film distributors and is not overly dependent on any one film distributor for film product. See "Risk Factors--Dependence on Films and Distributors."

     United Artists licenses the majority of its first run films from distributors owned by the major and independent film production companies. Each film distributor establishes geographic areas known as "film zones," and typically allocates each of its films to only one theatre within each film zone. In most cases where there is more than one exhibitor in a film zone this allocation process is based on long standing relationships between the distributor and exhibitor with respect to that theatre or is done on an alternating basis. In certain very limited cases where several exhibitors operate in a single film zone, films are allocated based on an exhibitor bidding process. The size of a film zone is based primarily upon population density. United Artists operates in approximately 263 film zones and believes that it is the only exhibitor in 119 of these zones, and therefore does not currently compete with other exhibitors for licensing specific film product at a given time in such film zones.

     Film licenses typically specify rental fees equal to the higher of a percentage of (i) gross box office receipts or (ii) adjusted box office receipts. Under the gross box office receipts formula, the film distributor receives a specified weekly percentage of the gross box office receipts. Under the adjusted box office receipts formula, the film distributor receives a specified percentage of the excess of box office receipts over a periodically negotiated amount of theatre "house" expenses. In a very limited number of cases, United Artists may be required to pay a non-refundable guarantee or make film rental advances in order to obtain certain film licenses.

     The terms of the film licenses (and hence the film rental costs) with many film distributors are historically finalized after exhibition of the film in a process known as "settlement." The settlement process considers, among other things, the actual success of a film relative to original expectations, an exhibitor's commitment to the film and the exhibitor's relationship with the film distributor. United Artists has historically been able to license a majority of the motion pictures available; however, there is no guarantee that this will continue.

MARKETING AND ADVERTISING

     United Artists relies principally upon newspaper advertisements, newspaper film schedules and word of mouth to inform its patrons of film titles and exhibition times. United Artists utilizes local newspaper advertisements to promote its theatres and inform its patrons of the films being played and show times. United Artists typically pays for this type of advertisement. In most areas, multi-media advertisements for upcoming film releases are paid by film distributors. In many areas there is a "co-op" arrangement whereby the exhibitors and distributors share in the cost of film advertisements in newspapers. Film distributors will also typically pay for radio and television spots to promote certain motion pictures and special events. During the thirteen weeks ended April 1, 1999, the three months ended March 31, 1998 and each of the years ended December 31, 1998, 1997, 1996, and 1995, United Artists' advertising expenditures were approximately 4.5%, 3.9%, 3.9%, 3.8%, 4.0% and 4.5%, respectively, of admissions revenue.

     Prior to the opening of a new theatre, United Artists typically initiates a marketing campaign that advertises and promotes the new theatre for several weeks to several months prior to the new theatre's opening date. When a theatre is performing below management's expectations, United Artists may initiate a newspaper marketing campaign with the objective of increasing attendance at the theatre.

COMPETITION

     United Artists competes for the public's leisure time and disposable income with all forms of entertainment including sporting events, concerts, live theatre, and restaurants. United Artists also is subject to varying degrees of competition from other theatre circuits and independent theatres, some of which may have greater access to capital resources. The motion picture exhibition industry is highly competitive, particularly with respect to film licensing, attracting patrons and acquiring or leasing new theatre sites. Some of United Artists' competitors may be better established in certain areas where United Artists' theatres are located. Competition for patrons occurs locally and depends upon factors such as: (i) which films a particular theatre is showing; (ii) location of theatres; (iii) comfort and quality of theatres; and (iv) ticket prices. Film patrons are not "brand" conscious and generally choose a theatre because of film selection, location and quality of the theatre.

     Competition among theatre circuits for licensing popular films occurs locally and is based on the prestige and location of an exhibitor's theatres, quality of the theatres (especially projection and sound quality), seating capacity, and the exhibitor's ability and willingness to promote the films. United Artists believes that promoting good relations with film distribution and production companies is important to consistently obtain the best mix of available films.

     Where real estate is readily available there are few barriers preventing competitors from opening theatres near one of United Artists' theatres, which may have a material adverse effect on United Artists' theatre. In addition, "megaplexes" (theatres with 14 or more screens) have been built or are planned to be built by competitors in certain areas in which United Artists operates, which may result in excess capacity and adversely affect attendance and pricing at existing theatres in these areas.

     Alternative motion picture exhibition delivery systems, including cable television, video cassettes, satellite and pay per view, also exhibit filmed entertainment after its theatrical release. While the further expansion of such delivery systems (such as video on demand) could have a material adverse effect upon United Artists' business and results of operations, no such adverse effect has yet been experienced.

     Recent consolidation in the industry has included the merger of Sony Corp.'s Loews Theatres Exhibit Group with Cineplex Odeon Corp. and the merger of Act III Cinemas Inc., with Regal Cinemas Inc. Such consolidation could increase the level of competition for the industry.

SATELLITE THEATRE NETWORK-TM-

     In an effort to utilize its existing theatres more effectively during periods of low attendance (such as mornings and weekdays), United Artists has developed a business unit called the Satellite Theatre Network-TM-. The Satellite Theatre Network-TM- rents theatre auditoriums for seminars, corporate training, business meetings and other educational or communication uses, product and customer research and other entertainment uses. Theatre auditoriums are rented individually or on a networked basis. To provide the "broadcasting" network or "teleconferencing" equipment, a network of theatres has been created by installing high quality (high definition-like) video projection equipment within theatres that are networked via the combination of satellite delivery from a single location or multiple locations and telephonic communication.

     As of April 1, 1999, the Satellite Theatre Network-TM- included 31 theatres permanently equipped with electronic video capability and additional 282 theatres that were being rented for individual non-networked uses. All of United Artists' theatres can be "networked" through the use of temporary equipment. Because the Satellite Theatre Network-TM- utilizes existing theatre facilities and its operations within the theatre are managed by existing personnel, very little incremental capital or personnel expenditures are required. Marketing and Sales of the Satellite Theatre Network-TM-services is performed on a national basis by staff located in the corporate headquarters in Englewood, Colorado. United Artists recorded $1.1 million, $1.4 million, $5.5 million, $6.2 million, $6.0 million of revenue from the Satellite Theatre Network-TM- for the thirteen weeks ended April 1, 1999, the three months ended March 31, 1998 and the years ended December 31, 1998, 1997, and 1996, respectively.

TRADEMARKS AND TRADE NAMES

     Pursuant to a Trademark Agreement, dated as of May 12, 1992, between UATC and TCI, UATC's former parent corporation, and certain affiliates of TCI, UATC was granted the right to use the names "United Artists" and "UA" and derivatives thereof and other related intellectual property rights (collectively, the "UA Marks") in connection with the motion picture theatre business worldwide, except in the United Kingdom. TCI retained the right to use the UA Marks in connection with any use in the United Kingdom and in connection with any use other than the motion picture theatre business worldwide, except in the United Kingdom. TCI is not an issuer or a guarantor of, or otherwise obligated with respect to, the Notes. Neither UATC nor United Artists owns any trademark registrations relating to any of the UA Marks. UATC has used the name "United Artists" and derivatives thereof and other related intellectual property rights since its formation in 1926.

     United Artists Corporation and its affiliates ("MGM"), which is not affiliated with United Artists, owns trademark registrations covering certain uses of the "United Artists" name, including but not limited to the production and distribution of motion pictures. In 1997, MGM and UATC entered into two agreements regarding the use of the UA Marks. Pursuant to an agreement relating to the United States, UATC has the exclusive right to use "United Artists Theatres" in connection with the business of operating motion picture theatres and the theatrical exhibition of motion pictures, and operations which are directly incident thereto and ancillary therewith as well as the business of presenting non-motion picture events, such as meetings, seminars, training sessions and presentations, including such programs and interactive events conducted simultaneously at more than one of UATC's motion picture theatres which are linked together by communication equipment. Pursuant to the same agreement, UATC has the non-exclusive right to use "United Artists Theatres" in connection with the operation of entertainment centers in the nature of interactive arcades located in the same theatre, or in the same building or complex as a theatre in which UATC is engaged in the exhibition of motion pictures. The agreement further provides that MGM has the exclusive right to the name "United Artists" in connection with all of its present and future activities, including the business of creating, producing, distributing and exploiting motion pictures, video tapes and other entertainment goods and services, and operations which are directly incident thereto and ancillary therewith. MGM also has the right to use and authorize others to use the "UNITED ARTISTS" mark in connection with the exhibition of motion pictures in theatres located in theme parks. This agreement is terminable upon 60 days notice by either party. The international agreement is for an initial term of 10 years with eight automatic ten-year renewals. During the initial term, UATC has an exclusive, royalty-free license to use "United Artists Theatres" outside the United States in connection with the exhibition of motion pictures in motion picture theatres and operations which are directly incident thereto and ancillary therewith, such as the sale of concessions and a non-exclusive, royalty-free license during each of the renewal terms. During the initial term and each of the renewal terms, UATC has a non-exclusive royalty-free license to use "United Artists Theatres" outside the United States in connection with the operation of entertainment centers in the nature of interactive arcades located in the same theatre, or in the same building or complex as a theatre in which UATC is engaged in the exhibition of motion pictures and the presentation of non-motion picture programs and the interactive events at UATC's motion picture theatres, such as meetings, seminars, training sessions and presentations, including such programs and interactive events conducted simultaneously at more than one of UATC's motion picture theatres which are linked together by communication equipment.

GOVERNMENTAL REGULATIONS

     The distribution of motion pictures is in large part regulated by Federal and state anti-trust laws and has been the subject of numerous anti-trust cases. The most significant of these cases is UNITED STATES V. PARAMOUNT PICTURES CORPORATION, ET AL., which was affirmed by the United States Supreme Court in 1950. Although United Artists was not a party in the PARAMOUNT case, the consent decrees resulting from that litigation do have a material impact on United Artists. Those consent decrees bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including United Artists, on a theatre-by-theatre basis. Consequently, United Artists cannot assure itself of a supply of films by entering into long-term arrangements with major distributors, but must compete for its licenses on a film-by-film and theatre-by-theatre basis.

     The Americans with Disabilities Act of 1990 ("ADA") and certain state statutes, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to, and that assistive listening devices be available for use by, certain patrons with disabilities. With respect to access to theatres, the ADA may require that certain modifications be made to existing theatres to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed in such a manner that persons with disabilities have full use of the theatre and its facilities and reasonable access to work stations. The ADA provides for a private right of action and reimbursement of plaintiff's attorneys' fees and expenses under certain circumstances. United Artists has established a program to review and evaluate United Artists' theatres and to make any changes that may be required by the ADA. In 1995, UATC settled the lawsuit styled CONNIE ARNOLD
ET AL. V. UATC, filed in 1991. This lawsuit involved allegations that certain of United Artists' theaters lacked accessibility to persons with mobility disabilities in violation of the ADA. In the settlement agreement, UATC, the plaintiffs and the Department of Justice established standards of modification which must be made to United Artists' theatres throughout the United States to make them more accessible to persons with disabilities. United Artists believes that the cost of complying with the ADA and the settlement agreement in the CONNIE ARNOLD case will not have a material adverse effect on United Artists' financial position or results of operations.

INSURANCE

     United Artists' management believes that it maintains insurance coverage in such amounts, with such deductibles and covering such risks as is customary for companies engaged in similar businesses as United Artists.

EMPLOYEES

     As of April 1, 1999, United Artists employed approximately 9,000 employees, of which approximately 1,200 were full time. Approximately 25.2% of United Artists' employees (substantially all of whom are part-time employees who work in the theatres) are paid based on the applicable state and federal minimum wage regulations. Approximately 100 employees (primarily consisting of film projectionists) are covered by collective bargaining agreements. United Artists considers its relations with its employees to be satisfactory.

LEGAL PROCEEDINGS

     United Artists is involved in various pending and threatened legal proceedings involving allegations concerning contract breaches, torts, employment matters, environmental issues, antitrust violations, local tax disputes and miscellaneous other matters. In addition, there are various claims against United Artists relating to certain of the leases held by United Artists. Although it is not possible to predict the outcome of these proceedings, United Artists believes that such legal proceedings will not have a material adverse effect on United Artists' financial position, liquidity or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF UNITED ARTISTS

     The following table sets forth certain information regarding the directors and executive officers of United Artists:

     NAME                                        AGE                         POSITION
     ----                                        ---                         --------
     Kurt C. Hall.............................   40   President and Chief Executive Officer and Director
     Neal Pinsker.............................   44   Executive Vice President of Theatre Operations
     Gene Hardy...............................   48   Executive Vice President and General Counsel
     Michael L. Pade..........................   49   Director and Executive Vice President of Film
                                                        Operations
     Jim Ruybal...............................   54   Executive Vice President of New Business
                                                        Development
     Bruce M. Taffet..........................   52   Executive Vice President of Business Development
     Trent J. Carman..........................   38   Chief Financial Officer
     John W. Boyle............................   70   Director and Chairman of the Board
     James J. Burke, Jr. .....................   47   Director
     Albert J. Fitzgibbons, III...............   53   Director
     Robert F. End............................   43   Director
     Scott M. Shaw............................   37   Director

     KURT C. HALL was named President and Chief Executive Officer of United Artists on March 6, 1998. Mr. Hall was Chief Operating Officer from February 24, 1997 until March 6, 1998 and Executive Vice President, Chief Financial Officer and a director of United Artists since May 12, 1992. Mr. Hall is also a director of Showscan Entertainment Inc.

     NEAL PINSKER was promoted to Executive Vice President in charge of theatre operations in January 1999. Mr. Pinsker was previously Vice President of the western region operations, and has directed the east and central regional operations of United Artists. He joined United Artists in 1970 and has four decades of theatre experience.

     GENE HARDY has been Executive Vice President and General Counsel of United Artists since September 1994. From May 1992 to September 1994, Mr. Hardy was Senior Vice President and General Counsel of United Artists.

     MICHAEL L. PADE has been Executive Vice President of Film Operations of United Artists since February 1997 and was appointed as a director on May 5, 1998. Mr. Pade joined United Artists in October 1994 as a Senior Vice President of Film Operations. Prior to joining United Artists, Mr. Pade worked for Mann Theatres as the Senior Vice President in charge of domestic film booking.

     JIM RUYBAL has been Executive Vice President of New Business Development for United Artists since 1992. Mr. Ruybal's duties include supervision of United Artists' Satellite Theatre Network-TM-.

     BRUCE M. TAFFET has been Executive Vice President of Business Development since January 1999. Mr. Taffet was Executive Vice President of Purchasing, Marketing and National Concessions of United Artists from January 1995 until January 1999. Prior to January 1995, Mr. Taffet was the Senior Vice President in charge of national concession operations of United Artists.

     TRENT J. CARMAN was named Chief Financial Officer of United Artists on March 6, 1998. Mr. Carman was Senior Vice President and Treasurer of United Artists from September 1997 until March 6, 1998 and was Vice President of Finance from June 1992 to September 1997. He was previously with KPMG Peat Marwick for seven years.

     JOHN W. BOYLE was named Chairman of the Board of United Artists on March 6, 1998. He has been a director of United Artists since March 5, 1997. Mr. Boyle was Chief Financial Officer of Eckerd Corporation from 1983 to 1995 and Vice Chairman from 1992 to 1995. Mr. Boyle is a director of Supermarkets General Holdings Corp.

     JAMES J. BURKE, JR. has been a director of United Artists since May 12, 1992. Mr. Burke is a Partner and Director of Stonington Partners, Inc., a private investment firm, a position that he has held since 1993, and a Partner and Director of Stonington Partners, Inc. II since 1994. He has also been a member of the Board of Directors of Merrill Lynch Capital

Partners, Inc. ("MLCP"), a private investment firm affiliated with Merrill Lynch & Co., Inc. since 1985 and a Consultant to MLCP since 1994. He was the Managing Partner of MLCP from 1993 to July 1994 and President and Chief Executive Officer of MLCP from 1987 to 1994. Mr. Burke was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1985 to 1994. Mr. Burke is a Director of the following companies with publicly registered debt and equity securities: Ann Taylor Stores Corporation, Borg-Warner Security Corporation, Education Management Corporation, Pathmark Stores, Inc., and Supermarkets General Holdings Corporation.

     ALBERT J. FITZGIBBONS, III has been a director of United Artists since May 12, 1992. Mr. Fitzgibbons is a Partner and a Director of Stonington Partners, Inc., a private investment firm, a position that he has held since 1993 and a Partner and a Director of Stonington Partners, Inc. II. He has also been a Director of MLCP, since 1988 and a Consultant to MLCP since 1994. He was a Partner of MLCP from 1993 to 1994 and Executive Vice President of MLCP from 1988 to 1993. Mr. Fitzgibbons was also a Managing Director of the Investment Banking Division of ML&Co. from 1978 to July 1994. Mr. Fitzgibbons is a Director of the following companies with public debt or equity securities: Borg-Warner Security Corporation, Dictaphone Corporation, Merisel, Inc.

     ROBERT F. END has been a director of United Artists since February 17, 1993. Mr. End is a Partner and a Director of Stonington Partners, Inc., a private investment firm, a position that he has held since 1993 and is a Partner and Director of Stonington Partners, Inc. II. He has also been a Director of MLCP, since 1993 and a Consultant to MLCP since 1994. He was a Partner of MLCP from 1993 to 1994 and Vice President of MLCP from 1989 to 1993. Mr. End was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1993 to July 1994 and a Director of the Investment Banking Division of MLPF&S from 1990 to 1993. Mr. End is a Director of the following companies with publicly registered debt or equity securities: Goss Graphic Systems, Inc. and Packard BioScience Company.

     SCOTT M. SHAW has been a director of United Artists since February 17, 1993. Mr. Shaw has been a Partner and Director of Stonington Partners, Inc., a private investment firm, since February 1999 and is a Partner and Director of Stongington Partners, Inc. II. He has also been Vice President to MLCP, since 1994, and was formerly an Associate of MLCP from 1991 to July, 1994 and an Analyst of MLCP from 1986 to 1989. Mr. Shaw was also a Vice President of the Investment Banking Division of ML&Co. from January to July 1994, an Associate of the Investment Banking Division of ML&Co. from 1991 to 1994, and an Analyst of the Investment Banking Division of ML&Co. from 1986 to 1989. Mr. Shaw is a Director of the following companies with publicly traded debt securities: Dictaphone Corporation and Goss Graphic Systems, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the Compensation Committee consisted of Messrs. Burke and Fitzgibbons, neither of whom has ever been an officer or employee of United Artists.

COMPENSATION OF DIRECTORS

     Mr. Boyle received 25,000 performance options (with a $22.50 strike price) and $120,000 for his services as a director during 1998 and 10,000 performance options ($12.00 strike price) and $20,000 for his services as a director during 1997. No other directors of United Artists received any compensation for their services as directors or committee members.

LIMITATION ON DIRECTORS' LIABILITY

     United Artists' certificate of incorporation provides that no director of United Artists shall be personally liable to United Artists or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to United Artists or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for any unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of United Artists and its stockholders (through stockholders' derivative suits on behalf of United Artists) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. In addition, United

Artists' employment agreements with certain of its executive officers, two of which are also directors, provide for indemnification of such persons.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by United Artists to the Chief Executive Officer and the four next most highly compensated executive officers who were officers of United Artists on December 31, 1998 (collectively, the "Named Executive Officers") for services rendered in all capacities during fiscal 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS/
                                                     ANNUAL COMPENSATION          SECURITIES
                                                 -----------------------------    UNDERLYING    OTHER ANNUAL   ALL OTHER
                   NAME AND                                SALARY       BONUS        STOCK      COMPENSATION COMPENSATION
              PRINCIPAL POSITIONS                YEAR      ($)(1)       ($)(2)    OPTIONS (#)      ($)(3)       ($)(4)
              -------------------                ----      -------      ------    -----------      ------       ------
Kurt C. Hall(5) ..............................   1998      304,866          --        50,000       3,960         4,800
  Chief Operating Officer                        1997      283,103          --        80,000       2,877         4,684
                                                 1996      220,514          --            --         920        22,182

Michael L. Pade ..............................   1998      258,998       7,500        20,000       3,795            --
  Executive Vice President                       1997      253,846          --        12,000       6,083        41,079
                                                 1996      220,080          --            --       5,426            --

Gene Hardy ...................................   1998      195,154       5,640        12,000          --         4,800
  Executive Vice President and General Counsel   1997      193,361          --        12,000          --         4,800
                                                 1996      188,136          --            --       2,222        18,811

Jim Ruybal ...................................   1998      186,314       1,863        10,000         989         4,800
  Executive Vice President                       1997      193,481          --        12,000       1,073         4,800
                                                 1996      186,300          --            --          --        18,630

Dennis R. Daniels(5)..........................   1998      207,980       5,925        12,000       3,229         4,800
  Executive Vice President                       1997      205,130          --        12,000       2,287         4,800
                                                 1996      195,473          --            --       2,500        14,723

Thomas C. Elliot(6) ..........................   1998      218,462          --            --         395            --
  Executive Vice President                       1997      215,029          --            --       4,603         4,800
                                                 1996      204,244          --        15,300       4,845        20,765

(1) Represents annual salary, including compensation deferred by the Named Executive Officer pursuant to the UATC 401(k) Savings Plan and the UATC Supplemental 401(k) Savings Plan (prior to January 1, 1997).
(2) The executive officers were entitled to receive bonuses depending on United Artists' achievement of certain performance criteria. Bonus amounts are reflected in the year paid but relate to the performance of the previous year.
(3) Other annual compensation consists primarily of reimbursement of membership dues.
(4) Consists primarily of matching contributions to employee benefit plans except for amounts attributable to Mr. Pade in 1997 which was related to a forgiven loan.
(5) Effective January 6, 1999, Mr. Daniels no longer worked for United Artists.
(6) Mr. Elliot resigned from United Artists in 1998. Amounts received by Mr. Elliot in 1998 are in connection with his severance arrangement with United Artists.

     The following table sets forth all stock options granted to the Named Executive Officers during 1998.

                      OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                  POTENTIAL REALIZABLE VALUE
                                              NUMBER OF    % OF TOTAL                               AT ASSUMED ANNUAL RATES
                                             SECURITIES     OPTIONS                               OF STOCK PRICE APPRECIATION
                                             UNDERLYING    GRANTED TO     EXERCISE                      FOR OPTION TERM
                    NAME                       OPTIONS    EMPLOYEES IN    PRICE PER    EXPIRATION       ---------------
                    ----                       GRANTED        1997          SHARE         DATE          5%           10%
                                               -------        ----          -----         ----          --           ---
Kurt C. Hall...............................     50,000          18.1%       $22.50        2008       $707,506   $ 1,792,960
Michael L. Pade............................     20,000           7.2         22.50        2008        283,003       717,184
Gene Hardy.................................     12,000           4.3         22.50        2008        169,802       430,310
Jim Ruybal.................................     10,000           3.6         22.50        2008        141,501       358,592
Dennis R. Daniels(1).......................     12,000           4.3         22.50        2008        169,802       430,310

(1)  Effective January 1999, Mr. Daniels no longer worked for United Artists.


     The following table sets forth the stock options held by the Named Executive Officers as of December 31, 1998.


                          FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                                                        DECEMBER 31, 1998          DECEMBER 31, 1998(1)
                                                                        -----------------          --------------------
                      NAME                         OPTION TYPE     EXERCISABLE    UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                      ----                         -----------     -----------    -------------  -----------  -------------
Kurt C. Hall................................... Incentive              30,250             --      $378,125             --
                                                Performance            75,000         82,500       525,000       $658,750
                                                Premium                    --         13,750            --             --
Michael L. Pade................................ Incentive               7,750             --        90,752             --
                                                Performance            17,500         21,250        78,750        126,292
                                                Premium                    --          3,375            --             --
Gene Hardy..................................... Incentive               7,750             --        96,875             --
                                                Performance            13,500         17,250        78,750        131,625
                                                Premium                    --          3,375            --             --
Jim Ruybal..................................... Incentive              13,850             --       173,125             --
                                                Performance            12,500         22,000        78,750        203,500
                                                Premium                    --          6,250            --             --
Dennis R. Daniels(2)........................... Incentive              10,000             --       125,000             --
                                                Performance            13,500         19,625        78,750        161,312
                                                Premium                    --          6,063            --             --

----------
(1) As the Common Stock of United Artists is not publicly held, United Artists has valued the unexercised stock options using the value attributable to the stock options granted closest to, but not after, December 31, 1998 ($22.50).

(2)  Effective January 1999, Mr. Daniels no longer worked for United Artists.


LONG-TERM INCENTIVE AWARDS

     No long-term incentive awards were granted to any Named Executive Officers during 1998.


EMPLOYEE BENEFIT PLANS

     United Artists established the United Artists Theatre Circuit, Inc. 401(k) Savings Plan (the "Savings Plan") which allows electing employees to contribute up to 20.0% of their compensation, subject to certain Internal Revenue Service (the "IRS") limitations. Depending on the amount of each employee's level of contribution, the Savings Plan currently matches up to 4.0% of their compensation.

     Effective January 1, 1993, United Artists established the United Artists Theatre Circuit, Inc. Supplemental 401(k) Savings Plan (the "Supplemental Plan") for certain employees who are highly compensated as defined by the IRS and whose elective contributions to the Savings Plan exceed the IRS limitations. Through December 31, 1996, such employees were allowed to contribute to the Supplemental Plan, provided that the aggregate contributions to the Savings Plan and Supplemental Plan did not exceed 10.0% of their compensation. Effective January 1, 1997, United Artists suspended the Supplemental Plan.

     Matching contributions to the Savings Plan and the Supplemental Plan for the Named Executive Officers have been included in the summary compensation table.

     During 1998, United Artists' board established a bonus plan for all non-commissioned corporate employees that is based upon United Artists achieving its operating budgets and other financial and operating goals and the employee achieving certain specified goals.


STOCK OPTION PLAN

     In 1997 United Artists established a stock option plan (the "Stock Option Plan") under which all of the stock options granted during 1997 and 1998 are governed. The Stock Option Plan that permits the grant of: (i) incentive stock options; (ii) performance stock options; and (iii) premium stock options. The incentive stock options vest in equal amounts each year through the fifth anniversary of the date of grant, while the performance and premium stock Toptions vest based on certain calculations of United Artists' value or the investment returns received by the Class A common stockholders of United Artists. Upon the occurrence of certain extraordinary corporate transactions, the incentive stock options and the premium stock options will become immediately exercisable. Each vested incentive or performance stock options may be exercised for one Class B share of Common Stock at an exercise price equal to the estimated market value of the Class B Common Stock at the date of grant. Each vested premium stock option may be exercised for one Class B share of Common Stock at an exercise price that increases from $30.00 to $233.00. All options expire ten years after the date of grant. The Class A Common Stock and the Class B Common Stock are identical except that the shares of Class B Common Stock do not have any voting rights. The Class C Common Stock vests over a four-year period and is identical to the Class B Common Stock except for a $9.50 per share liquidation preference in favor of the holders of the Class A and Class B common stockholders.

     In July 1998, United Artists adopted a management stock plan (the "Management Stock Plan") which permits the granting of stock options to employees and directors of United Artists and certain of its subsidiaries. Stock options granted under the Management Stock Plan vest according to the terms and conditions of the applicable option agreement. Certain options granted during 1998 under the Management Stock Plan vest 25% as of the date of grant and 18.75% on each of the first and second anniversaries of the date of grant, with vesting of an additional 18.75% shares on December 31, 1998 and 1999 if United Artists meets certain performance goals as established by the Board of Directors from time to time; provided that in each case the option grantee remains an employee of United Artists on such vesting date. Other options vest in equal 25% shares on each of the first and second anniversaries of the date of grant, with vesting of an additional 25% shares on December 31, 1998 and 1999 conditioned on the same performance goals, subject to the same employment condition in each case. Upon the occurrence of a change of control of United Artists (as defined in the Management Stock
Plan), all options will become fully vested. Each vested option may be exercised for one Class B share of Common Stock at an exercise price set forth in the applicable option agreement. United Artists granted approximately 128,000 options at an exercise price of $12.00 per share and approximately 104,000 options at an exercise price of $22.50 per share to certain Named Executive Officers under the Management Stock Plan at the time of its adoption.

EMPLOYMENT AGREEMENTS

     United Artists entered into employment agreements (each an "Employment Agreement" and collectively, the "Employment Agreements") with each of Kurt C. Hall, Edward C. Cooper, Gene Hardy, Robert A. McCormick, Michael L. Pade, Jim Ruybal, Trent J. Carman, Charles Fogel and Darrell C. Taylor.

     Under the Employment Agreements, the employee receives a base salary (as defined in the Employment Agreements) and certain customary benefits, including health and disability insurance, participation in employee benefit plans and certain perquisites. Each Employment Agreement provides that the employee will be eligible to receive annual bonuses during the term of employment, as determined by the Board of Directors.

     In the event that Mr. Hall or Mr. Pade is terminated without cause, such individual will be entitled to his base salary for two years and annual bonuses for two years, in an amount based upon the average of the annual bonuses awarded to him over the preceding two fiscal years.

     In the event that Mr. McCormick, Mr. Cooper, Mr. Carman, Mr. Fogel or Mr. Taylor is terminated without cause, such individual will be entitled to his base salary for the remainder of the term of his employment agreement following his termination but not less than 12 months and annual bonuses for the remainder of the term of his employment agreement but not less than 12 months, in an amount based upon the average bonuses paid to him over the preceding two fiscal years.

     In the event that Mr. Ruybal, Mr. Hardy or Mr. Taffet is terminated without cause, such individual will be entitled to his base salary for the lesser of two years or the remainder of the term of his employment agreement following termination, but not less than 12 months and annual bonuses for the lesser of two years or the remainder of the term of his employment agreement following termination, but not less than 12 months, in an amount based upon the average bonuses paid to him over the preceding two fiscal years.

     It is expected that the Employee Agreement will be amended and/or extended prior to their expansion dates. The terms of the Employment Agreements, as amended or extended, may be different from those currently in place.

                              CERTAIN TRANSACTIONS

     The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the applicable agreements.


STOCKHOLDERS AGREEMENT

     In connection with the Acquisition, United Artists, the Merrill Lynch Group, the Management Investors and Institutional Investors (as such terms are defined therein) entered into a Stockholders Agreement, dated as of May 12, 1992 (the "Stockholders' Agreement"). The Stockholders' Agreement provides, among other things, for certain (a) restrictions on transfers of shares of Common Stock by the Management Investors and the Institutional Investors prior to the tenth anniversary of the Acquisition, (b) "puts and calls" with respect to shares of capital stock of United Artists owned by the Management Investors upon termination of a Management Investors' employment,
(c) "tag-along and drag-along rights" in the event of certain sales of capital stock of United Artists by any one or more of the members of the Merrill Lynch Group, (d) registration rights, (e) rights for the Management Investors to exchange all or any portion of their Class B Common Stock for an equal number of shares of Class A Common Stock immediately prior to any registration and sale of any such Class B Common Stock pursuant to the incidental registration rights under the Stockholders' Agreement, (f) preemptive rights in favor of the Institutional Investors and the Management Investors who are "Accredited Investors" to acquire certain newly issued equity securities of United Artists which are sold to the Merrill Lynch Group, and (g) in the case of the Institutional Investors, rights relating to access to information and the ability to sell their shares of Common Stock after the fifth anniversary of the Acquisition, subject to compliance with a right of first offer procedure.

     The Stockholders' Agreement will terminate on May 12, 2002; except that the provisions thereof relating to puts and calls, preemptive rights and certain of the special provisions relating to the Institutional Investors will terminate and be of no further force or effect upon the sale of any shares of Common Stock pursuant to an effective registration statement (other than any registration with respect to mergers, recapitalizations or other business combinations or with respect to employee benefit plans) under the Securities Act.

     The Merrill Lynch Group owns approximately 88.0% of the outstanding voting stock of United Artists. Messrs. Burke, Fitzgibbons, End and Shaw serve as representatives of the Merrill Lynch Group on the Board of Directors of United Artists and also serve as directors of MLCP and the other companies in which certain affiliates of the Merrill Lynch Group have equity investments. Messrs. Burke, Fitzgibbons and End were serving as directors of MLCP in July 1994. In this connection, each of Messrs. Burke, Fitzgibbons, End and Shaw entered into a consulting agreement with MLCP which is effective through December 31, 1999 and provides, among other things, for his continued availability to serve on the Board of Directors of United Artists and the respective boards of directors of such other companies for which he was serving as a director in July 1994 until requested to resign by MLCP, and for his compensation (directly or indirectly) by MLCP for serving in such director capacities and for other consulting services. See "Risk Factors--Controlling Stockholders" and "Management--Directors and Executive Officers of United Artists."

                            PRINCIPAL STOCK OWNERSHIP

     The following table sets forth certain information with respect to the expected beneficial ownership of the Common Stock as of March 19, 1999 by:
(i) each person known by United Artists to own beneficially more than 5.0% of the outstanding shares of the Common Stock; (ii) each executive officer and director of United Artists; and (iii) all executive officers and directors of United Artists as a group. Unless noted otherwise, the address for each executive officer is in care of United Artists at 9110 E. Nichols Avenue, Englewood, Colorado 80112-3405.

NAME AND ADDRESS         BENEFICIAL    PERCENTAGE OF     BENEFICIAL    PERCENTAGE OF     BENEFICIAL   PERCENTAGE OF  PERCENTAGE OF
INTEREST                  INTEREST     UNITED ARTISTS     INTEREST     UNITED ARTIST     INTEREST     UNITED ARTISTS UNITED ARTISTS
BENEFICIAL OWNER       CLASS A SHARES  CLASS A SHARES  CLASS B SHARES  CLASS B SHARES  CLASS C SHARES CLASS C SHARES    SHARES
----------------       --------------  --------------  --------------  --------------  -------------- --------------    ------
MLCP(1)(5)(7).........    8,409,761          72.8%             0             -               0             -             70.5%
Merrill Lynch &
  Co, Inc.(2)(5)......    2,082,205          18.0%             0             -               0             -             17.5%
Institutional
  Investors(8)........    1,059,417           9.2%             0             -               0             -              8.9%
Kurt C. Hall(3)(6)....            0              -       116,750          31.9%              0             -              1.0%
Michael Pade(3)(6)....            0              -        25,825           7.1%            1,622        15.4%             0.2%
Gene Hardy(3)(6)......            0              -        23,850           6.5%              0             -              0.2%
Jim Ruybal(3)(6)......            0              -        33,350           9.1%              0             -              0.3%
James J.
  Burke, Jr.(4)(7)....            0              -             0             -               0             -                -
Albert J. Fitzgibbons,
  III(4)(7)...........            0              -             0             -               0             -                -
Robert F. End(4)(7)...            0              -             0             -               0             -                -
Scott Shaw(4).........            0              -             0             -               0             -                -
John W. Boyle(9)......            0              -        18,750           5.1%              0             -              0.2%
Directors and Executive
  Officers as a group
  (12 persons)(6).....            0              -        265,575         72.6%         1,622           15.4%             2.2%

------------------------------------------------------

(1) United Artists Theatre Company Class A Shares beneficially owned by MLCP are held as follows: 5,049,958.2 by Merrill Lynch Capital Appreciation Partnership No. B-XIX, L.P. ("MLCAP B-XIX"); 46,396.0 by Merrill Lynch Capital Appreciation Partnership No. B-XX, L.P. ("MLCAP B-XX"); 3,229,723.5 by Roman Nineteen Offshore Fund N..V. ("Roman Holdings") and 83,683.3 by MLCP Associates L.P. No. 11. ("MLCP 11"). MLCP is the indirect managing general partner of MLCAP B-XIX and MLCAP B-XX and the general partner of MLCP 11. Affiliates of MLCP are the sole stockholders of Roman Holdings. The address of MLCP and each of the aforementioned record holders is South Tower, World Financial Center, New York, New York 10080.

(2) United Artists Theatre Company Class A Shares beneficially owned by Merrill Lynch & Co., Inc. are owned of record as follows: 1,932,204.7 by ML IBK Positions, Inc.; 150,000.0 by Merrill Lynch KECALP L.P. 1991. The address for ML IBK Positions, Inc. is North Tower, World Financial Center, New York, New York 10281. The address of Merrill Lynch KECALP L.P. 1991 is South Tower, World Financial Center, New York, New York 10080.

(3) The address for each of Messrs. Hall, Pade, Hardy, and Ruybal is 9110 East Nichols Avenue, Englewood, Colorado 80112.

(4) The address for each of Messrs. Burke, Fitzgibbons, End and Shaw is c/o Stonington Partners, Inc., 767 Fifth Avenue, New York, New York 10153.

(5) Entities affiliated with Merrill Lynch & Co., Inc. own approximately 10,491,966 of the outstanding United Artists Theatre Company Shares, which represents approximately 88.0% of the outstanding United Artists Theatre Company shares.

(6) Includes vested incentive options and Class C shares that are exercisable within 60 days.

(7) Each of Messrs. Burke, Fitzgibbons and End are members of the Board of Directors of MLCP, but each disclaims beneficial ownership of the United Artists Theatre Company shares.

(8) To the knowledge of United Artists, none of the Institutional Investors beneficially owns 5% or more of the United Artists Theatre Company Class A Shares.

(9)      The address for Mr. Boyle is 7 North Pine Circle, Belleair, Florida
         34616.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITIES

     The following description of certain of the material terms of the Senior Credit Facilities is based upon the Senior Credit Agreement (the "Credit Agreement") and does not purport to be complete and is qualified in its entirety to the full text of the Credit Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The execution of the Senior Credit Facilities and the delivery of the required documentation thereunder occurred at the time of the closing of the Note Offering. All capitalized terms used in this section without definition shall have the meanings assigned to them in the Credit Agreement.

  FACILITIES

     The Credit Agreement provides that, subject to the terms and conditions thereof, the Senior Credit Facilities provide for a (i) $70.0 million delayed draw term loan (the "Tranche A Term Loan"), (ii) $118.0 million delayed draw term loan (the "Tranche B Term Loan"), (iii) $162.0 million delayed draw term loan (the "Tranche C Term Loan"), and (iv) $100 million revolving credit facility (the "Revolving Loans"). Borrowings under the Senior Credit Facilities are hereinafter referred to as "Loans."

     The Senior Credit Facilities provide that United Artists' ability to borrow thereunder are subject among other things to the requirement that the representations and warranties contained therein are true and correct in all material respects on and as of such borrowing date and that no Default or Event of Default shall exist or result from such borrowing. United Artists' ability to draw the portions of the Tranche A Term Loan and Tranche C Term Loan used to redeem the Senior Secured Notes, was subject among other things to the pledge of the collateral contemplated by the Credit Agreement and the Loan Documents, to the addition of UAR as a guarantor thereof and to the absence of a Default or Event of Default thereunder or resulting from such borrowing and such pledges and guarantees were effected in connection therewith. Additionally, the Senior Credit Facilities will be secured by mortgages on certain of United Artists' properties.

  GUARANTEES AND COLLATERAL

     The Senior Credit Facilities are guaranteed, on a joint and several basis, by UATC and by certain of United Artists' other subsidiaries, including UAR and Prop I. The Senior Credit Facilities are secured by among other things the capital stock of UATC, UAR, Prop I, and certain other subsidiaries of United Artists and UATC and by an intercompany note of UATC to United Artists.

  MATURITY, AMORTIZATION AND PREPAYMENT

     The Revolving Loans and the Tranche A Term Loan have a final maturity date of seven years from the Closing Date on April 21, 1998. The Tranche A Term Loan is subject to mandatory amortization in installments aggregating 1% of the principal amount thereof per annum in the first three years and is fully amortizing in years four through seven. The maximum amount available in respect of the Revolving Loans will reduce in years four through seven.

     The Tranche B Term Loan has a maturity date of eight years from the Closing Date (April 21, 1998) and the Tranche C Term Loan has a maturity date of nine years from the Closing Date. The Tranche B Term Loan and the Tranche C Term Loan are required to be amortized in installments aggregating 1% of the principal amount thereof per annum until the final year, with the balance payable during the final year.

     The Credit Agreement provides that United Artists must prepay Loans (or the Commitments must be reduced) from (i) varying amounts of the proceeds of sales of assets (with certain exceptions for among other things, certain sale and leaseback transactions), (ii) from a specified percentage (ranging from 50% to 100% based upon the then applicable Total Leverage Ratio) of the proceeds of equity offerings (with certain permitted exceptions, including for up to $50 million of proceeds used to redeem the Notes and the Other Notes, (iii) 100% of the proceeds of additional debt issuances, with certain exceptions and (iv) from a specified percentage (ranging from 50% to 75% based upon the then applicable Total Leverage Ratio) of Excess Cash Flow. If a Default or Event of Default exists, all of such specified percentages will be 100%.

  INTEREST

     At United Artists' option, with certain exceptions, the Loans may be comprised of either Base Rate Borrowings or LIBOR Borrowings. Loans will bear interest at LIBOR or the Reference Rate plus in each case an applicable spread (the "Applicable Spread") determined from time to time by reference to United Artists' Total Leverage Ratio.

  COVENANTS; EVENTS OF DEFAULT; REPRESENTATIONS AND WARRANTIES

     The Credit Agreement contains certain representations and warranties and certain affirmative, negative and financial covenants. Affirmative covenants include covenants with respect to, among other things, reporting and notices, preservation of corporate existence, maintenance of properties, insurance, payment of obligations, compliance with laws, environmental laws, ERISA, use of proceeds and interest rate protection. Negative covenants include covenants with respect to, among other things, limitations on indebtedness, limitations on capital expenditures, liens and Negative Pledges, dispositions of assets, consolidations and mergers, loans and investments, affiliate transactions, conduct of business, compliance with ERISA, lease obligations, capital stock and equity issuances, restricted payments, priority of loan payments and amendments to certain other agreements.

     The Senior Credit Facilities also contain certain financial covenants including with respect to minimum operating cash flow, a maximum Total Leverage Ratio and maximum Senior Leverage Ratio, a minimum ratio of Operating Cash Flow plus Pro Forma Lease Expense to Pro Forma Debt Service and a minimum ratio of Operating Cash Flow plus Consolidated Lease Expense to Consolidated Interest Expense plus Consolidated Lease Expense. The Credit Agreement requires the establishment of an interest rate protection program (including interest rate protection and/or fixed debt) with respect to at least 50% of the aggregate Funded Indebtedness, with certain exceptions.

     The failure to satisfy any of the covenants constitutes an Event of Default under the Credit Agreement. The Credit Agreement also includes other events of default, including, without limitation, nonpayment, misrepresentation, cross-default to other indebtedness and interest rate contracts, including without limitation the Notes and the Other Notes, material adverse change, bankruptcy, ERISA, judgments, collateral, guarantees, involuntary closings and change of ownership or control.

                   DESCRIPTION OF THE OTHER SUBORDINATED NOTES

     The Fixed Rate Notes, with a principal amount of $225,000,000, rank PARI PASSU with the Notes described within this prospectus. The terms and conditions of the Fixed Rate Notes are substantially equivalent to the Notes in all material respects except for the final maturity, interest rates thereon, the interest payment dates and the redemption provisions. The Fixed Rate Notes mature on April 15, 2008. The Fixed Rate Notes bear interest at a rate of 9 3/4% per annum. Interest on the Fixed Rate Notes is payable semi-annually on April 15 and October 15 of each year.

     The Fixed Rate Notes are redeemable at the option of United Artists, in whole or in part, on any Interest Payment Date on or after April 15, 2003 at the redemption prices set forth in the Other Indenture, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to April 15, 2001, United Artists may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes with the net proceeds of one or more Public Equity Offerings (as defined in the Other Indenture), at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED that at least $146.25 million aggregate principal amount of the Fixed Rate Notes remains outstanding immediately after such redemption.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes were issued under an Indenture, dated as of April 21, 1998, between United Artists, as issuer, and State Street Bank and Trust Company of Missouri, N.A. (the "Trustee"). The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." For purposes of this section, references to United Artists mean United Artists Theatre Company (formerly named Oscar I Corporation), excluding its subsidiaries.

     On April 21, 1998, United Artists issued $50.0 million aggregate principal amount of Notes under the Indenture. On August 13, 1998 United Artists offered Exchange Notes to replace those offered in April, 1998. The terms were substantially identical to the Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Notes for the Exchange Notes. The Notes were issued in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof.

     As of April 21, 1998, all of United Artists' subsidiaries were Restricted Subsidiaries. However, under certain circumstances, United Artists will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

     Principal of, premium, if any, and interest on the Notes is payable at the office or agency of United Artists in the Borough of Manhattan, the City of New York (which initially is the corporate trust office of the Trustee at 61 Broadway, 15th Floor, Corporate Trust Window, New York, New York 10006); PROVIDED that, at the option of United Artists, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register. The Notes may be exchanged or transferred at the same address.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on October 15, 2007 and will be unsecured senior subordinated obligations of United Artists limited in aggregate principal amount to $50,000,000. The Notes will bear interest from April 21, 1998 or from the most recent Interest Payment Date to which interest has been paid at the rate described below.

     Interest on the Notes will accrue at a rate equal to the Applicable LIBOR Rate and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, commencing on October 15, 1998 (each an "Interest Payment Date") to holders of record on the immediately preceding January 1, April 1, July 1 and October 1.

     "Applicable LIBOR Rate" means for the Initial Quarterly Period and for each Quarterly Period during which any Floating Rate Note is outstanding,
437.5 basis points over the "LIBOR Rate", which shall be the rate determined by United Artists (notice of such rate to be sent to the Trustee by United Artists on the date of determination thereof) equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the offered rates for deposits in U.S. dollars for a period of three months, as set forth on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the applicable Interest Rate Determination Date; PROVIDED, HOWEVER, that if only one such offered rate appears on the Reuters Screen LIBO Page, the LIBOR Rate will mean such offered rate. If such rate is not available at 11:00 a.m., London time, on the applicable Interest Rate Determination Date, then the LIBOR Rate will mean the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the interest rates per annum at which deposits in amounts equal to $1 million in U.S. dollars are offered by the Reference Banks to leading banks in the London Interbank Market for a period of three months as of 11:00 a.m., London time, on the applicable Interest Rate Determination Date. If on any Interest Rate Determination Date, at least two of the Reference Banks provide such offered quotations, then the LIBOR Rate will be determined in accordance with the preceding sentence on the basis of the offered quotations of those Reference Banks providing such quotations; PROVIDED,

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

HOWEVER, that if fewer than two of the Reference Banks are so quoting such interest rates as mentioned above, (i) the Applicable LIBOR Rate shall be deemed to be the Applicable LIBOR Rate for the next preceding Quarterly Period, and (ii) if relevant, in the case of the Quarterly Period next succeeding the Initial Quarterly Period, the Applicable LIBOR Rate shall be the Applicable LIBOR Rate for the Initial Quarterly Period.

     "Interest Rate Determination Date" means, with respect to the Initial Quarterly Period, April 17, 1998, and with respect to each Quarterly Period, the second Working Day prior to the first day of such Quarterly Period.

     "Initial Quarterly Period" means the period from and including April 21, 1998 through and including July 14, 1998.

     "Quarterly Period" means the period from and including a scheduled Interest Payment Date through the day next preceding the following scheduled Interest Payment Date.

     "Reference Banks" means each of Bank of America--The Sequor Group, The Morgan Guaranty Trust Company of New York and Citibank N.A., and any such replacement bank thereof as listed on the Reuters Screen LIBO Page and their respective successors, and if any of such banks are not at the applicable time providing interest rates as contemplated within the definition of the "Applicable LIBOR Rate," Reference Banks shall mean the remaining bank or banks so providing such rates. In the event that fewer than two of such banks are providing such rates, United Artists shall use reasonable efforts to appoint additional Reference Banks so that there are at least two such banks providing such rates; PROVIDED, HOWEVER, that such banks appointed by United Artists shall be London offices of leading banks engaged in the Eurodollar market (the market in which U.S. currency, which is deposited by corporations and national governments in banks outside the United States, is used for settling international transactions).

     "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London Interbank Offered Rates of leading banks).

     "Working Day" means any day which is not a Saturday, Sunday or a day on which banking institutions in New York, New York or London, England are authorized or obligated by law or executive order to close.

     The amount of interest for each day that the Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the Applicable LIBOR Rate for the Quarterly Period with respect to which such interest is to be calculated by 360 and multiplying the result by the principal amount of the Notes outstanding on such date. The amount of interest to be paid on the Notes for each Quarterly Period will be calculated by adding the Daily Interest Amounts for each day in the Quarterly Period.

OPTIONAL REDEMPTION

     The Notes are redeemable, at United Artists' option, in whole or in part, on any Interest Payment Date on or after April 15, 1999, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing April 15 of the years set forth below:

            YEAR                                          REDEMPTION PRICE
            ----                                          ----------------
            1999.........................................      103.000%
            2000.........................................      102.000
            2001.........................................      101.000
            2002 and thereafter..........................      100.000

SELECTION AND NOTICE

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are

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

not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, the Notes or portions thereof called for redemption shall cease to accrue interest (unless United Artists defaults in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date).

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     United Artists must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

     If an Offer to Purchase is made, there can be no assurance that United Artists will have available funds sufficient to pay the purchase price for all Notes delivered by Holders seeking to accept the Offer to Purchase. An Offer to Purchase might constitute an event of default under the terms of Senior Indebtedness, including the Credit Agreement. In addition, any instruments governing Senior Indebtedness may prohibit United Artists from purchasing any Notes prior to their maturity (including pursuant to an Offer to Purchase). If on the Payment Date for an Offer to Purchase United Artists does not have sufficient funds to pay the purchase price or is unable to obtain the consent of the holders of such Senior Indebtedness or to repay such Senior Indebtedness, an Event of Default would occur under the Notes. In the event United Artists is required to purchase outstanding Notes pursuant to an Offer to Purchase, United Artists expects that it would seek third party financing to the extent it does not have available funds to meet its obligations. However, there can be no assurance that United Artists would be able to obtain such financing.

     United Artists will not be required to make an Offer to Purchase pursuant to this covenant if a third party makes an Offer to Purchase in compliance with this covenant and repurchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

     The United Artists will comply with any tender offer rules under the Exchange Act, including Rule 14e-1, in connection with any Offer to Purchase. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture, United Artists will comply with such securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

RANKING AND SUBORDINATION

     The Notes are senior subordinated Indebtedness of United Artists and rank PARI PASSU with the Other Notes. The payment of the Senior Subordinated Obligations is, to the extent set forth in the Indentures, subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Indebtedness. In addition, the Notes are effectively subordinated to all existing and future liabilities (including the guarantees of United Artists' obligations under the Credit Agreement and trade payables) of the subsidiaries of United Artists. At June 1, 1999, United Artists and its subsidiaries had approximately $717.8 million of indebtedness (excluding trade payables) outstanding, consisting of $431.3 million of Senior Indebtedness of United Artists (guaranteed by certain of United Artists' subsidiaries), $11.5 million of other indebtedness of United Artists' subsidiaries, $50.0 million representing the Floating Rate Notes and $225.0 million representing the Fixed Rate Notes. In addition, on June 1, 1999 United Artists had additional revolving credit availability of $12.9 million under the Senior Credit Facilities, all of which would be Senior Indebtedness, if borrowed. Additional Senior Indebtedness may be incurred by United Artists and additional indebtedness may be incurred by United Artists and its subsidiaries, in each case from time to time, subject to certain restrictions. The Notes principal amount of $50.0 million rank PARI PASSU with the Fixed Rate Notes (principal amount of $225.0 million). See "Capitalization." Although the Indenture contains limitations on the amount of additional Indebtedness that United Artists and its Restricted Subsidiaries may incur, the amount of such Indebtedness could be substantial and such Indebtedness could be Senior Indebtedness. See "Risk Factors--Subordination of Notes" and "--Holding Company Structure; Source of Repayment of Notes; Effective Subordination of Notes to Indebtedness of Subsidiaries."

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

     Upon any payment or distribution of assets or securities of United Artists of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of United Artists, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing on or after, or which would accrue but for, an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders of the Notes or the Trustee on behalf of the Holders of the Notes shall be entitled to receive any payment by (or on behalf of) United Artists on account of Senior Subordinated Obligations or any payment to acquire any of the Notes for cash, property or securities (other than any payment in the form of Junior Securities), or any distribution with respect to the Notes of any cash, property or securities (other than any payment in the form of Junior Securities). Before any payment may be made by, or on behalf of, United Artists on any Senior Subordinated Obligations, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of United Artists of any kind or character, whether in cash, property or securities (other than any payment in the form of Junior Securities), to which the Holders of the Notes or the Trustee on behalf of the Holders of the Notes would be entitled, but for the subordination provisions of the Indenture, shall be made by United Artists or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders of the Notes or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to any trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

     No direct or indirect payment (other than any payment in the form of Junior Securities) by or on behalf of United Artists of Senior Subordinated Obligations, whether pursuant to the terms of the Notes or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations under or with respect to any Senior Indebtedness of United Artists and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations may be made by or on behalf of United Artists upon or in respect of the Notes for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee of, or other representatives for, such holders or by payment in full in cash or cash equivalents of such Designated Senior Indebtedness or such event of default has been cured or waived). Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     To the extent any payment of Senior Indebtedness (whether by or on behalf of United Artists, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

     If United Artists fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the Indenture and would enable the Holders to accelerate the maturity thereof. See "--Events of Default."

     By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of United Artists who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Notes.

     The subordination provisions described above will cease to be applicable to the Notes upon any defeasance of the Notes described under "--Defeasance."

CERTAIN COVENANTS

  LIMITATION ON INDEBTEDNESS

     (a) United Artists will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date, including Acquired Indebtedness at United Artists Realty Company and United Artists Properties I Corp.); PROVIDED that United Artists may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (i) the Consolidated Leverage Ratio would be less than 6:1 and (ii) the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness for which internal financial statements are available, taken as one period (and after giving PRO FORMA effect to (A) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (B) the incurrence, repayment or retirement of any other Indebtedness by United Artists and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period) and (C) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by United Artists or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period), would have been at least equal to 1.75 to 1.0.

     Notwithstanding the foregoing, United Artists and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness under the Credit Agreement in an aggregate principal amount outstanding at any time not to exceed $450 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below and less any Indebtedness Incurred in reliance on clause (ix) below; (ii) Indebtedness owed (A) to United Artists or (B) to any Restricted Subsidiary; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to United Artists or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than the Prop I Mortgage Notes and Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (viii) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, prepayment penalties, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Notes,
(B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such

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new Indebtedness, determined as of the date of Incurrence of such new
Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of United Artists (other than Indebtedness in the form of a Guarantee of Indebtedness of a Restricted Subsidiary permitted to be incurred by such subsidiary, which Guarantee is released upon a subsequent refinancing of such subsidiary's Indebtedness) be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, bid, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect United Artists or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or bid or performance bonds securing any obligations of United Artists or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by United Artists or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of United Artists, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of United Artists by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness represented by Capitalized Leases, mortgage financings or purchase money obligations Incurred to finance all or any part of the purchase price or cost of construction or improvement of property in an aggregate principal amount outstanding at any time (together with any refinancings thereof) not to exceed $25 million; (viii) Indebtedness (in addition to Indebtedness permitted under clauses (i) through (vii) above and clause (ix) below) (A) of United Artists in an aggregate principal amount outstanding at any time not to exceed $50 million and (B) of United Artists or any Restricted Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $15 million; and (ix) Indebtedness Incurred to extend, renew, refinance or replace any Indebtedness in respect of the Prop I Mortgage Notes (outstanding on the Closing Date and subsequently repaid on November 1, 1998) or any Indebtedness Incurred to extend, renew, refinance or replace any such Indebtedness so Incurred (including successive extensions, renewals, refinancings and replacements thereof).

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that United Artists or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), United Artists, in its sole discretion, shall classify (and from time to time may reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

     United Artists shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is PARI PASSU with, or subordinated in right of payment to, the Notes; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of United Artists that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

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

   LIMITATION ON LIENS

     United Artists shall not Incur any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness (or Indebtedness that would constitute Senior Indebtedness except that it is without recourse to United Artists) unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the Notes, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.


   LIMITATION ON RESTRICTED PAYMENTS

     United Artists will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than United Artists or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) United Artists or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than with respect to the Capital Stock of an Unrestricted Subsidiary, Permitted Investments) or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of United Artists (other than a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary in which no Affiliate of United Artists (other than United Artists or any Restricted Subsidiary) or holder of 5% or more of the aggregate value of the Capital Stock of United Artists has an interest) or any holder (or any Affiliate (other than a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary in which no Affiliate of United Artists (other than United Artists or any Restricted Subsidiary) or holder of 5% or more of the aggregate value of the Capital Stock of United Artists has an interest) of such holder) of 5% or more of the aggregate value of the Capital Stock of United Artists, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of United Artists that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) United Artists could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) Consolidated EBITDA accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Determination Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant less two times Consolidated Interest Expense for such period PLUS (2) the aggregate Net Cash Proceeds received by United Artists after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of United Artists, including an issuance or sale permitted by the Indenture of Indebtedness of United Artists for cash subsequent to the Closing Date upon the conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of United Artists, or from the issuance to a Person who is not a Subsidiary of United Artists of any options, warrants or other rights to acquire Capital Stock of United Artists (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) PLUS (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to United Artists or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by United Artists or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing


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

paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of United Artists or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of United Artists (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of United Artists which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of United Artists (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of United Artists; (vi) Investments acquired as a capital contribution to or in exchange for Capital Stock (other than Disqualified Stock) of United Artists; (vii) the declaration or payment of dividends on the Common Stock of United Artists following a Public Equity Offering, of up to 6% per annum of the Net Cash Proceeds received by United Artists in such Public Equity Offering; (viii) the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of United Artists, options to purchase such shares or Indebtedness of United Artists that is subordinated in right of payments to the Notes issued in exchange for any of the foregoing or issued in lieu of cash interest thereon (the "Junior Notes"), held by directors, employees, or former directors or employees of United Artists or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon their death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock, options or Junior Notes were issued; PROVIDED that the aggregate consideration paid (other than in the form of Junior Notes) for such purchase, redemption, retirement or other acquisition for value of such shares of Capital Stock, options or Junior Notes after the Closing Date does not exceed $2 million in any fiscal year, plus the aggregate Net Cash Proceeds received by United Artists from the reissuance of such shares during such fiscal year or $10 million in the aggregate, plus the aggregate Net Cash Proceeds received by United Artists from the reissuance of such shares (unless such repurchases are made with the proceeds of insurance policies and the shares of Capital Stock are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries); or
(ix) the redemption of the Preferred Stock as a result of the Transactions (conversion date of May 1, 1998); PROVIDED that, except in the case of clauses (i), (iii) and (ix), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii), and (ix) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) or (viii) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments; provided that the payment of any dividend or other distribution shall not be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met if the declaration of such dividend or other distribution has been included in such calculation. In the event the proceeds of an issuance of Capital Stock of United Artists are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

   LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     United Artists will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by United Artists or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to United Artists or any other Restricted Subsidiary, (iii) make loans or advances to United Artists or (iv) transfer any of its property or assets to United Artists.

The foregoing provisions shall not restrict any encumbrances or restrictions:
(i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by United Artists or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; PROVIDED that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (iv) in the case of clause
(iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of United Artists or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of United Artists or any Restricted Subsidiary in any manner material to United Artists and the Restricted Subsidiaries, taken as a whole; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by United Artists) and (C) United Artists determines that any such encumbrance or restriction will not materially affect United Artists' ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent United Artists or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of United Artists or any of its Restricted Subsidiaries that secure Indebtedness of United Artists or any of its Restricted Subsidiaries.

   LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

     United Artists will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to United Artists or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) sales of Common Stock of a Restricted Subsidiary, PROVIDED that United Artists or such Restricted Subsidiary applies the Net Cash Proceeds, if any, from any such sale under this clause (iv) in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.


   LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     United Artists will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of United Artists which is PARI PASSU with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against United Artists or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the Notes have been paid in full; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such

Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is
(A) PARI PASSU with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of United Artists, of all of United Artists' and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

   LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     United Artists will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of the aggregate value of the Capital Stock of United Artists or with any Affiliate of United Artists or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to United Artists or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which United Artists or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to United Artists or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between United Artists and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of United Artists who are not employees of United Artists; (iv) any payments or other transactions pursuant to any tax-sharing agreement between United Artists and any other Person with which United Artists files a consolidated tax return or with which United Artists is part of a consolidated group for tax purposes; (v) the payment of fees to Merrill Lynch or any of its Affiliates for consulting, investment banking or financial advisory services rendered by such Person to United Artists or any of its Subsidiaries; (vi) loans or advances to officers and employees of United Artists and its Restricted Subsidiaries made in the ordinary course of business; PROVIDED that the aggregate amount of such loans or advances outstanding at any time shall not exceed $1 million; (vii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant or (viii) transactions pursuant to agreements in effect on the Closing Date that are referred to herein or in United Artists' filings with the Commission. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (viii) of this paragraph, the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

   LIMITATION ON ASSET SALES

     United Artists will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by United Artists or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of United Artists or any Restricted Subsidiary, provided that United Artists or such Subsidiary is irrevocably released from all liability under such Indebtedness. If United Artists or any Restricted Subsidiary engages in an Asset Sale, United Artists may use the Net Cash Proceeds thereof to (i) within twelve months after the date of such Asset Sale (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of United Artists or any Restricted Subsidiary, in each case owing to a Person other than United Artists or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, United Artists and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause
(i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, United Artists must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders of the Notes and the Fixed Rate Notes (and if required by the terms of any Indebtedness that is pari passu with the Notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes, Fixed Rate Notes and Pari Passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date. Upon consummation of an Offer to Purchase, any Excess Proceeds subject to such Offer to Purchase remaining after all Notes, Fixed Rate Notes and Pari Passu Indebtedness validly tendered and not withdrawn are purchased by United Artists shall no longer constitute "Excess Proceeds" and may be used for general corporate purposes.

     United Artists will comply with any tender offer rules under the Exchange Act, including Rule 14e-1, in connection with any Offer to Purchase subject to the provisions of this "Limitation on Asset Sales" covenant. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture, United Artists will comply with such securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not United Artists is then required to file reports with the Commission, United Artists shall file with the Commission all such reports and other information as it would be required to file with the Commission by
Section 13(a) or 15(d) under the Exchange Act if it were subject thereto (unless the Commission will not accept such a filing, in which case United Artists shall provide such documents to the Trustee). United Artists shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information; PROVIDED, HOWEVER, that copies of such reports may omit exhibits, which United Artists shall deliver at its cost to any Holder upon request. In addition, United Artists shall, at its cost, deliver to each Holder of the Notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act; PROVIDED, HOWEVER, that copies of such reports may omit exhibits, which United Artists shall supply at its cost to any Holder upon request. In addition, at all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, United Artists shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the provisions described above under "--Ranking and Subordination"; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions described above under "--Ranking and Subordination"; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of United Artists or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) United Artists defaults in the performance of or breaches any other covenant or agreement of United Artists in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of United Artists or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
(f) any final judgment or order (to the extent not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against United Artists or any Significant Subsidiary and shall not be paid, discharged or vacated, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of United Artists or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of United Artists or any Significant Subsidiary or for all or substantially all of the property and assets of United Artists or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of United Artists or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; and (h) United Artists or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of United Artists or any Significant Subsidiary or for all or substantially all of the property and assets of United Artists or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to United Artists) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to United Artists (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration (an "Acceleration Notice"), such principal of, premium, if any, and accrued interest shall be immediately due and payable; PROVIDED, HOWEVER, that if there are any amounts outstanding under the Credit Agreement, such declaration shall not become effective until the earlier of (i) an acceleration of the Indebtedness under the Credit Agreement and (ii) 5 Business Days after receipt by United Artists and the Bank Agent of such Acceleration Notice. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by United Artists or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to United Artists, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in aggregate principal amount of the outstanding Notes by written notice to United Artists and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
For information as to the waiver of defaults, see "--Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of


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indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of an Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

The Indenture requires certain officers of United Artists to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of United Artists and its Restricted Subsidiaries and United Artists' and its Restricted Subsidiaries' performance under the Indenture and that United Artists has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. United Artists will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     United Artists will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into United Artists unless: (i) United Artists shall be the continuing Person, or the Person (if other than United Artists) formed by such consolidation or into which United Artists is merged or that acquired or leased such property and assets of United Artists shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of United Artists on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis United Artists, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under clause (i) of the first paragraph of the "Limitation on Indebtedness" covenant; and (iv) United Artists delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of United Artists, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of United Artists and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     DEFEASANCE AND DISCHARGE. The Indenture provides that United Artists will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) United Artists has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) United Artists has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of United Artists' exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to holders who may be deemed to be insiders), the trust fund will not be subject to the effect of Section 547 of the



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United States Bankruptcy Code or Section 15 of the New York Debtor and
Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which United Artists or any of its Subsidiaries is a party or by which United Artists or any of its Subsidiaries is bound, (D) United Artists is not prohibited from making payments in respect of the Notes by the provisions described under "--Ranking and Subordination" and (E) if at such time the Notes are listed on a national securities exchange, United Artists has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (iii) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Repurchase of Notes Upon a Change of Control" and "Certain Covenants," clause (c) under "Events of Default," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) (without any requirement relating to the 123-day period), and (E) of the preceding paragraph and the delivery by United Artists to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event United Artists exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default.
However, United Artists will remain liable for such payments.


MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by United Artists and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,
(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) modify the subordination provisions in a manner adverse to the Holders, (viii) amend, change or modify the obligation of United Artists to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of United Artists to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes Upon a Change in Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the Notes affected thereby; or (ix) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.



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NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR
EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of United Artists in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of United Artists or of any successor Person thereof or of any subsidiary guarantor or of any successor person as such. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If a Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of United Artists, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by United Artists or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with United Artists or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of United Artists and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by United Artists or any of its Restricted Subsidiaries of the property and assets of any Person other than United Artists or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of United Artists and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by United Artists or any of its Restricted Subsidiaries (other than to United Artists or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of United Artists or any of its Restricted Subsidiaries.

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

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by United Artists or any of its Restricted Subsidiaries to any Person other than United Artists or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of United Artists or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of United Artists or any of its Restricted Subsidiaries outside the ordinary course of business of United Artists or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of United Artists; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales, transfers or other dispositions of assets with a fair market value not in excess of $500,000 in any transaction or series of related transactions, (d) sales, transfers or other dispositions of theatres which are determined in good faith by the Board of Directors to be nonstrategic and underperforming ("Underperforming Theatres") for consideration at least equal to the fair market value of the Underperforming Theatre disposed of, (e) sales, transfers or other dispositions of Temporary Cash Investments in the ordinary course of business for consideration at least equal to the fair market value of the Temporary Cash Investments disposed of or (f) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

"Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Permitted Holders becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of more than a majority of the total voting power of the Voting Stock of United Artists on a fully diluted basis; (ii) United Artists consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, United Artists, in any such event pursuant to a transaction in which the outstanding Voting Stock of United Artists is converted into or exchanged for cash, securities or other property, other than any such transaction (a) where the outstanding Voting Stock of United Artists is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of United Artists) or is converted into or exchanged for (x) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (y) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by United Artists as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (b) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), other than Permitted Holders, is the ultimate "beneficial owner," directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee corporation; or (iii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by United Artists' stockholders was approved (x) by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so

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approved or (y) in writing by the Permitted Holders) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means April 21, 1998, the date of the Indenture.

     "Consolidated EBITDA" means, for any period, the operating income of United Artists and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such operating income (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing such operating income, less all non-cash items increasing such operating income, all as determined on a consolidated basis for United Artists and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, (a) Consolidated EBITDA shall not include (x) the operating income (or operating loss) of any Person that is not a Restricted Subsidiary, except (I) with respect to operating income, to the extent the amount of dividends or other distributions actually paid to United Artists or any of its Restricted Subsidiaries by such Person during such period and (II) with respect to operating losses, to the extent of the amount of Investments made by United Artists or any Restricted Subsidiary in such Person during such period; (y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (x) above), the operating income (or operating loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with United Artists or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by United Artists or any of its Restricted Subsidiaries; and (z) the operating income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such operating income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; and (b) Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) (I) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, by any amount paid (but only to the extent not accrued in a prior period) or accrued as dividends on preferred stock of United Artists (between the Closing Date and the conversion of the Preferred Stock on May 1, 1998) (other than dividends payable in Capital Stock (other than Disqualified Stock and other than dividends accruing on the outstanding Preferred Stock)) or any Restricted Subsidiary owned by Persons other than United Artists and any of its Restricted Subsidiaries and (II) if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, by an amount equal to (A) the amount of the operating income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by United Artists or any of its Restricted Subsidiaries.

     "Consolidated Fixed Charge Coverage Ratio" of United Artists means, for any period, the ratio of (a) the sum of Consolidated EBITDA for such period to (b) the Consolidated Interest Expense for such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and the aggregate amount of interest in respect of Indebtedness that is Guaranteed or secured by United Artists or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by United Artists and its Restricted Subsidiaries during such period (other than Capitalized Lease Obligations paid during such period if such obligations were accrued in a prior period); EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the operating income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the operating income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) paid in connection with the Transactions, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Determination Date, the ratio of (i) the aggregate amount of Indebtedness of United Artists and its Restricted Subsidiaries on a consolidated basis outstanding on such Determination Date to (ii) the aggregate amount of Consolidated EBITDA for the then most recent fiscal quarter for which financial

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statements of United Artists have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described above (such fiscal quarter being the "Quarter"), multiplied by four; PROVIDED that, in making the foregoing calculation, (A) PRO FORMA effect shall be given to any Indebtedness to be Incurred or repaid on the Determination Date; (B) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Quarter through the Determination Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into United Artists or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the full fiscal quarter immediately preceding the Determination Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

     "Credit Agreement" means the credit agreement entered into by United Artists on the Closing Date, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such credit agreement, in each case as such credit agreement or such agreements, instruments or documents may be amended, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time; PROVIDED, for purposes of the provisions described under "Ranking and Subordination," that with respect to any agreement providing for the refinancing or replacement of Indebtedness under the Credit Agreement, such agreement shall be the Credit Agreement under the Indenture only if a notice to that effect is delivered by United Artists to the Trustee and there shall be at any time only one instrument that is (together with the aforementioned related agreements, instruments and documents) the Credit Agreement under the Indenture.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means the Indebtedness specified in clause (i) of the definition of Senior Indebtedness and any other
Indebtedness constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of at least $25 million and that is specifically designated by United Artists, in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

     "Determination Date" means, with respect to the Incurrence of any Indebtedness by United Artists or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to United Artists' repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

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     "Floating Rate Notes" means the $50,000,000 aggregate principal amount of Floating Rate Senior Subordinated Notes due 2007 of United Artists.

     "Fixed Rate Notes" means the $225,000,000 aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2008 of United Artists.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any fees, expenses or goodwill incurred in connection with the Transactions, (ii) losses incurred for the early extinguishment of debt in connection with the Transactions and (iii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; PROVIDED that neither the accrual of interest nor the accretion in value of non-interest bearing or other discount Indebtedness shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness,
(vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding principal balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (A) that the amount outstanding at any time of any non-interest bearing or other discount Indebtedness is the principal amount of such Indebtedness at such time that would be shown on the balance sheet of such Person prepared in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

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     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers, suppliers or lessors in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of United Artists or its Restricted Subsidiaries and negotiable instruments held for collection) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by United Artists or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; PROVIDED that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to United Artists or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to United Artists or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, and the fair market value of the outstanding Investments in any Person other than an Unrestricted Subsidiary that thereafter becomes a Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary, shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Junior Securities" means (i) Capital Stock of United Artists (other than any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part), (ii) securities of United Artists or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of the Notes to the Senior Indebtedness, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or other similar law, or (iii) any securities of United Artists provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Notes are so subordinated.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Majority Owned Subsidiary" means any corporation, association or other business entity that is not a Subsidiary of United Artists but of which 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by United Artists or one or more of its Restricted Subsidiaries as of the Issue Date.

     "ML Funds" means Merrill Lynch Capital Appreciation Partnership No. B-XIX, L.P., Merrill Lynch Capital Appreciation Partnership No. B-XX, L.P., Roman Nineteen Offshore Fund Holdings N.V., MLCP Associates L.P. No. II, ML IBK Positions, Inc., and Merrill Lynch KECALP L.P. 1991 and any Affiliates of the foregoing and any of their respective successors.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent

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such obligations are financed or sold with recourse to United Artists or any
Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of United Artists and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by United Artists or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to United Artists or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Holders" means any of the ML Funds or any of their respective Affiliates.

     "Permitted Investment" means (i) an Investment in United Artists or a Restricted Subsidiary or a Majority Owned Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, United Artists or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of United Artists and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments;
(iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to officers and employees of United Artists and its Restricted Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans or advances outstanding at any time shall not exceed $1 million; (v) Investments in Interest Rate Agreements and Currency Agreements designed solely to protect United Artists or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of United Artists and its Restricted Subsidiaries on the date of such Investments; PROVIDED that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed $25 million; (vii) Investments received in consideration for sales of Underperforming Theatres; (viii) stock, obligations or securities received in satisfaction of judgments or in settlement of debts owing to United Artists or any Restricted Subsidiary that arose in the ordinary course of business, received pursuant to any plan of reorganization or similar arrangement in satisfaction of liabilities owing to United Artists or a Restricted Subsidiary that arose in the ordinary course of business or received upon the foreclosure or enforcement of a Lien in favor of United Artists or any Restricted Subsidiary that arose in the ordinary course of business; and (ix) non-cash proceeds of Asset Sales conducted in accordance with the provisions of "Certain Covenants--Limitation on Asset Sales."

     "Public Equity Offering" means an underwritten primary public offering of Capital Stock (other than Disqualified Stock) of United Artists, pursuant to an effective registration statement under the Securities Act.

     A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 10% of the total issued and outstanding aggregate value of the voting Capital Stock of United Artists has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Restricted Subsidiary" means any Subsidiary of United Artists other than an Unrestricted Subsidiary.

     "Senior Indebtedness" means the following obligations of United Artists, whether outstanding on the Closing Date or thereafter Incurred: (i) all Indebtedness and all other monetary obligations (including expenses, fees and other monetary obligations) of United Artists under the Credit Agreement and
(ii) all other Indebtedness and all other monetary obligations of United Artists (other than the Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is PARI PASSU with, or subordinated in right of payment to, the Notes; PROVIDED that the term "Senior Indebtedness" shall not include (a) any

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Indebtedness of United Artists that, when Incurred, was without recourse to
United Artists, (b) any Indebtedness of United Artists to a Subsidiary of United Artists, or to a joint venture in which United Artists has an interest, (c) any Indebtedness of United Artists, to the extent not permitted by the "Limitation on Indebtedness" covenant or the "Limitation on Senior Subordinated Indebtedness" covenant described above (but as to any such Indebtedness under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (c) if the Bank Agent shall have received a representation from an Officer of United Artists to the effect that the issuance of such Indebtedness does not violate such covenants), (d) any Indebtedness to any employee of United Artists or any of its respective Subsidiaries, (e) any liability for taxes owed or owing by United Artists or
(f) any Trade Payables. Senior Indebtedness will also include interest accruing on or after, or which would accrue but for, events of bankruptcy of United Artists and its respective Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.

     "Senior Subordinated Obligations" means any principal of, premium, if any, or interest on the Notes or the Fixed Rate Notes payable pursuant to the terms of the Notes or the Fixed Rate Notes or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or the Fixed Rate Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes or the Fixed Rate Notes.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of United Artists, accounted for more than 10% of the consolidated revenues of United Artists and its Restricted Subsidiaries or
(ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of United Artists and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of United Artists for such fiscal year.

     "S&P" means Standard & Poor's Ratings Services and its successors.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of United Artists) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's and (vi) overnight and demand deposits in a bank or trust company meeting the qualifications described in clause
(ii) above.

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     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors
(including film payables) created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Unrestricted Subsidiary" means (i) any Subsidiary of United Artists that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of United Artists) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, United Artists or any Restricted Subsidiary; PROVIDED that (A) any Guarantee by United Artists or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by United Artists or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described above and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described above. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

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                 RESTRICTIONS IMPOSED BY THE 1995 SALE LEASEBACK

     In December 1995, the United Artists Theatre Circuit, Inc. 1995-A Pass Through Trust (the "Trust") issued $116.8 million of Pass Through Certificates, Series 1995-A (the "Certificates"). In connection with the issuance of the Certificates, UATC and UAR sold an aggregate of 31 theatre properties to a trust (the "Owner Trust"). UATC then entered into a lease with the Owner Trust to lease back these theatres. To finance the purchase price, the Owner Trust issued a mortgage note to the Trust, which in turn obtained the funds to loan to the Owner Trust from issuing the Certificates. UATC and certain other persons then entered into a Participation Agreement (the "Participation Agreement") to undertake and clarify their obligations and rights in the transaction.

     The Participation Agreement imposes certain restrictions on UATC. Among other things, these restrictions limit the ability of UATC and its subsidiaries to incur indebtedness, pay dividends or make distributions, make investments, enter into transactions with affiliates, guarantee indebtedness, and transfer assets.

     Under the debt incurrence restriction, UATC generally, with certain exceptions, may not incur additional indebtedness (or permit its subsidiaries to incur additional indebtedness) unless its "consolidated fixed charge coverage ratio" (as defined in the Participation Agreement), which includes "consolidated operating rental expense" (as defined in the Participation Agreement) for the preceding four fiscal quarters is at least 1.40 to 1 after giving effect to the incurrence of the additional indebtedness. Such restriction applies to draws under the Senior Credit Facilities since such indebtedness is guaranteed by UATC.

     Under the distribution restriction, UATC is prohibited from making "restricted payments," which generally constitute UATC making distributions on its capital stock, acquiring its stock or the stock of an affiliate or making certain investments (or permitting its subsidiaries to engage in any of the foregoing activities) unless UATC could incur additional indebtedness pursuant to the debt incurrence test described above, the amount of such distributions and payments does not exceed the amount available under a "basket" and no "default" or "event of default" exists thereunder. The amount of this basket includes 50.0% of UATC's "consolidated adjusted net income" (as defined in the Participation Agreement) accumulated since May 12, 1992 (or if UATC has a loss, less 100.0% of such loss) and the aggregate net proceeds received by UATC after May 12, 1992 as capital contributions from United Artists. The amounts currently available for distribution to United Artists under the basket, therefore, will be initially insufficient to repay the principal amount of the indebtedness of United Artists. Accordingly, unless the amount of the basket increases, United Artists will be unable to obtain funds from UATC to repay the Notes and the at their maturity and will be required to attempt to refinance them. In addition, any distributions to United Artists or other restricted payments by UATC (including distributions, if any, to repay the Floating Rate Notes which mature six months prior to the Fixed Rate Notes) will decrease the basket available to permit United Artists to make interest and principal payments on the Notes or otherwise. For UATC to make distributions to United Artists after the basket is utilized, UATC will need to generate net income or receive additional equity contributions. UATC is generally prohibited from transferring assets to United Artists. To the extent that the 1995 Sale Leaseback requirements are not met so that UATC cannot distribute amounts to United Artists to pay the interest and principal payments on the Notes, UATC will not be able to make such distributions unless the 1995 Sale Leaseback is amended or unwound, which could be at a substantial cost to United Artists. There also can be no assurance that United Artists would be able to amend or unwind the 1995 Sale Leaseback.

     The computations of the "consolidated fixed charge coverage ratio" and the restricted payments basket are based on estimates and interpretations. As a result of these estimates and interpretations, there can be no assurance that United Artists' computations of such ratio and basket will not be contested. For example, UATC will recognize the interest expense on the Senior Credit Facilities because UATC will guarantee these facilities, which will decrease the restricted payments basket. If UATC distributes cash to United Artists to pay such interest expense, the Participation Agreement could be interpreted by a third party as requiring a second decrease to the basket in the amount of the distribution, resulting in a "double-counting" of the interest expense when computing the restricted payments basket. United Artists is currently not aware of any third party contesting the calculation of the restricted payments basket or the consolidated fixed charge coverage ratio.

     If a Lease Event of Default (as defined in the 1995 Sale Leaseback) occurs, the owner trustee under the 1995 Sale Leaseback may terminate the lease and may transfer the properties to UATC (in which case UATC would be required to pay liquidated damages as calculated pursuant to the 1995 Sale Leaseback) or may repossess or relet the properties. The 1995 Sale Leaseback also contains certain other restrictive covenants. The Participation Agreement and certain other agreements

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related to the 1995 Sale Leaseback have been filed by United Artists with the
Commission and the foregoing discussion of the terms and conditions of such agreements is qualified in its entirety to reference to the agreements themselves. See "Available Information."

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                    DESCRIPTION OF CERTAIN FEDERAL INCOME TAX
                   CONSEQUENCES OF AN INVESTMENT IN THE NOTES

     The following is a summary of certain federal income tax consequences associated with the acquisition, ownership, and disposition of the Notes by the holders thereof. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to such a holder of the Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and except as discussed below, foreign corporations, persons who are not citizens or residents of the United States and persons who hold the Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U.S. Holders (as defined below); however, certain special rules apply. In addition, this discussion is limited to holders who hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary also does not describe any tax consequences under state, local, or foreign tax laws.

     The discussion is based upon the Code, Treasury Regulations, IRS rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Notes. United Artists has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes that are different from those discussed herein.

     PERSONS CONSIDERING THE ACQUISITION, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States; (ii) a domestic corporation or domestic partnership; (iii) an estate other than a "foreign estate" as defined in Section 7701(a) (31) of the Code; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     TAXATION OF STATED INTEREST. In general, U.S. Holders of the Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

     EFFECT OF OPTIONAL REDEMPTION AND REPURCHASE. Under certain circumstances United Artists may be entitled to redeem a portion of the Notes. In addition, under certain circumstances, each holder of Notes will have the right to require United Artists to repurchase all or any part of such holder's Notes. Treasury Regulations contain special rules for determining the yield to maturity and maturity on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. United Artists does not believe that these rules are likely to apply to either United Artists' right to redeem the Notes or to the holders' rights to require United Artists to repurchase the Notes. Therefore, United Artists does not intend to treat such redemption and repurchase provisions of the Notes as affecting the computation of the yield to maturity or maturity date of the Notes.

     SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES. The sale, exchange, redemption, retirement or other taxable disposition of a Note will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Note.

     Any gain or loss on the sale or other taxable disposition of a Note generally will be capital gain or loss. Payments on such disposition for accrued interest not previously included in income will be treated as ordinary interest income.

     MARKET DISCOUNT AND BOND PREMIUM. If a U.S. Holder of a Note has a tax basis in the Note that is less than its "stated redemption price at maturity," the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the term of a debt instrument remaining after the acquisition. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note. A U.S. Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the U.S. Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     If a U.S. Holder purchases a Note for an amount greater than the sum of all amounts payable on the Note after the purchase date, other than stated interest, such holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note in such year. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

     BACKUP WITHHOLDING. The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Notes, United Artists, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest on a Note. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.


CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

     This section discusses special rules applicable to a Non-U.S. Holder (as defined below) of Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder. For purposes hereof, a "Non-U.S. Holder" is any person who is not a U.S. Holder and is not subject to U.S. federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business.

     INTEREST. Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce, or eliminate, the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must provide a properly executed Form 1001 or applicable successor form.

     Interest that is paid to a Non-U.S. Holder on a Note will not be subject to U.S. income or withholding tax if the interest qualifies as "portfolio interest." Generally, interest on the Notes that is paid by United Artists will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of United Artists entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to United Artists actually or constructively through stock ownership for U.S. federal income tax purposes; (iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business; and (iv) either (x) the beneficial owner of the Note provides United Artists or its paying agent with a properly executed certification on IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Note and certifies to United Artists or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Note or a qualifying intermediary and furnishes the payor a copy thereof.

     Treasury regulations that will be effective with respect to payments made after December 31, 1999 (the "Withholding Regulations") provide alternative methods for satisfying the certification requirements described in clause (iv) above. The Withholding Regulations also will require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (iv) above be provided by each partner and (y) the partnership provide certain information, including its taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     SALE, EXCHANGE OR RETIREMENT OF NOTES. Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; or
(ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens and resident aliens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances.

     U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. Back-up withholding generally will not apply to a Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to United Artists or its agent as described above in "Certain U.S. Federal Income Tax Consequences for Non-U.S. Holders--Interest," PROVIDED that the payor does not have actual knowledge that the holder is a U.S. person. United Artists may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

     If payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of Notes are paid to the beneficial owner of a Note through a foreign office of a "broker" (as defined in the pertinent Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, or (iii) a foreign person that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period or, effective after December 31, 1999, by a foreign office of certain other persons, unless the broker has in its records documentary evidence that the holder is a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by Merrill Lynch in connection with offers and sales of the Notes in market-making transactions effected from time to time. Merrill Lynch may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     Affiliates of Merrill Lynch own approximately 88.0% of United Artists' outstanding voting stock. See "Principal Stock Ownership." Merrill Lynch has informed United Artists that it does not intend to confirm sales of the Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     United Artists has been advised by Merrill Lynch that, subject to applicable laws and regulations, Merrill Lynch currently intends to make a market in the Notes following completion of the Offer. However, Merrill Lynch is not obligated to do so and any such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading for the Notes."

     Merrill Lynch has provided investment banking services to United Artists in the past and may provide such services and financial advisory services to United Artists in the future. Merrill Lynch acted as purchasers in connection with the initial sale of the Fixed Rate Notes and the Floating Rate Notes and received an aggregate underwriting discount of approximately $4.5 million in connection therewith. An affiliate of Merrill Lynch is a lender and acted as a co-syndication agent under the Senior Credit Facilities for which it received usual and customary fees.

Merrill Lynch and United Artists have entered into a registration right agreement with respect to the use by Merrill Lynch of this Prospectus. Pursuant to such agreement, United Artists agreed to bear substantially all registration expenses incurred under such agreement , and United Artists agreed to indemnify Merrill Lynch against certain liabilities, including liabilities under the Securities Act.

                              VALIDITY OF THE NOTES

     The validity of the Notes was passed on for United Artists by Wachtell, Lipton, Rosen & Katz, New York, New York special counsel to United Artists.

                                     EXPERTS

     The consolidated financial statements of United Artists Theatre Company (formerly Oscar I Corporation) and subsidiaries as of December 31, 1998 and December 31, 1997 and for each of the years in the period ended December 31, 1998 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

                          INDEX TO FINANCIAL STATEMENTS

                               OSCAR I CORPORATION

                                                                                                                     PAGE
                                                                                                                     ----
Report of Independent Public Accountants--Arthur Andersen LLP.......................................................  F-2

Consolidated Balance Sheets, December 31, 1998 and 1997............................................................   F-3

Consolidated Statements of Operations, Years Ended December 31, 1998, 1997 and 1996................................   F-4

Consolidated Statements of Stockholders' Equity (Deficit)..........................................................   F-5

Consolidated Statements of Cash Flow, Years Ended December 31, 1998, 1997 and 1996.................................   F-6

Notes to Consolidated Financial Statements.........................................................................   F-7

Condensed Consolidated Balance Sheets, April 1, 1999 and December 31, 1998.........................................  F-23

Condensed Consolidated Statements of Operations, Thirteen Weeks Ended April 1, 1999 and Three Months Ended
March 31, 1998.....................................................................................................  F-24

Condensed Consolidated Statement of Stockholder's Equity (Deficit), April 1, 1998..................................  F-25

Condensed Consolidated Statements of Cash Flow, Thirteen Weeks Ended April 1, 1999 and Three Months Ended
March 31, 1998.....................................................................................................  F-26

Notes to Condensed Consolidated Financial Statements...............................................................  F-27


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO UNITED ARTISTS THEATRE COMPANY:

We have audited the accompanying consolidated balance sheets of United Artists Theatre Company (formerly OSCAR I Corporation) and subsidiaries ("United Artists") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flow for each of the three years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of United Artists' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Artists Theatre Company and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                     ARTHUR ANDERSEN LLP

Denver, Colorado
March 31, 1999

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets
                              (Amounts in Millions)

                                              Assets                                                December 31,
                                              ------                                             ------------------
                                                                                             1998                 1997*
                                                                                           --------             --------
                                 CURRENT ASSETS:
  Cash and cash equivalents.............................................................   $   8.2                10.8
  Receivables, net:
    Notes...............................................................................       2.4                 1.0
    Other...............................................................................      18.0                13.4
                                                                                           -------              ------
                                                                                              20.4                14.4

  Prepaid expenses and concession inventory..............................................     15.2                18.4
  Other assets...........................................................................      0.7                 0.3
                                                                                           -------              ------
     Total current assets................................................................     44.5                43.9

Investments and related receivables......................................................      8.3                15.4
Property and equipment, at cost (note 12):
    Land.................................................................................     44.0                54.7
    Theatre buildings, equipment and other...............................................    592.3               502.0
                                                                                           -------              ------
                                                                                             636.3               556.7
    Less accumulated depreciation and amortization (note 5)..............................   (216.4)             (176.0)
                                                                                           -------              ------
                                                                                             419.9               380.7

Intangible assets, net (note 12).........................................................     81.3               101.5
Net assets of discontinued operations (note 13)..........................................      3.4                14.6
Other assets, net (note 2)...............................................................     21.7                 6.9
                                                                                           -------              ------
                                                                                           $ 579.1               563.0
                                                                                           =======              ======
                 Liabilities and Stockholders' Equity (Deficit)
                 ----------------------------------------------

Current Liabilities:
  Accounts payable:
    Film rentals.........................................................................  $  28.7                29.8
    Other................................................................................     65.2                57.3
                                                                                           -------              ------
                                                                                              93.9                87.1
  Accrued liabilities:
    Salaries and wages...................................................................      6.1                 6.7
    Interest.............................................................................      8.3                 5.6
    Other................................................................................     30.1                16.8
                                                                                           -------              ------
                                                                                              44.5                29.1
  Current portion of long-term debt (notes 2 and 7)......................................      8.5                81.7
                                                                                           -------              ------
    Total current liabilities............................................................    146.9               197.9

Other liabilities (note 3)...............................................................     44.5                45.9
Debt (notes 2 and 7).....................................................................    645.4               332.3
Liabilities related to discontinued operations (note 13).................................      4.9                   -
                                                                                           -------              ------
    Total liabilities....................................................................    841.7               576.1

Minority interests in equity of consolidated subsidiaries................................      5.6                 7.2

Stockholders' equity (deficit) (notes 2 and 9):
    Preferred stock......................................................................      -                 193.9
    Common stock:
       Class A...........................................................................      0.1                 0.1
       Class B...........................................................................      -                   -
       Class C...........................................................................      -                   -
    Additional paid-in capital...........................................................     51.1                16.4
    Accumulated deficit..................................................................   (317.5)             (228.5)
    Cumulative foreign currency translation adjustment...................................      -                  (0.4)
    Treasury stock ......................................................................     (1.9)               (1.8)
                                                                                           -------              ------
      Total stockholders' equity (deficit)...............................................   (268.2)              (20.3)
                                                                                           -------              ------
                                                                                           $ 579.1               563.0
                                                                                           =======              ======

* Restated

  See accompanying notes to consolidated financial statements.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

                      Consolidated Statements of Operations
                              (Amounts in Millions)


                                                                              Years Ended December 31,
                                                                      --------------------------------------
                                                                        1998             1997*         1996*
                                                                      -------           ------        ------
Revenue:
    Admissions.....................................................   $ 454.4            473.9         466.5
    Concession sales...............................................     188.5            189.6         185.1
    Other..........................................................      19.2             20.3          25.5
                                                                      -------           ------        ------
                                                                        662.1            683.8         677.1
                                                                      -------           ------        ------

Costs and expenses:
    Film rental and advertising expenses...........................     248.5            262.5         257.2
    Direct concession costs........................................      28.0             30.2          29.3
    Other operating expenses ......................................     259.8            257.6         257.6
    Sale and leaseback rentals (note 3)............................      14.5             12.8          11.0
    General and administrative (note 11)...........................      23.4             24.3          35.1
    Restructuring charge (note 10).................................       -                0.8           1.9
    Depreciation and amortization (note 5).........................      53.9             59.0          74.2
    Provisions for impairment (note 12)............................      36.3             35.0           9.5
                                                                      -------           ------        ------
                                                                        664.4            682.2         675.8
                                                                      -------           ------        ------
       Operating loss from continuing operations...................      (2.3)             1.6           1.3

Other income (expense):
    Interest, net (notes 2 and 7):
       Interest expense............................................     (54.5)           (42.6)        (42.7)
       Amortization of deferred loan costs.........................      (1.9)            (2.2)         (2.2)
       Interest income.............................................       0.8              0.5           0.3
                                                                      -------           ------        ------
                                                                        (55.6)           (44.3)        (44.6)
    Gain on disposition of assets, net (note 14)...................       1.0             28.0           2.7
    Share of  losses of affiliates, net............................      (0.3)            (1.6)         (0.5)
    Minority interests in earnings of  consolidated subsidiaries...      (1.3)            (1.3)         (0.8)
    Other, net.....................................................      (1.7)            (2.5)         (1.4)
                                                                      -------           ------        ------
                                                                        (57.9)           (21.7)        (44.6)
                                                                      -------           ------        ------
    Loss from continuing operations before income tax
      expenses, discontinued operations and extraordinary item.....     (60.2)           (20.1)        (43.3)
Income tax expense (note 15).......................................      (0.6)            (1.5)         (1.0)
                                                                      -------           ------        ------
Loss from continuing operations....................................     (60.8)           (21.6)        (44.3)
Discontinued operations (note 13)..................................     (20.3)            (5.4)         (1.5)
                                                                      -------           ------        ------
    Loss before extraordinary item.................................     (81.1)           (27.0)        (45.8)
Extraordinary item - loss on early extinguishment of debt (note 2).      (7.9)               -             -
                                                                      -------           ------        ------
    Net loss.......................................................     (89.0)           (27.0)        (45.8)
Dividend on preferred stock (note 9)...............................      (9.0)           (23.8)        (20.9)
                                                                      -------           ------        ------
    Net loss available to common stockholder.......................   $ (98.0)           (50.8)        (66.7)
                                                                      =======           ======        ======

* Restated

  See accompanying notes to consolidated financial statements

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

            Consolidated Statements of Stockholders' Equity (Deficit)
                              (Amounts in Millions)


                                                                                             Cumulative
                                                                                              foreign                   Total
                                       Common   Common   Common    Additional                currency               stockholders'
                           Preferred   stock    stock    stock      paid-in    Accumulated  translation   Treasury      equity
                             stock    Class A  Class B   Class C    capital     deficit      adjustment     stock      (deficit)
                           ---------  -------  -------  ---------  ----------  -----------  ------------  ---------  -------------
Balance at January 1,
  1996....................    $149.2       0.1      -          -        61.1      (155.7)       (0.1)          -         54.6
  Accretion of dividends
    on preferred stock....      20.9        -       -          -       (20.9)         -           -            -           -
  Foreign currency
    translation
    adjustment............        -         -       -          -          -           -         (0.4)          -         (0.4)
  Net loss................        -         -       -          -          -        (45.8)         -            -        (45.8)
                              ------    ------   ------     ------    ------       -------     -----       ------      ------
Balance at December 31,
  1996....................     170.1       0.1      -          -        40.2      (201.5)       (0.5)          -          8.4
  Accretion of dividends
    on preferred stock....      23.8        -       -          -       (23.8)         -           -            -            -
  Foreign currency
    translation
    adjustment............        -         -       -          -          -           -          0.1           -          0.1
  Purchase of treasury
    stock.................        -         -       -          -          -           -           -          (1.8)       (1.8)
  Net loss................        -         -       -          -          -        (27.0)         -            -        (27.0)
                               ------    ------  ------     ------     ------      ------      ------       ------     ------
Balance at December 31,
  1997....................     193.9       0.1      -          -        16.4      (228.5)       (0.4)        (1.8)      (20.3)
  Accretion of dividends
    on preferred stock....       9.0        -       -          -        (9.0)         -           -            -           -
  Redemption of
    preferred stock.......    (202.9)       -       -          -        43.7          -           -            -       (159.2)
  Foreign currency
    translation
    adjustment............        -         -       -          -          -          -           0.4            -         0.4
  Purchase of treasury
    stock.................        -         -       -          -          -          -            -          (0.1)       (0.1)
  Net loss................        -         -       -          -          -        (89.0)         -             -       (89.0)
                               ------    ------  ------     ------     ------      ------      ------       ------     ------
Balance at December 31,
  1998....................    $   -        0.1      -          -        51.1      (317.5)         -          (1.9)     (268.2)
                               ------    ------  ------     ------     ------      ------      ------       ------     ------
                               ------    ------  ------     ------     ------      ------      ------       ------     ------



See accompanying notes to consolidated financial statements.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flow
                              (Amounts in Millions)

                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                                                   1998          1997*        1996*
                                                                                   ----          -----        -----
Net cash provided by operating activities..................................     $  43.7          51.0          30.8
                                                                                -------        -------      -------

Cash flow from investing activities:
   Capital expenditures....................................................      (116.9)        (67.4)        (67.1)
   Increase in receivable from sale and leaseback escrow...................       (11.0)        (12.8)        (19.5)
   Proceeds from sale and leaseback transaction and escrow.................         2.7          23.2          22.9
   Proceeds from disposition of assets, net................................        16.0          70.0          23.5
   Change in investments and receivables from theatre joint ventures, net..         2.7         (18.3)        (14.3)
   Other, net..............................................................        (8.0)          0.7          (1.4)
                                                                                -------        -------      -------
    Net cash used in investing activities..................................      (114.5)         (4.6)        (55.9)
                                                                                -------        -------      -------

Cash flow from financing activities:
   Proceeds from issuance of senior subordinated notes.....................       265.6           -             -
   Debt borrowings.........................................................       630.6         150.9         129.8
   Debt repayments.........................................................      (549.5)       (191.5)       (132.7)
   Redemption of preferred stock...........................................      (159.2)          -             -
   Repurchase of senior secured notes......................................      (128.6)          -             -
   Increase (decrease) in cash overdraft...................................        10.5          (2.8)          6.2
   Other, net..............................................................        (1.2)         (2.3)         (0.6)
                                                                                -------        -------      -------
    Net cash provided by (used in) financing activities....................        68.2         (45.7)          2.7
                                                                                -------        -------      -------

    Net increase (decrease) in cash and cash equivalents...................        (2.6)          0.7         (22.4)

Cash and cash equivalents:
   Beginning of period ....................................................        10.8          10.1          32.5
                                                                                -------        -------      -------
   End of period ..........................................................     $   8.2          10.8          10.1
                                                                                -------        -------      -------
                                                                                -------        -------      -------
Reconciliation of net loss to net cash provided by operating activities:
   Net loss................................................................     $ (89.0)        (27.0)        (45.8)
   Non-cash expenses associated with discontinued operations.................      16.6           2.7           0.7
   Extraordinary item......................................................         7.9           -             -
   Effect of leases with escalating minimum annual rentals.................         4.0           3.7           3.1
   Depreciation and amortization...........................................        53.9          59.0          74.2
   Provisions for impairment...............................................        36.3          35.0           9.5
   Gain on disposition of assets, net......................................        (1.0)        (28.0)         (2.7)
   Share of losses of affiliates, net......................................         0.3           1.6           0.5
   Minority interests in earnings of consolidated subsidiaries.............         1.3           1.3           0.8
   Change in assets and liabilities:
     Receivables...........................................................         5.1           2.4          (4.4)
     Prepaid expenses and concession inventory.............................         2.4          (3.0)          4.0
     Other assets..........................................................         0.4           1.9           1.3
     Accounts payable......................................................         7.5           3.3          (8.4)
     Accrued and other liabilities.........................................        (2.0)         (1.9)         (2.0)
                                                                                -------        -------      -------
    Net cash provided by operating activities..............................     $  43.7          51.0          30.8
                                                                                -------        -------      -------
                                                                                -------        -------      -------

*Restated

  See accompanying notes to consolidated financial statements.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996



(1)      ORGANIZATION

         United Artists Theatre Company ("United Artists"), a Delaware corporation, was formed in February 1992 for the purpose of purchasing United Artists Theatre Circuit, Inc. ("UATC") from an affiliate of Tele-Communications, Inc. ("TCI"). United Artists is owned by an investment fund managed by affiliates of Merrill Lynch Capital Partners, Inc. ("MLCP"), certain institutional investors, and certain members of United Artists' management. On May 12, 1992, United Artists purchased all of the outstanding common stock of UATC from an affiliate of TCI (the "Acquisition").

         UATC, a Maryland corporation, was initially founded in 1926 by shareholders including Mary Pickford, Douglas Fairbanks, Sam Goldwyn and Joe Schenck. From its founding through its first 40 years, UATC developed its theatre operations. In the early 1960s, UATC, through a separate subsidiary, invested in the cable television business. In 1986, an affiliate of TCI acquired a controlling interest in UATC's then parent company, United Artists Communications, Inc. ("UACI") which owned both the theatre and cable business. UACI subsequently changed its name in 1989 to United Artists Entertainment Company ("UAE") in conjunction with the acquisition of United Cable Television Corporation. In December 1991, TCI's affiliate acquired the remaining outstanding shares of UAE.

         In addition to its ownership of UATC, United Artists owns all of the outstanding capital stock of United Artists Realty Company ("UAR"), a Delaware corporation. UAR and its subsidiary United Artists Properties I Corp. ("Prop I") are the owners and lessors of certain operating theatre properties leased to and operated by UATC.


(2)      RECAPITALIZATION

         On April 21, 1998, United Artists completed the offering of $225.0 million of its 9.75% senior subordinated notes due April 15, 2008 and the offering of $50.0 million of its floating rate senior subordinated notes due October 15, 2007 (collectively, the "Senior Subordinated Notes"), and entered into a $450.0 million bank credit facility (the "New Bank Credit Facility") with a final maturity of April 21, 2007.

         The proceeds from the offerings of the Senior Subordinated Notes and a portion of the borrowings under the New Bank Credit Facility were used to repay the outstanding borrowings under UATC's existing bank credit facility (the "Bank Credit Facility") (approximately $272.5 million), and to fund the redemption of United Artists' preferred stock (approximately $159.2 million) and the redemption of UATC's $125.0 million senior secured notes (the "Senior Secured Notes") at 102.875% of par value plus accrued, but unpaid interest of $0.8 million.

         Included in the New Bank Credit Facility was a delayed draw term loan that was used to facilitate the repayment of certain Prop I mortgage notes upon their maturity. On November 1, 1998, approximately $45.7 million of this delayed draw facility was used to repay and retire these Prop I mortgage notes. (See Note 7, Debt.)

         As a result of the repayment of the Bank Credit Facility and redemption of the Senior Secured Notes, United Artists recognized an extraordinary loss on the early extinguishment of debt during 1998 of approximately $7.9 million, consisting of the $3.6 million prepayment premium on the Senior Secured Notes and approximately $4.3 million of unamortized deferred loan costs.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(3)      SALE AND LEASEBACK TRANSACTIONS

         In December 1995, UATC and UAR entered into a sale and leaseback transaction (the "1995 Sale and Leaseback") whereby the buildings and land underlying 27 of their operating theatres and four theatres under development were sold to and leased back from the 1995-A United Artists Pass Through Trust (the "Pass Through Trust"), an unaffiliated third party. United Artists realized a net gain of approximately $12.1 million as a result of the 1995 Sale and Leaseback. For financial statement purposes this gain has been deferred and will be recognized over the term of the lease as a reduction of rent expense. The 1995 Sale and Leaseback requires UATC to lease the underlying theatres for a period of 21 years and one month, with the option to extend for up to an additional 10 years. The lease of the properties by UATC required UATC to enter into a participation agreement that requires UATC to comply with certain covenants including limitations on indebtedness and restrictions on payments.

         In November 1996, UATC entered into a sale and leaseback transaction whereby the buildings and land underlying three of its operating theatres and two theatres under development were sold to and leased back from an unaffiliated third party. The lease has a term of 20 years and nine months with options to extend for an additional 10 years.

         In December 1997, UATC entered into a sale and leaseback transaction whereby two theatres under development were sold to and leased back from an unaffiliated third party for approximately $18.1 million. At December 31, 1998, approximately $9.1 million of the sales proceeds were deposited into an escrow account and are to be paid under the terms of the sale and leaseback to fund certain of the construction costs associated with the two theatres. The lease has a term of 22 years with options to extend for an additional 10 years.


(4)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      PRINCIPLES OF CONSOLIDATION
                  The consolidated financial statements include the accounts of United Artists and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (b)      NATURE OF OPERATIONS
                  United Artists is principally engaged in the operation of motion picture theatres.

         (c)      CASH AND CASH EQUIVALENTS
                  United Artists considers investments with initial maturities of three months or less to be cash equivalents.

         (d)      INVESTMENTS
                  Investments in which United Artists' ownership is 20% to 50% are accounted for using the equity method. Under this method, the investment, originally recorded at cost, is adjusted to recognize dividends received and United Artists' share of net earnings or losses of the investee as they occur. Investments in which United Artists' ownership is less than 20% are accounted for using the cost method. Under this method, the investments are recorded at cost and any dividends received are recorded as income.

         (e)      PROPERTY AND EQUIPMENT
                  Property and equipment are stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including applicable direct overhead, are capitalized.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(4)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

                  During the year ended December 31, 1998, United Artists capitalized $1.5 million of interest related to its various construction projects. Repairs and maintenance are charged to operations.

                  Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years. Leasehold improvements are amortized over the terms of the leases, including certain renewal periods or, in the case of certain improvements, the estimated useful lives of the assets, if shorter. Costs associated with new theatre construction are depreciated once such theatres are placed in service.

         (f)      INTANGIBLE ASSETS
                  Intangible assets consist of theatre lease acquisition costs and non-compete agreements. Amortization of theatre lease acquisition costs and non-compete agreements is calculated on a straight-line basis over the terms of the underlying leases including certain renewal periods (weighted average life of approximately 17 years) and non-compete agreements (primarily 5 years). Intangible assets and related accumulated amortization are summarized as follows (amounts in millions):

                                                                                            December 31,
                                                                                   ------------------------
                                                                                       1998            1997
                                                                                       ----            ----
                  Theatre lease acquisition costs.............................     $   145.5          156.9
                  Non-compete agreements......................................           -              3.0
                                                                                   ---------         ------
                                                                                       145.5          159.9
                  Accumulated amortization....................................         (64.2)         (58.4)
                                                                                   ---------         ------
                                                                                    $   81.3          101.5
                                                                                   ---------         ------
                                                                                   ---------         ------


         (g)      OTHER ASSETS
                  Other assets primarily consist of deferred loan costs, long term receivables and other assets. Amortization of the deferred loan costs is calculated on a straight-line basis over the terms of the underlying loan agreements (average life of approximately seven years) and is included as a component of interest expense. Other assets and related accumulated amortization are summarized as follows (amounts in millions):

                                                                                            December 31,
                                                                                   -------------------------
                                                                                       1998            1997
                                                                                       ----            ----
                  Deferred loan costs...........................................   $   16.4            16.1
                  Long term receivables.........................................        6.1             0.5
                  Other.........................................................        0.4             1.2
                                                                                   --------           -----
                                                                                       22.9            17.8
                  Accumulated amortization......................................       (1.2)          (10.9)
                                                                                   --------           -----
                                                                                   $   21.7             6.9
                                                                                   --------           -----
                                                                                   --------           -----


         (h)      OPERATING COSTS AND EXPENSES
                  Film rental and advertising expenses include film rental and co-op and directory advertising costs. Film advertising costs are expensed as incurred. Direct concession costs include direct concession product costs and concession promotional expenses. Concession promotional expenses are expensed as incurred. Other operating expenses include joint facility costs such as employee costs, theatre rental and utilities, which are common to both ticket sales and concession operations. As such, other operating expenses are reported as a combined amount as the allocation of such costs to exhibition and concession activities would be arbitrary and not meaningful. Rental expense for operating leases which provide for escalating minimum annual rentals during the term of the lease are accounted for on a straight-line basis over the terms of the underlying leases.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(4)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (i)      ESTIMATES
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (j)      RECLASSIFICATION
                  Certain prior year amounts have been reclassified for comparability with the 1998 presentation.


(5)      CHANGE IN ESTIMATED USEFUL LIVES

         During 1998, United Artists revised the estimated useful lives of certain equipment and leasehold improvements to more closely reflect the actual lives of these assets. The effect of this change in estimated useful lives was to decrease depreciation and amortization expense for the year ended December 31, 1998 by approximately $2.9 million.


(6)      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

         Cash payments for interest for the years ended December 31, 1998, 1997 and 1996, were $53.4 million, $42.8 million, and $44.6 million, respectively.

         Cash payments by certain less than 80% owned entities for income taxes for the years ended December 31, 1998, 1997 and 1996, were $1.8 million, $1.4 million, and $1.4 million, respectively.

         United Artists accrued $9.0 million, $23.8 million and $20.9 million of dividends during the years ended December 31, 1998, 1997 and 1996, respectively, on its preferred stock (see note 9).

         During 1998, 1997 and 1996, United Artists incurred $0.7 million, $1.1 million and $1.4 million, respectively, of capital lease obligations relating to new equipment.


(7)      DEBT

         Debt is summarized as follows (amount in millions):

                                                         December 31, 1998   December 31, 1997
                                                         -----------------   -----------------
                  New Bank Credit Facility (a).........      $  365.3                -
                  Senior Subordinated  Notes (b).......         275.0                -
                  Senior Secured Notes (c).............           -                125.0
                  Bank Credit Facility (c).............           -                226.5
                  UAR Promissory Notes (d).............           2.4               10.7
                  Other (e)............................          11.2                5.6
                  Prop I Mortgage Notes (f)............           -                 46.2
                                                                ------             ------
                                                                653.9              414.0
                  Less current portion.................          (8.5)             (81.7)
                                                                ------             ------
                                                             $  645.4              332.3
                                                                ======             ======

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(7)      DEBT, CONTINUED

         (a) The New Bank Credit Facility provides for delayed draw term loans aggregating $350.0 million (the "Term Loans") and a reducing revolving loan and standby letters of credit aggregating $100.0 million (the "Revolving Facility"). The Term Loans consist of the following: (i) a $70.0 million delayed draw term loan (the "Tranche A Term Loan"); (ii) a $118.0 million delayed draw term loan (the "Tranche B Term Loan"); and (iii) a $162.0 million delayed draw term loan (the "Tranche C Term Loan"). All of the term loans were fully funded at December 31, 1998.

                  Commitments available for borrowing under the Revolving Facility reduce semi-annually commencing December 31, 2001 through April 21, 2005. The Tranche A Term Loan requires semi-annual principal payments commencing December 31, 1998 through June 30, 2001 of 1/2% of the December 31, 1998 outstanding balance and then in escalating semi-annual payments through April 21, 2005. The Tranche B Term Loan requires semi-annual principal payments commencing December 31, 1998 through June 30, 2005 of 1/2% of the December 31, 1998 outstanding balance and two payments of 46.5% of the December 31, 1998 outstanding balance on December 31, 2005 and April 21, 2006. The Tranche C Term Loan requires semi-annual principal payments commencing December 31, 1998 through June 30, 2006 of 1/2% of the December 31, 1998 outstanding balance and two payments of 46% of the December 31, 1998 outstanding balance on December 31, 2006 and April 21, 2007.

                  Borrowings under the New Bank Credit Facility provide for interest to be accrued at varying rates depending on the ratio of indebtedness to annualized operating cash flow, as defined. Interest is payable at varying dates depending on the type of rate selected by United Artists, but no less frequently than once each 90 days.

                  The New Bank Credit Facility is guaranteed, on a joint and several basis, by certain of United Artists' subsidiaries, those being UATC, UAR and Prop I. The New Bank Credit Facility is secured by, among other things, the capital stock of UATC, UAR, Prop I and certain other subsidiaries of United Artists and by an intercompany note from UATC to United Artists established with respect to borrowings by UATC from United Artists.

                  The New Bank Credit Facility contains certain provisions that require United Artists to maintain certain financial ratios and places limitations on, among other things, additional indebtedness, disposition of assets and restricted payments.

         (b) The Senior Subordinated Notes consist of $225.0 million of 9.75% notes due April 15, 2008 (the "Fixed Rate Subordinated Notes") and $50.0 million of floating rate notes due October 15, 2007 (the "Floating Rate Subordinated Notes"). Interest on the Fixed Rate Subordinated Notes is due semi-annually. Interest on the Floating Rate Subordinated Notes is due quarterly and is calculated based upon the three month LIBOR rate plus 4.375%.

                  The Fixed Rate Subordinated Notes may be redeemed at the option of United Artists, in whole, or in part, any time on or after April 15, 2003. The Floating Rate Subordinated Notes may be redeemed at any time at the option of United Artists, in whole or in part, any time on or after April 15, 1999. Upon a change of control (as defined in the respective indentures (the "Indentures") under which the Senior Subordinated Notes were issued), the holders of the Senior Subordinated Notes have the right to require United Artists to purchase all or any portion of such holders Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of purchase.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(7)      DEBT, CONTINUED

                  The Indentures contain certain covenants that place limitations on, among other things, the incurrence of additional indebtedness by United Artists and any of its subsidiaries, the payment of dividends, the redemption of capital stock, the making of investments, the issuance of capital stock of subsidiaries, the creation of dividend and other restrictions affecting subsidiaries, transactions with affiliates, asset sales and certain mergers and consolidations.

                  The Senior Subordinated Notes are unsecured, senior subordinated obligations of United Artists and are subordinated in right of payment to all existing and future senior indebtedness of United Artists including borrowings under the New Bank Credit Facility. The Fixed Rate Subordinated Notes rank PARI PASSU with the Floating Rate Subordinated Notes.

         (c) As discussed in Note (2), Recapitalization, the Bank Credit Facility and the Senior Secured Notes were repaid during 1998 from proceeds of the offerings of the Senior Subordinated Notes and the New Bank Credit Facility.

         (d) In connection with the acquisitions of certain theatres prior to the Acquisition, UAR issued non-interest bearing promissory notes to the sellers. Principal on the promissory notes is due quarterly through October 1999. For financial statement purposes, the promissory notes were discounted at UAR's effective borrowing rate on the date the promissory notes were executed. The undiscounted amount payable under the promissory notes at December 31, 1998, was approximately $2.4 million.

         (e) Other debt at December 31, 1998 consists of various term loans, mortgage notes, capital leases, seller notes and other borrowings. This other debt carries interest rates ranging from 7% to 12%. Principal and interest are payable at various dates through March 1, 2006.

         (f) As discussed in Note (2), Recapitalization, additional commitments under the New Bank Credit Facility were designated for the retirement of the Prop I mortgage notes that matured on November 1, 1998. On November 1, 1998, approximately $45.7 million of borrowings under the New Bank Credit Facility were used to retire the Prop I mortgage notes and $12.5 million of letters of credit were cancelled.

          At December 31, 1998, United Artists was party to interest rate collar agreements on $225.0 million of floating rate debt which provide for a LIBOR interest rate cap ranging between 6% and 7 1/2% and LIBOR interest rate floors ranging between 5 1/4% and 5 1/2% that expire at various dates through August 2001. United Artists is subject to credit risk exposure from non-performance of the counterparties to the interest rate cap agreements. As United Artists has historically received payments relating to its various interest hedge agreements, it does not anticipate such non-performance in the future. Amounts paid to the counterparties to the interest collar agreements are recorded as an increase to interest expense and amounts received from the counterparties to the interest rate collar agreements are recorded as a reduction of interest expense.

          At December 31, 1998, United Artists had approximately $83.0 million of Revolving Facility commitments, $4.1 million of which has been used for the issuance of letters of credit. United Artists pays commitment fees of 1/2% per annum on the average unused commitments.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(7)       DEBT, CONTINUED

         The primary source of principal and interest payments related to the New Bank Credit Facility and the Senior Subordinated Notes will come from payments by UATC to United Artists. The amount of payments by UATC to United Artists may be limited from time to time by covenants included in the participation agreement relating to the 1995 Sale and Leaseback. See Note (3), Sale and Leaseback Transactions.

          Annual maturities of debt for each of the next five years and thereafter are summarized as follows (amounts in millions):

                  1999.................................................$    8.8
                  2000................................................      6.4
                  2001................................................      6.8
                  2002................................................     16.2
                  2003................................................     24.2
                  Thereafter..........................................    591.5
                                                                         ------
                                                                       $  653.9
                                                                         ======


(8)      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         CASH AND CASH EQUIVALENTS
         The carrying amount of cash and cash equivalents approximates fair value because of its short maturity.
         FINANCIAL INSTRUMENTS
         The carrying amount and estimated fair value of United Artists' financial instruments at December 31, 1998 are summarized as follows (amounts in millions):


                                                          Carrying       Estimated
                                                           Amount        Fair Value
                                                           -------      -----------
         New Bank Credit Facility and Other Debt.......... $ 378.9         378.9
                                                             =====         =====
         Senior Subordinated Notes........................ $ 275.0         266.0
                                                             =====         =====
         Interest Rate Collar Agreements.................. $   -            (3.1)
                                                             =====         =====

         New Bank Credit Facility and Other Debt: The carrying amount of United Artists' borrowings under the New Bank Credit Facility and other debt approximates fair value because the interest rates on the majority of this debt floats with market interest rates.

         Senior Subordinated Notes: The fair value of United Artists' Senior Subordinated Notes is estimated based upon quoted market prices at December 31, 1998.

         Interest Rate Collar Agreements: The fair value of United Artists' interest rate collar agreements is estimated based upon dealer quotes for similar agreements at December 31, 1998.


(9)      STOCKHOLDERS' EQUITY

         PREFERRED STOCK
         As part of the recapitalization discussed in Note (2), Recapitalization, proceeds from the Senior Subordinated Notes and a portion of the borrowings under the New Bank Credit Facility were used to fund the redemption of United Artists' preferred stock on May 1, 1998. At the redemption date, the

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(9)      STOCKHOLDERS' EQUITY, CONTINUED

         actual redemption value of the preferred stock was approximately $159.2 million. The carrying amount of the preferred stock at the redemption date was approximately $43.7 million more than the redemption value as dividends had been accrued at a 14% per annum rate for all periods since issuance in 1992 rather than the stated rate of 8% through December 31, 1995, 9% through December 31, 1996 and 14% thereafter. This difference has been shown as an increase in additional paid-in capital in the accompanying financial statements. United Artists is authorized to issue 5,000,000 shares of preferred stock.

         COMMON STOCK
         At December 31, 1998, United Artists had outstanding 11,551,383 shares of Class A common stock, $0.01 par value per share, 36,225 shares of Class B common stock, $0.01 par value per share and has granted 10,542 shares of Class C common stock, $0.01 par value to certain members of management, all of which are vested. The Class A and Class B shares are identical except that the Class B shares do not have any voting rights. The Class C shares vest over a four-year period and are identical to the Class B common stock except for a $9.50 per share liquidation preference in favor of the holders of the Class A and Class B common stock.

         United Artists is authorized to issue 23,200,000 shares of Class A common stock, 1,818,000 shares of Class B common stock and 57,000 shares of Class C common stock.

         STOCK OPTIONS
         In connection with the Acquisition, the United Artists Management Stock Plan was established. The United Artists Management Stock Plan established three types of options, those being: the Incentive Options (the "Incentive Plan"), Performance Options (the "Performance Plan"), and Premium Options (the "Premium Plan" and collectively, the "Option Plans"). The options covered under the Incentive Plan vest in equal amounts each year through the fifth anniversary of the date of grant, while options covered under the Performance and Premium Plans vest based on certain calculations of United Artists' value or the investment returns received by the Class A common stockholders. Each option granted under either the Incentive or Performance Plans may be exercised for one Class B share at an exercise price equal to the estimated market value of the Class B share at the date of grant provided that such options have been vested under the terms of the respective plan. Each option granted under the Premium Plan may be exercised for one Class B share at an exercise price, which increases from $30 to $233, provided that such options have vested under the terms of the Premium Plan. All options granted expire 10 years after the date of grant.

         United Artists applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its Option Plans. No compensation cost has been recognized by United Artists for any of the Option Plans. United Artists' compensation expense would not have been materially different had United Artists recorded compensation expense for its Option Plans in accordance with SFAS No. 123, "Accounting for Stock Based Compensation," and accordingly, the pro forma net loss disclosure as if SFAS No. 123 had been applied are not presented.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(9)      STOCKHOLDERS' EQUITY, CONTINUED

         A summary of United Artists' Incentive Plan as of December 31, 1998, 1997 and 1996, and changes during those years is presented below:


                                                     1998                       1997                       1996
                                            -----------------------   -----------------------   -------------------------
                                                      Weighted Avg.             Weighted Avg.               Weighted Avg.
                                                        Exercise                  Exercise                    Exercise
                                            Shares        Price       Shares        Price       Shares          Price
                                            ------    -------------   ------    -------------   ------      -------------
         Outstanding at January 1           130,833      $10.12       544,320      $10.06        594,720       $10.05
           Granted                             -           -                -        -             6,600       $10.79
           Exercised                           -           -                -        -                 -          -
           Forfeited                        (27,700)     $10.00      (413,487)     $10.04        (57,000)      $10.00
                                           --------                 ---------                   --------
         Outstanding at December 31         103,133      $10.10       130,833      $10.12        544,320       $10.06
                                           ========                 =========                   ========

         The following table summarizes information about the Incentive Plan at December 31, 1998:

                                                 Options Outstanding                Options Exercisable
                                        -------------------------------------       -------------------
                                                               Weighted Avg.
                                          Number                 Remaining                Number
               Exercise Price           Outstanding          Contractual Life           Exercisable
               --------------           -----------          ----------------           -----------
                   $10.00                   90,133                  3.5                     90,133
                   $10.79                   13,000                  5.9                     13,000
                                           -------                                         -------
                                           103,133                  3.8                    103,133
                                           =======                                         =======

         A summary of United Artists' Performance Plan as of December 31, 1998, 1997 and 1996, and changes during those years is presented below:

                                                     1998                       1997                       1996
                                            -----------------------   -----------------------   -------------------------
                                                      Weighted Avg.             Weighted Avg.               Weighted Avg.
                                                        Exercise                  Exercise                    Exercise
                                            Shares        Price       Shares        Price       Shares          Price
                                            ------    -------------   ------    -------------   ------      -------------
         Outstanding at January 1           311,875      $11.31       528,975      $10.05        573,450       $10.04
           Granted                          276,625      $22.50       197,250      $12.00          5,900       $10.79
           Exercised                           -           -                -        -                 -         -
           Forfeited                       (31,475)        -        (414,350)      $10.04       (50,375)       $10.00
                                           --------                 ---------                   --------
         Outstanding at December 31        557,025       $16.64       311,875      $11.31        528,975       $10.05
                                           ========                 =========                   ========

The following table summarizes information about the Performance Plan at December 31, 1998:

                                                 Options Outstanding                Options Exercisable
                                        -------------------------------------       -------------------
                                                               Weighted Avg.
                                          Number                 Remaining                Number
               Exercise Price           Outstanding          Contractual Life           Exercisable
               --------------           -----------          ----------------           -----------
                   $10.00                   79,275                  3.5                       0
                   $10.79                   11,125                  5.8                       0
                   $12.00                  190,000                  8.3                 118,751
                   $22.50                  276,625                  9.0                 138,313
                                           -------                                      -------
                                           557,025                  7.8                 257,064
                                           =======                                      =======

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(9)      STOCKHOLDERS' EQUITY, CONTINUED

         A summary of United Artists Premium Plan as of December 31, 1998, 1997 and 1996, and changes during those years is presented below:


                                                     1998                       1997                       1996
                                            -----------------------   -----------------------   -------------------------
                                                      Weighted Avg.             Weighted Avg.               Weighted Avg.
                                                        Exercise                  Exercise                    Exercise
                                            Shares        Price       Shares        Price       Shares          Price
                                            ------    -------------   ------    -------------   ------      -------------
         Outstanding at January 1            56,431      $90.50       265,403     $66.00        287,791        $48.25
           Granted                             -           -              -                       2,800        $48.25
           Exercised                           -           -              -           -             -             -
           Forfeited                        (11,612)     $90.50      (208,972)    $66.00        (25,188)       $48.25
                                            -------                  --------                   -------
         Outstanding at December 31          44,819      $90.50        56,431     $66.00        265,403        $48.25
                                            =======                  ========                   =======
         Options Exercisable at
             December 31                       0                         0                         0
                                               =                         =                         =

         As of December 31, 1998, the 44,819 Premium Plan options had an exercise price of $90.50 and a weighted average remaining contractual life of 3.8 years.

(10)     RESTRUCTURING CHARGE

         At the end of 1996, United Artists initiated a corporate restructuring plan intended to provide a higher level of focus on United Artists' domestic theatrical business at a lower annual cost. This corporate restructuring was substantially completed in January 1997. In conjunction with this corporate restructuring plan, United Artists recorded $0.8 million and $1.9 million of restructuring charges in 1997 and 1996, respectively, for severance and other related expenses.


(11)     EMPLOYEE BENEFIT PLANS

         The UATC 401(k) Savings Plan (the "Savings Plan") provides that employees may contribute up to 10% of their compensation, subject to IRS limitations, to the Savings Plan. Employee contributions are invested in various investment funds based upon elections made by the employee. Depending on the amount of each employee's level of contribution, the Savings Plan currently matches up to 4.0% of their compensation.

         Effective January 1, 1993, UATC established the United Artists Supplemental 401(k) Savings Plan (the "Supplemental Plan") for certain employees who are highly compensated as defined by the IRS and whose elective contributions to the Savings Plan exceed the IRS limitations. Effective January 1, 1997, United Artists suspended the Supplemental Plan.

         Contributions to the various employee benefit plans for the years ended December 31, 1998, 1997 and 1996 were $0.6 million, $0.6 million, and $2.3 million, respectively.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(12)     PROVISIONS FOR IMPAIRMENT

         United Artists accounts for its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." For the years ended December 31, 1998, 1997 and 1996, United Artists recorded non-cash charges for the impairment of its long-lived assets of $36.3 million, $35.0 million and $9.5 million, respectively. These non-cash charges relate to the difference between the historical book value of the individual theatres (in some cases groups of theatres) and the discounted cash flow expected to be received from the operation or future sale of the individual theatres (or groups of theatres).



(13)     DISCONTINUED OPERATIONS

         During 1998, United Artists established a plan to dispose of its entertainment center business operations. Current and prior period results for the entertainment center business operations have been classified separately in the accompanying statements of operations as discontinued operations.

         Net assets of the discontinued operations were $3.4 million and $14.6 million at December 31, 1998 and 1997, respectively. Liabilities related to the discontinued operations were $4.9 million at December 31, 1998. The net loss from discontinued operations was $14.2 million, $5.4 million, and $1.5 million for the years ended December 31, 1998, 1997, and 1996, respectively. The anticipated loss from disposition was $6.1 million during 1998 which represents future losses. Revenue generated by the discontinued operations was $3.0 million, $2.4 million and $1.9 million, for the years ended December 31, 1998, 1997 and 1996, respectively. Included in the net loss from discontinued operations was interest expense of $1.1 million, $1.3 million and $0.7 million for the years ended December 31, 1998, 1997, and 1996, respectively. Interest expense was allocated to the discontinued operations based upon the average fixed asset balance and United Artists' average borrowing rate. The net loss from discounted operations included non-cash provisions for asset impairments of $10.7 million and $1.0 million for the years ended December 31, 1998 and 1997 respectively.


(14)      GAIN ON DISPOSITION OF ASSETS

         In 1998, United Artists sold the majority of its remaining international theatrical exhibition assets for $3.0 million of cash, $0.5 million of stock of the acquiring company and a $3.0 million note. In addition, United Artists sold certain other operating theatres and non-operating real estate for which net cash proceeds of $16.0 million were received. During April 1997, United Artists sold its 50% interest in Hong Kong theatre company to its partner for approximately $17.5 million and, during September 1997, UATC sold its theatre investments in Mexico and the majority of its theatre assets in Argentina for approximately $25.0 million. During the year ended December 31, 1997, United Artists sold various other non-strategic or underperforming theatres for net cash proceeds of approximately $27.5 million. During the year ended December 31, 1996, United Artists sold certain theatres and other assets for which cash proceeds of $23.5 million were received.


(15)     INCOME TAXES

         Consolidated subsidiaries in which United Artists' owns less than 80% file separate federal income tax returns. The current and deferred federal and state income taxes of such subsidiaries are determined as if they were separate tax paying entities within the consolidated group. For the years ended December 31, 1998, 1997 and 1996 United Artists and each of its 80% or more owned consolidated subsidiaries were allocated no current federal income tax expense (benefit) pursuant to such tax sharing agreement as a result of the group's overall net loss position.

                             UNITED ARTISTS THEATRE COMPANY
                                    AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(15)     INCOME TAXES, CONTINUED

         On February 10, 1998, United Artists filed a private letter ruling with the Internal Revenue Service (the "IRS") requesting an extension of time to file a Section 197 election. This election allows for the amortization of various intangible assets over 15 years. On June 8, 1998, the IRS granted United Artists' request and, on August 6, 1998, United Artists filed a Section 197 election along with its amended 1993 income tax return. As United Artists had previously been amortizing certain intangible assets acquired as part of the Acquisition over a five year period, the effect of the Section 197 election was to reduce United Artists' net operating loss carryforward and to increase the basis of certain intangible assets, which will be amortized, and provide for future tax deductions. The Section 197 election also enabled United Artists to conclude the IRS audit for the years ending December 31, 1992, 1993 and 1994. As a result of the audit the net operating loss was reduced further by various items which were reclassified as Section 197 audits. These items will be amortized and will provide United Artists with additional future deductions. As United Artists had fully reserved the deferred tax asset associated with its net operating loss carryforward, there is no financial statement impact associated with the reduction in its net operating loss carryforward.

         The current state income tax expense of United Artists and federal income tax expense of United Artists' less than 80%-owned consolidated subsidiaries and deferred state and federal income tax expense are as follows (amounts in millions):


                                                                 YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                              1998        1997        1996
                                                              ----        ----        ----
         Current income taxes:
           State expense...................................  $ 0.2         0.2         0.1
           Federal expense.................................    0.4         1.3         1.0
                                                              ----        ----        ----
                                                               0.6         1.5         1.1
         Deferred income taxes:
           State expense...................................     --          --          --
           Federal expense.................................     --          --          --
                                                              ----        ----        ----
                                                             $ 0.6         1.5         1.1
                                                              ----        ----        ----
                                                              ----        ----        ----


         Income tax expense differed from the amount computed by applying the U.S. federal income tax rate (35% for all periods) to loss before income tax expense as a result of the following (amounts in millions):


                                                                 YEARS ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1998        1997        1996
                                                             ------      ------      ------

         Expected tax benefit.............................. $(30.9)       (8.9)      (15.7)
         Change in valuation allowance.....................   35.0        11.1        16.1
         Adjustment of net operating loss carryforward       (30.0)        0.1         2.9
         Increase in basis of assets.......................   29.3          --          --
         Other.............................................   (2.8)       (0.8)       (2.2)
                                                             ------      ------      ------
                                                            $  0.6         1.5         1.1
                                                             ------      ------      ------
                                                             ------      ------      ------

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(15)     INCOME TAXES, CONTINUED

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows (amounts in millions):


                                                                                     1998          1997
                                                                                   -------       ------
         Deferred tax assets:
          Net operating loss carryforwards......................................  $  69.7         75.1
          Intangible and other assets...........................................     32.2          3.7
          Accrued liabilities...................................................      6.4          3.6
          Deferred gain on sale and leaseback...................................      2.6          3.5
          Property and equipment................................................      1.8           --
          Deferred revenue......................................................      4.5           --
          Other.................................................................      1.1          1.2
                                                                                   -------       ------
                                                                                    118.3         87.1
          Less:  valuation allowance............................................   (115.5)       (80.5)
                                                                                   -------       ------
             Net deferred tax assets............................................      2.8          6.6
                                                                                   -------       ------
         Deferred Tax Liabilities:
          Property and equipment................................................       --          3.5
          Deferred intercompany gains...........................................      1.6          1.6
          Other.................................................................      1.2          1.5
                                                                                   -------       ------
             Net deferred tax liabilities.......................................      2.8          6.6
                                                                                   -------       ------
         Net....................................................................  $    --           --
                                                                                   -------       ------
                                                                                   -------       ------


         At December 31, 1998, United Artists had a net operating loss carryforward for federal income tax purposes of approximately $183.0 million.

         United Artists' income tax returns for the years ended December 31, 1995, 1996 and 1997 are currently being audited by the IRS. The outcome of this audit may reduce the amount of United Artists' net operating loss carryforward and/or change the basis (and thus future tax depreciation) related to certain assets. United Artists believes that the result of the audit will not have a material adverse effect on its financial condition or results of operation.

(16)     SEGMENT INFORMATION

         United Artists' operations are classified into two business segments; theatre operations and the Satellite Theatre Network(TM). The Satellite Theatre Network(TM) rents theatre auditoriums for seminars, corporate training, business meetings and other educational or communication uses, product and consumer research and other entertainment uses. Theatre auditoriums are rented individually or on a networked basis.

                             UNITED ARTISTS THEATRE COMPANY
                                    AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(16)     SEGMENT INFORMATION, CONTINUED

         The following table presents certain information relating to the theatre operations and Satellite Theatre Network(TM) segments for each of the last three years (amounts in millions):


                                                                 THEATRE               SATELLITE
                                                                OPERATIONS          THEATRE NETWORK         TOTAL
                                                                ----------          ---------------         -----
                                1998
                                ----
         Revenue............................................  $   656.6                   5.5               662.1
         Operating income (loss)............................       (2.7)                  0.4                (2.3)
         Depreciation and amortization......................       53.8                   0.1                53.9
         Assets.............................................      575.2                   3.9               579.1
         Capital expenditures...............................      116.9                    --               116.9

                                1997
                                ----
         Revenue............................................      677.6                   6.2               683.8
         Operating income (loss)............................        1.0                   0.6                 1.6
         Depreciation and amortization......................       58.9                   0.1                59.0
         Assets.............................................      559.1                   3.9               563.0
         Capital expenditures...............................       67.4                    --                67.4

                                1996
                                ----
         Revenue............................................      671.1                   6.0               677.1
         Operating income (loss)............................        2.4                  (1.1)                1.3
         Depreciation and amortization......................       74.2                    --                74.2
         Assets.............................................      608.8                   3.9               612.7
         Capital expenditures...............................       67.1                    --                67.1


(17)     COMPREHENSIVE INCOME

         Separate statements of comprehensive income have not been presented in these financial statements as the only reconciling item between net loss as reflected in the statements of operations and comprehensive income would be the change in United Artists' cumulative foreign currency translation adjustment. For the years ended December 31, 1998, 1997 and 1996, the change in the cumulative foreign currency translation adjustment was $0.4 million, $0.1 million, and $0.4 million, respectively.


(18)     COMMITMENTS AND CONTINGENCIES

         United Artists conducts a significant portion of its theatre and corporate operations in leased premises. These leases have noncancelable terms expiring at various dates after December 31, 1998. Many leases have renewal options. Most of the leases provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions that have been accounted for on a straight-line basis over the initial term of the leases.

                             UNITED ARTISTS THEATRE COMPANY
                                    AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(18)     COMMITMENTS AND CONTINGENCIES, CONTINUED

         Rent expense for theatre and corporate operations is summarized as follows (amounts in millions):


                                                                    YEARS ENDED DECEMBER 31,
                                                                ------------------------------
                                                                1998         1997*        1996*
                                                                ----         ----         ----
         Minimum rental.....................................  $ 79.5         75.4         71.7
         Contingent rental..................................     3.0          3.7          3.4
         Effect of leases with escalating
           minimum annual rentals...........................     4.0          3.7          3.1
         Rent tax...........................................     0.6          0.5          0.6
                                                                ----         ----         ----
                                                              $ 87.1         83.3         78.8
                                                                ====         ====         ====


         *Restated

         Approximately $14.5 milllion, $12.8 million and $11.0 million of the minimum rentals reflected in the preceding table for the years ended December 31, 1998, 1997 and 1996, respectively, were incurred pursuant to the sale and leaseback transactions (see note 3).

         Future minimum lease payments under noncancelable operating leases for each of the next five years and thereafter are summarized as follows (amounts in millions):


         1999............................................................. $  88.6
         2000.............................................................    85.8
         2001.............................................................    84.0
         2002.............................................................    81.5
         2003.............................................................    79.7
         Thereafter.......................................................   580.7


         Included in the future minimum lease payments table above are lease payments relating to theatres which United Artists intends to sell or close. To the extent United Artists is successful in disposing of these theatres, the future minimum lease payments will be decreased.

         It is expected that in the normal course of business, desirable leases that expire will be renewed or replaced by other leases.

         At December 31, 1998, United Artists had entered into theatre construction and equipment commitments aggregating approximately $39.0 million for five new theatres (68 screens) and for renovations and stadium seating to three existing theatres (36 screens) which United Artists intends to open or renovate during 1999. Such amount relates only to projects in which United Artists has executed a definitive lease agreement and all significant lease contingencies have been satisfied.

         United Artists is involved in various pending and threatened legal proceedings involving allegations concerning contract breaches, torts, employment matters, environmental issues, anti-trust violations, local tax disputes and miscellaneous other matters. In addition, there are other various claims against United Artists relating to certain of the leases held by United Artists. Although it is not possible to predict the outcome of these proceedings, United Artists believes that such legal proceedings will not have a material adverse effect on United Artists' financial position, liquidity or results of operations.

         The Americans with Disabilities Act of 1990 (the "ADA") and certain state statutes, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to and that assistive listening devices be available for use by certain patrons with disabilities. With respect to access to theatres, the ADA may require that certain modifications be made to existing theatres to make such theatres accessible to certain theatre patrons and employees who

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(18)     COMMITMENTS AND CONTINGENCIES, CONTINUED

         are disabled. The ADA requires that theatres be constructed in such a manner that persons with disabilities have full use of the theatre and its facilities and reasonable access to work stations. The ADA provides for a private right of action and reimbursement of plaintiff's attorneys' fees and expenses under certain circumstances. United Artists has established a program to review and evaluate United Artists' theatres and to make any changes that may be required by the ADA. In 1995, United Artists settled the lawsuit styled CONNIE ARNOLD ET AL. VS. UATC, filed in 1991. This lawsuit involved allegations that certain of United Artists' theatres lacked accessibility to persons with mobility disabilities in violation of the ADA. In the settlement agreement, UATC, the plaintiffs and the Department of Justice established standards of modifications that must be made to United Artists theatres throughout the United States to make them more accessible to persons with disabilities. United Artists believes that the cost of complying with the ADA and the settlement agreement in the CONNIE ARNOLD case will not have a material adverse effect on United Artists' financial position, liquidity or results of operations.

                                       UNITED ARTISTS THEATRE COMPANY
                                              AND SUBSIDIARIES

                                    Condensed Consolidated Balance Sheets
                                            (Amounts in Millions)
                                                 (Unaudited)


                                                                         APRIL 1, 1999    DECEMBER 31, 1998
                                                                         -------------    -----------------
                                 ASSETS
                                 ------
Current assets:
  Cash and cash equivalents.......................................    $        6.0              8.2
  Receivables, net ...............................................            19.1             19.4
  Prepaid expenses and concession inventory.......................            20.4             15.0
  Other assets....................................................             0.5              0.7
                                                                            ------           ------
     Total current assets.........................................            46.0             43.3

Investments and related receivables...............................             6.7              8.3

Property and equipment, at cost:
  Land............................................................            41.9             44.0
  Theatre buildings, equipment and other..........................           599.9            592.5
                                                                            ------            -----
                                                                             641.8            636.5
  Less accumulated depreciation and amortization..................          (223.4)          (216.4)
                                                                            ------           ------
                                                                             418.4            420.1

Intangible assets, net............................................            78.9             81.3
Net assets of discontinued operations (note 8)....................             3.4              3.4
Other assets, net (note 3)........................................            23.7             22.7
                                                                            ------           ------
                                                                      $      577.1            579.1
                                                                            ======           ======

             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
             ---------------------------------------------
Current liabilities:
  Accounts payable................................................    $       73.5             93.9
  Accrued and other liabilities...................................            44.3             40.7
  Current portion of long-term debt (notes 3 and 6)...............             8.2              8.5
                                                                            ------           ------
     Total current liabilities....................................           126.0            143.1

Other liabilities (note 4)........................................            49.7             48.3
Debt (notes 3 and 6)..............................................           685.9            645.4
Liabilities to discontinued operations (note 8)...................             4.3              4.9
                                                                            ------           ------
     Total liabilities............................................           865.9            841.7

Minority interests in equity of consolidated
     subsidiaries.................................................             5.3              5.6

Stockholders' equity (deficit) (note 3):
  Common stock:
     Class A......................................................             0.1              0.1
     Class B......................................................              --               --
     Class C......................................................              --               --
  Additional paid-in capital......................................            51.1             51.1
  Accumulated deficit.............................................          (343.3)          (317.5)
  Treasury stock..................................................            (2.0)            (1.9)
                                                                            ------           ------
     Total stockholders' equity (deficit).........................          (294.1)          (268.2)
                                                                            -------          ------
                                                                      $      577.1            579.1
                                                                            ======           ======

See accompanying notes to condensed consolidated financial statements.

                                         UNITED ARTISTS THEATRE COMPANY
                                                 AND SUBSIDIARIES

                                Condensed Consolidated Statements of Operations
                                             (Amounts in Millions)
                                                  (Unaudited)


                                                                               THIRTEEN WEEKS       THREE MONTHS
                                                                                   ENDED               ENDED
                                                                                APRIL 1,1999        MARCH 31, 1998*
                                                                               --------------       ---------------
Revenue:
     Admissions........................................................         $   93.4                113.4
     Concession sales..................................................             37.0                 46.6
     Other.............................................................              4.5                  4.3
                                                                                   -----                -----
                                                                                   134.9                164.3
                                                                                   -----                -----

Costs and expenses:
     Film rental and advertising expenses..............................             52.1                 60.9
     Direct concession costs...........................................              4.7                  6.5
     Occupancy expense (note 4)........................................             23.0                 20.5
     Other operating expenses..........................................             45.5                 45.3
     General and administrative........................................              6.0                  5.4
     Depreciation and amortization.....................................             14.2                 13.5
                                                                                   -----               ------
                                                                                   145.5                152.1
                                                                                   -----                -----

     Operating income (loss) from continuing operations................            (10.6)                12.2

Other income (expense):
     Interest, net (notes 3 and 6).....................................            (15.4)               (10.0)
     Gain on disposition of assets.....................................              0.7                  0.2
     Minority interests in earnings of consolidated subsidiaries.......             (0.1)                (0.4)
     Other, net........................................................             (0.2)                (0.5)
                                                                                   ------               ------
                                                                                   (15.0)               (10.7)
                                                                                   ------               ------

     Income (loss) from continuing operations before
        income tax expense and discontinued operations.................            (25.6)                 1.5

Income tax expense (note 9)............................................             (0.2)                (0.3)
                                                                                   ------               ------

     Income (loss) from continuing operations..........................            (25.8)                 1.2

Discontinued operations (note 8).......................................              -                   (1.2)
                                                                                  -------                -----

     Net income (loss).................................................            (25.8)                  -

Dividends on preferred stock (note 3)..................................              -                   (6.7)
                                                                                   ------               ------

     Net loss available to common stockholders.........................         $  (25.8)                 (6.7)
                                                                                   ======                ======


*Restated

See accompanying notes to condensed consolidated financial statements.

                            UNITED ARTISTS THEATRE COMPANY
                                   AND SUBSIDIARIES

             Condensed Consolidated Statement of Stockholders' Equity (Deficit)
                                 (Amounts in Millions)
                                      (Unaudited)



                                                  COMMON     COMMON   COMMON   ADDITIONAL                             TOTAL
                                                  STOCK      STOCK     STOCK    PAID-IN    ACCUMULATED  TREASURY   STOCKHOLDERS'
                                                  CLASS A   CLASS B   CLASS C   CAPITAL      DEFICIT     STOCK    EQUITY (DEFICIT)
                                                 --------  -------   --------  ----------  -----------  --------  ----------------
Balance at January 1, 1999..................... $   0.1       -         -        51.1        (317.5)     (1.9)       (268.2)

Purchase of treasury stock.....................      -        -         -          -            -        (0.1)         (0.1)

Net loss.......................................      -        -         -          -          (25.8)       -          (25.8)
                                                  ------    ------    ------    ------        ------    ------       --------

Balance at April 1, 1999 ...................... $   0.1       -         -        51.1        (343.3)      (2.0)       (294.1)
                                                  =====     ======    =======    ====        =======      =====      ========




See accompanying notes to condensed consolidated financial statements.

                                    UNITED ARTISTS THEATRE COMPANY
                                            AND SUBSIDIARIES

                               Condensed Consolidated Statements of Cash Flow
                                         (Amounts in Millions)
                                             (Unaudited)



                                                                                THIRTEEN WEEKS     THREE MONTHS
                                                                                   ENDED               ENDED
                                                                                 APRIL 1,1999      MARCH 31, 1998*
                                                                                --------------     --------------
Net cash used in operating activities........................................   $  (21.0)               (0.6)
                                                                                   ------              -----
Cash flow from investing activities:
     Capital expenditures....................................................      (21.3)              (17.4)
     Increase in receivable from sale and leaseback escrow...................         --                (0.8)
     Proceeds from disposition of assets, net................................        4.4                  --
     Change in investments and receivables from
        theatre joint ventures, net..........................................        1.9                (1.0)
     Other, net..............................................................       (0.4)               (1.0)
                                                                                   -----               -----
        Net cash used in investing activities................................      (15.4)              (20.2)
                                                                                   -----               -----

Cash flow from financing activities:
     Debt borrowings.........................................................       53.0                42.0
     Debt repayments.........................................................      (12.8)              (26.4)
     Increase (decrease) in cash overdraft...................................       (4.4)                1.8
     Other, net..............................................................       (1.6)               (0.1)
                                                                                   -----               -----
        Net cash provided by financing activities............................       34.2                17.3
                                                                                   -----               -----

        Net decrease in cash.................................................       (2.2)               (3.5)

Cash and cash equivalents:
     Beginning of period.....................................................        8.2                10.8
                                                                                   -----               -----

     End of period...........................................................   $    6.0                 7.3
                                                                                   =====               =====

Reconciliation of net income (loss) to net cash used in
     operating activities:
Net income (loss)............................................................   $  (25.8)                 --
Discontinued operations......................................................       (0.6)                0.4
Effect of leases with escalating minimum annual rentals......................        1.2                 0.9
Depreciation and amortization................................................       14.2                13.5
Gain on disposition of assets, net...........................................       (0.7)               (0.2)
Minority interests in earnings of consolidated subsidiaries..................        0.1                 0.4
Change in assets and liabilities:
     Receivables.............................................................       (0.1)                0.2
     Prepaid expenses and concession inventory...............................       (5.4)               (3.8)
     Other assets............................................................        0.7                 0.2
     Accounts payable........................................................       (7.2)               (8.0)
     Accrued and other liabilities...........................................        2.6                (4.2)
                                                                                   -----               -----
        Net cash used in operating activities................................   $  (21.0)               (0.6)
                                                                                   =====               =====


*Restated

See accompanying notes to condensed consolidated financial statements.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

              Notes to Condensed Consolidated Financial Statements
                                  April 1, 1999
                                   (Unaudited)

(1)      GENERAL INFORMATION

         United Artists Theatre Company ("United Artists") (formerly known as OSCAR I Corporation), a Delaware corporation, was formed in February 1992 for the purpose of purchasing United Artists Theatre Circuit, Inc. ("UATC") from an affiliate of Tele-Communications, Inc. ("TCI"). United Artists is owned by an investment fund managed by affiliates of Merrill Lynch Capital Partners, Inc. ("MLCP") and certain institutional investors (collectively, the "Non-Management Investors"), and certain members of UATC's management. On May 12, 1992, United Artists purchased all of the outstanding common stock of UATC from an affiliate of TCI (the "Acquisition").

         In addition to its ownership of UATC, United Artists owns all of the outstanding capital stock of United Artists Realty Company ("UAR"). UAR and its subsidiary, United Artists Properties I Corp. ("Prop I"), are the owners and lessors of certain operating theatre properties leased to and operated by UATC and its subsidiaries.

         Certain prior period amounts have been reclassified for comparability with the 1999 presentation.

         In the opinion of management, all adjustments (consisting of normal recurring accruals) have been made in the accompanying interim condensed consolidated financial statements that are necessary to present fairly the financial position of United Artists and the results of its operations. Interim results are not necessarily indicative of the results for the entire year because of fluctuations of revenue and related expenses resulting from the seasonality of attendance and the availability of popular motion pictures. These financial statements should be read in conjunction with the audited December 31, 1998 consolidated financial statements and notes thereto included as part of United Artists' Form 10-K.

(2)      CHANGE IN REPORTING PERIOD

         During 1999, United Artists changed its reporting period from the traditional calendar quarter and year presentation ending on March 31, June 30, September 30 and December 31 to a presentation ending on the Thursday closest to the calendar quarter or year end. This change was made to more accurately reflect United Artists' natural business cycle. The periods presented in these financial statements are for the thirteen weeks ended April 1, 1999 and the quarter ended March 31, 1998.

 (3)     RECAPITALIZATION

         On April 21, 1998, United Artists completed the offering of $225.0 million of its 9.75% senior subordinated notes due April 15, 2008 (the "Fixed Rate Subordinated Notes") and the offering of $50.0 million of its floating rate senior subordinated notes due October 15, 2007 (the "Floating Rate Subordinated Notes") (collectively, the "Senior Subordinated Notes"), and entered into a $450.0 million bank credit facility (the "New Bank Credit Facility") with a final maturity of April 2007.

         The proceeds from the offerings of the Senior Subordinated Notes and a portion of the borrowings under the New Bank Credit Facility were used to repay the outstanding borrowings under UATC's existing bank credit facility (the "Bank Credit Facility") (approximately $272.5 million) and to fund the redemption of United Artists' preferred stock (approximately $159.2 million) and the redemption of UATC's $125 million senior secured notes (the "Senior Secured Notes") at 102.875% of par value plus accrued but unpaid interest of approximately $0.8 million. Included in the New Bank Credit Facility was a delayed draw term loan that was used to repay and retire all of the Prop I mortgage notes outstanding (approximately $45.7 million on November 1, 1998).

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(4)      SALE AND LEASEBACK TRANSACTIONS

         In December 1995, UATC and UAR entered into a sale and leaseback transaction (the "1995 Sale and Leaseback") whereby the buildings and land underlying 27 of their operating theatres and four theatres and a screen addition under development were sold to, and leased back from, an unaffiliated third party. United Artists realized a net gain of approximately $12.1 million as a result of this sale and leaseback transaction. For financial statement purposes, this gain has been deferred and is being recognized over the term of the lease as a reduction of rent expense. The 1995 Sale and Leaseback requires UATC to lease the underlying theatres for a period of 21 years and one month, with the option to extend for up to an additional 10 years. The lease of the properties by UATC required UATC to enter into a Participation Agreement that requires UATC to comply with certain covenants including limitations on indebtedness and restrictions on payments.

         In November 1996, UATC entered into a sale and leaseback transaction whereby the buildings and land underlying three of its operating theatres and two theatres under development were sold to, and leased back from, an unaffiliated third party. The lease has a term of 20 years and nine months with options to extend for an additional 10 years.

         In December 1997, UATC entered into a sale and leaseback transaction whereby two theatres under development were sold to, and leased back from, an unaffiliated third party for approximately $18.1 million. At April 1, 1999, approximately $9.1 million of the sales proceeds were held in escrow and will be paid under the terms of the sale and leaseback to reimburse UATC for certain of the construction costs associated with the two theatres. The lease has a term of 22 years with options to extend for an additional 10 years.

(5)      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

         Cash payments for interest were $9.8 million and $7.3 million for the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998, respectively.

         United Artists accrued $6.7 million of dividends during the three months ended March 31, 1998 on its preferred stock. The preferred stock was redeemed during 1998 as part of the recapitalization (see Note 3).

(6)      DEBT

         Debt is summarized as follows (amounts in millions):



                                                                  APRIL 1, 1999      DECEMBER 31, 1998
                                                                  -------------      -----------------

                  New Bank Credit Facility (a).................    $   407.3              365.3
                  Senior Subordinated Notes (b)................        275.0              275.0
                  Other (c)....................................         11.8               13.6
                                                                       -----              -----
                                                                       694.1              653.9
                  Less current portion.........................         (8.2)              (8.5)
                                                                       -----              -----
                                                                   $   685.9              645.4
                                                                       =====              =====


         (a) The New Bank Credit Facility provides for term loans aggregating $350.0 million (the "Term Loans") and a reducing revolving loan and standby letters of credit aggregating $100.0 million (the "Revolving Facility"). The Term Loans consist of the following: (i) a $70.0 million term loan (the "Tranche A Term Loan"); (ii) a $118.0 million term loan (the "Tranche B Term Loan"); and (iii) a $162.0 million term loan (the "Tranche C Term Loan").

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(6)      DEBT, CONTINUED

                  Commitments available for borrowing under the Revolving Facility reduce semi-annually commencing January 3, 2002 through April 21, 2005. The Tranche A Term Loan requires semi-annual principal payments commencing December 31, 1998 through June 28, 2001 of 1/2% of the December 31, 1998 outstanding balance and then in escalating semi-annual payments through April 21, 2005. The Tranche B Term Loan requires semi-annual principal payments commencing December 31, 1998 through June 30, 2005 of 1/2% of the December 31, 1998 outstanding balance and two payments of 46.5% of the December 31, 1998 outstanding balance on December 29, 2005 and April 21, 2006. The Tranche C Term Loan requires semi-annual principal payments commencing December 31, 1998 through June 29, 2006 of 1/2% of the December 31, 1998 outstanding balance and two payments of 46% of the December 31, 1998 outstanding balance on December 28, 2006 and April 21, 2007.

                  Borrowings under the New Bank Credit Facility provide for interest to be accrued at varying rates depending on the ratio of indebtedness to annualized operating cash flow, as defined. Interest is payable at varying dates depending on the type of rate selected by United Artists, but no less frequently than once each 90 days.

                  The New Bank Credit Facility is guaranteed, on a joint and several basis, by UATC, UAR and Prop I. The New Bank Credit Facility is secured by, among other things, the capital stock of UATC, UAR, Prop I and certain other subsidiaries of United Artists and by an intercompany note from UATC to United Artists established with respect to borrowings by UATC from United Artists. Additionally, the New Bank Credit Facility will be secured by mortgages on certain of United Artists' properties.

                  The New Bank Credit Facility contains provisions that require United Artists to maintain certain financial ratios and places limitations on, among other things, capital expenditures, additional indebtedness, disposition of assets and restricted payments.

         (b) The Senior Subordinated Notes consist of $225.0 million of the 9.75% Fixed Rate Subordinated Notes and $50.0 million of the Floating Rate Subordinated Notes. Interest on the Fixed Rate Subordinated Notes is due semi-annually. Interest on the Floating Rate Subordinated Notes is due quarterly and is calculated based upon the three month LIBOR rate plus 4.375%.

                  The Fixed Rate Subordinated Notes may be redeemed at the option of United Artists, in whole, or in part, any time on or after April 15, 2003. The Floating Rate Subordinated Notes may be redeemed at any time at the option of United Artists, in whole or in part, any time on or after April 15, 1999. Upon a change of control (as defined in the respective indentures (the "Indentures") under which the Senior Subordinated Notes were issued), the holders of the Senior Subordinated Notes have the right to require United Artists to purchase all or any portion of such holders Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of purchase.

                  The Indentures contain certain covenants that place limitations on, among other things, the incurrence of additional indebtedness by United Artists and any of its subsidiaries, the payment of dividends, the redemption of capital stock, the making of investments, the issuance of capital stock of subsidiaries, the creation of dividend and other restrictions affecting subsidiaries, transactions with affiliates, asset sales and certain mergers and consolidations.

                  The Senior Subordinated Notes are unsecured, senior subordinated obligations of United Artists and are subordinated in right of payment to all existing and future senior indebtedness of United Artists including borrowings under the New Bank Credit Facility. The Fixed Rate Subordinated Notes rank PARI PASSU with the Floating Rate Subordinated Notes.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(6)      DEBT, CONTINUED

         (c) Other debt at April 1, 1999 consists of various term loans, mortgage notes, capital leases, seller notes and other borrowings. This other debt carries interest rates ranging from 7% to 12%. Principal and interest are payable at various dates through March 1, 2006.

         At April 1, 1999, United Artists was party to interest rate collar agreements on $225.0 million of floating rate debt which provide for a LIBOR interest rate cap ranging between 6% and 7 1/2% and LIBOR interest rate floors ranging between 5 1/4% and 5 1/2% that expire at various dates through August 2001. United Artists is subject to credit risk exposure from non-performance of the counterparties to the interest rate cap agreements. As United Artists has historically received payments relating to its various interest hedge agreements, it does not anticipate such non-performance in the future. Amounts paid to the counterparties to the interest collar agreements are recorded as an increase to interest expense and amounts received from the counterparties to the interest rate collar agreements are recorded as a reduction of interest expense.

         At April 1, 1999, United Artists had approximately $41.0 million of Revolving Facility commitments, $4.1 million of which has been used for the issuance of letters of credit. United Artists pays commitment fees of 1/2% per annum on the average unused commitments.

         The primary source of principal and interest payments related to the New Bank Credit Facility and the Senior Subordinated Notes comes from payments by UATC to United Artists. The amount of payments by UATC to United Artists may be limited from time to time by covenants included in the Participation Agreement relating to the 1995 Sale and Leaseback. (see Note 4).

         Interest, net includes amortization of deferred loan costs of $0.4 million and $0.5 million for the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998, respectively. Additionally, interest, net includes interest income of $0.2 million and $0.1 million for the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998, respectively.

(7)      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount and estimated fair value of United Artists' financial instruments at April 1, 1999 are summarized as follows (amounts in millions):


                                                                    CARRYING            ESTIMATED
                                                                     AMOUNT             FAIR VALUE
                                                                   ----------          ------------
         New Bank Credit Facility and Other Debt................   $   419.1              419.1
                                                                       =====              =====
         Senior Subordinated Notes..............................   $   275.0              241.3
                                                                       =====              =====
         Interest Rate Collar Agreements........................   $      --               (0.8)
                                                                       =====              =====


         New Bank Credit Facility and Other Debt: The carrying amount of United Artists' borrowings under the New Bank Credit Facility and other debt approximates fair value because the interest rates on the majority of this debt floats with market interest rates.

         Senior Subordinated Notes: The fair value of United Artists' Senior Subordinated Notes is estimated based upon quoted market prices at April 1, 1999.

         Interest Rate Collar Agreements: The fair value of United Artists' interest rate collar agreements is estimated based upon dealer quotes for similar agreements at April 1, 1999.

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

         Notes to Condensed Consolidated Financial Statements, continued

(8)      DISCONTINUED OPERATIONS

         During 1998, United Artists established a plan to dispose of its entertainment center business operations. Current and prior period results for the entertainment center business operations have been classified separately in the accompanying statements of operations as discontinued operations.

         Net assets of the discontinued operations were $3.4 million at April 1, 1999 and December 31, 1998. Liabilities related to the discontinued operations were $4.3 million at April 1, 1999 and $4.9 million at December 31, 1998. The net loss from discontinued operations was $1.2 million for the three months ended March 31, 1998. Revenue generated by the discontinued operations was $0.1 million for the thirteen weeks ended April 1, 1999 and $0.4 million for the three months ended March 31, 1998. Included in the net loss from discontinued operations was interest expense of $0.4 million for the three months ended March 31, 1998. Interest expense was allocated to the discontinued operations based upon the average fixed asset balance and United Artists' average borrowing rate.

(9)      INCOME TAXES

         Consolidated subsidiaries in which United Artists owns less than 80% file separate federal income tax returns. The current and deferred federal and state income taxes of such subsidiaries are calculated on a separate return basis and are included in the accompanying condensed consolidated financial statements of United Artists.

         At April 1, 1999, United Artists had a net operating loss carryforward for federal income tax purposes of approximately $183.0 million.

         United Artists' income tax returns for the years ended December 31, 1995, 1996 and 1997 are currently being audited by the IRS. The outcome of this audit may reduce the amount of United Artists' net operating loss carryforward and/or change the basis (and thus future tax depreciation) related to certain assets. United Artists believes that the result of the audit will not have a material adverse effect on its financial condition or results of operation.

(10)     SEGMENT INFORMATION

         United Artists' operations are classified into two business segments; theatre operations and the Satellite Theatre Network-TM-. The Satellite Theatre Network-TM- rents theatre auditoriums for seminars, corporate training, business meetings and other educational or communication uses, product and consumer research and other entertainment uses. Theatre auditoriums are rented individually or on a networked basis.

         The following table presents certain information relating to the theatre operations and Satellite Theatre Network-TM- segments for the thirteen weeks ended April 1, 1999 and the three months ended March 31, 1998 (amounts in millions):


                                                              Theatre        Satellite
         For the thirteen weeks ended April 1, 1999          Operations   Theatre Network   Total
         ------------------------------------------          ----------   ---------------   -----
           Revenue.......................................    $  133.8            1.1        134.9
           Operating income (loss).......................       (10.6)             -        (10.6)
           Depreciation and amortization.................        13.9            0.3         14.2
           Assets........................................       573.2            3.9        577.1
           Capital expenditures..........................        21.3              -         21.3

                         UNITED ARTISTS THEATRE COMPANY
                                AND SUBSIDIARIES

      Notes to Condensed Consolidated Financial Statements, continued


(10)     SEGMENT INFORMATION, CONTINUED


         For the three months ended March 31, 1998
         -----------------------------------------
           Revenue......................................        162.9            1.4        164.3
           Operating income (loss)......................         12.4           (0.2)        12.2
           Depreciation and amortization................         13.2            0.3         13.5
           Assets.......................................        556.6            3.9        560.5
           Capital expenditures.........................         17.4              -         17.4

(11)     COMPREHENSIVE INCOME

         Separate statements of comprehensive income have not been presented in these financial statements as the only reconciling item between net loss as reflected in the statements of operations and comprehensive income would be the change in United Artists' cumulative foreign currency translation adjustment. For the three months ended March 31, 1998, the change in the cumulative foreign currency translation adjustment was $0.1 million.

(12)     COMMITMENTS AND CONTINGENCIES

         United Artists and/or its subsidiaries are involved in various pending and threatened legal proceedings involving allegations concerning contract breaches, torts, employment matters, environmental issues, anti-trust violations, local tax disputes, and miscellaneous other matters. In addition, there are various claims against United Artists and/or its subsidiaries relating to certain of the leases held by United Artists and/or its subsidiaries. Although it is not possible to predict the outcome of these proceedings, United Artists believes that such legal proceedings will not have a material adverse effect on the United Artists' financial position, liquidity or results of operations.

         The Americans With Disabilities Act of 1990 (the "ADA") and certain state statutes, among other things, require that places of public accommodation, including theatres (both existing and newly constructed) be accessible to and that assistive listening devices be available for use by certain patrons with disabilities. With respect to access to theatres, the ADA may require that certain modifications be made to existing theatres to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed in such a manner that persons with disabilities have full use of the theatre and its facilities and reasonable access to work stations. The ADA provides for a private right of action and reimbursement of plaintiff's attorneys' fees and expenses under certain circumstances. United Artists has established a program to review and evaluate United Artists' theatres and to make any changes that may be required by the ADA. United Artists' believes that the cost of complying with the ADA will not have a material adverse affect on United Artists' financial position, liquidity or results of operations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNITED ARTISTS OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF UNITED ARTISTS SINCE THE DATE HEREOF.

                            ------------------

                             TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary..............................     1
Risk Factors....................................    10
The Refinancing Transactions....................    17
Use of Proceeds.................................    17
Capitalization..................................    18
Selected Historical Consolidated Financial
   Information..................................    19
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations...................................    22
Business........................................    38
Management......................................    48
Certain Transactions............................    54
Principal Stock Ownership.......................    55
Description of Certain Indebtedness.............    56
Description of the Notes........................    59
Restrictions Imposed by the 1995 Sale
   Leaseback....................................    82
Description of Certain Federal Income Tax
   Consequences of an Investment in the
   Notes........................................    84
Plan of Distribution............................    87
Validity of the Notes...........................    87
Experts.........................................    87
Index to Financial Statements...................   F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
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                         UNITED ARTISTS THEATRE COMPANY


                             FLOATING RATE SERIES B
                            SENIOR SUBORDINATED NOTES
                                    DUE 2007
                         ($50,000,000 PRINCIPAL AMOUNT)




                                   PROSPECTUS


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such a capacity at another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful.

Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also provides that to the extent that a director, officer, employee or agent of a corporation is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

In accordance with section 145 of the DGCL, The Registrant's Amend and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that the Registrant will indemnify and hold harmless, to the fullest extent authorized by the DGCL (as existing or amended, but in the case of such amendment, only to the extent such amendment permits the Registrant to provide broader indemnification rights than prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss (including attorneys' fees, judgements, fines ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in the Certificate of Incorporation of the Registration the Registration will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors.

The Registrant's Certificate of Incorporation also provides that the right to indemnification is a contract right and includes the right to be paid by the Registrant the expense incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, will be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall be ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant by law or pursuant to the Registrant's Certificate of Incorporation.

Section 102(b) (7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for the acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (regarding certain illegal distributions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides that the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director is limited to the fullest extent permitted by Delaware law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

EXHIBIT
NUMBER                                      DESCRIPTION
------                                      -----------
3.1      - Amended and Restated Certificate of Incorporation of United Artists
           Theatre Company (1)

3.1      - By-Laws of United Artists Theatre Company (1)

4.1      - Indenture, dated as of April 21, 1998, by and among the Company and
           State Street Bank and Trust Company of Missouri, N.A. with respect to the 9 3/4% Senior Subordinated Notes due 2008 (1)

EXHIBIT
NUMBER                                   DESCRIPTION
------                                   -----------
4.2   - Indenture, dated as of April 21, 1998, by and among the Company and
        State Street Bank and Trust Company of Missouri, N.A. with respect to the Floating Rate Senior Subordinated Notes due 2007 (1)

4.3   - Form of 9 3/4% Senior Subordinated Note (included in Exhibit 4.1) (1)

4.4   - Form of Floating Rate Senior Subordinated Note (included in Exhibit
        4.2) (1)

4.5   - Form of 9 3/4% Series B Senior Subordinated Note (included in Exhibit
        4.1) (1)

4.6   - Form of Floating Rate Series B Senior Subordinated Note (included in
        Exhibit 4.2) (1)

5.1   - Opinion of Wachtell, Lipton, Rosen & Katz with respect to the
        Floating Rate Series B Senior Subordinated Notes doe 2007 (1)

10.1 - Registration Rights Agreement, dated as of April 21, 1998, by and among the Company and Merrill Lynch & Co., Merill Lynch Pierce, Fenner
        & Smith Incorporated BancAmerica Robertson Stephens, Morgan Stanley &
        Co. Incorporated, BancBoston Securities Inc. and NationsBanc Montgomery
        Securities LLC (1)

10.2 - Registration Rights Agreement, dated as of April 21, 1998, by and among the Company and Merrill Lynch & Co., Merill Lynch Pierce, Fenner
        & Smith Incorporated (1)

10.3 - Credit Agreement, dated as of April 21, 1998, by and among the Company, Bank of American National Trust and Savings Association,
        BancBoston, N.A., NationsBank Texas, N.A., Merill Lynch Capital
        Corporation and Morgan Stanley Senior Funding. Inc. and the lenders party thereto (1)

10.4 - Trust Indenture and Security Agreement dated as of December 13, 1995, between Wilmington Trust Company, William J. Wade and Fleet National
        Bank of Connecticut, and Alan B. Coffey (4)

10.5  - Pass Through Certificates, Series 1995-A Registration Rights
        Agreement, dated as of December 13, 1995 among United Artists Theatre
        Circuit, Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch,
        Pierce, Fenner & Smith Incorporated (4)

10.6  - Participation Agreement, dated as of December 13, 1995, among United
        Artists Theatre Circuit, Inc., Wilmington Trust Company, William J.
        Wade, Theatre Investors, Inc., Northway Mall Associates, LLC,
        Wilmington Trust Company, William J. Wade, Fleet National Bank of
        Connecticut, Alan B. Coffey and Fleet National Bank of Connecticut (4)

10.7  - Pass Through Trust Agreement, dated as of December 13, 1995, between
        United Artists Theatre Circuit, Inc. and Fleet National Bank of
        Connecticut (4)

10.8  - Lease Agreement, dated as of December 13, 1995, between Wilmington
        Trust Company and William J. Wade and United Artists Theatre Circuit,
        Inc (4)

EXHIBIT
NUMBER                                      DESCRIPTION
------                                      -----------
10.9     - Lease Agreement, dated as of October 1, 1988, between United Artists
           Properties I and United Artists Theatre Circuit, Inc (2)

10.10    - United Artists Theatre Company Stock Incentive Plan (1)

10.11    - Stockholders' Agreement, dated as of May 12, 1992, by and among Oscar I Corporation, Merrill Lynch Capital Appreciation
           Partnership No. B-XIX, L.P., Roman Nineteen Offshore Fund
           B.V., ML IBK Positions, Inc., MLCP Associates L.P. No. II,
           Equitable Capital Private Income and Equity Partnership II, L.
           P. and Equitable Deal Flow Fund, L. P. and the holders of
           Options or Restricted Stock awards under the Management Stock
           Option Plan (2)

10.12    - Stock Subscription Agreement, dated as of May 12, 1992, by and among Oscar I Corporation, Merrill Lynch Capital Appreciation
           Partnership No. B-XIX, L.P., Roman Nineteen Offshore Fund
           B.V., ML IBK Positions, Inc., MLCP Associates L.P. No. II,
           Equitable Capital Private Income and Equity Partnership II, L.
           P. and Equitable Deal Flow Fund, L. P. (2)

10.13    - Non-Competition Agreement, dated May 12, 1992, by and among
           Tele-Communications, Inc., United Artists Theatre Circuit, Inc. and
           Oscar I Corporation (2)

10.14    - Trademark Agreement, dated May 12, 1992, by United Artists
           Entertainment Company, United Artists Holdings, Inc., United Artists
           Cable Holdings, Inc., United Artists Theatre Holding Company, on the one hand and United Artists Theatre Circuit, Inc., United Artists
           Realty Company, UAB, Inc., and UAB II, Inc., on the other hand (2)

10.15    - United Artists Theatre Circuit 401(k) Savings Plan (2)

10.16    - United Artists Theatre Circuit Supplemental 401(k) Savings Plan (3)

10.17    - Tax Sharing Agreement, dated as of May 12, 1992, between Oscar I
           Corporation and United Artists Theatre Circuit, Inc. (2)

10.18    - Employment Agreement, dated as of May 12, 1992, between the Company and Kurt C. Hall (2)

10.19    - Employment Agreement Extension Letter, dated as of May 12, 1998, between the Company and Kurt C. Hall (1)

10.20    - United Artists Theatre Company 1998 Management Stock Plan (4)

10.21    - Amendment to the United Artists theatre Circuit, Inc. 401(k) Savings
           Plan dated as of January 1, 1998 (5)

10.22    - Second Amendment to the Credit Agreement dated as of April 21,
           1998 (6)

EXHIBIT
NUMBER                                      DESCRIPTION
------                                      -----------
12.1     - Statement re computation of ratios.

21.1     - Subsidiaries of the Company. (1)

23.1     - Consent of Arthur Andersen LLP.

25.1     - Statement of Eligibility and Qualification of Trustee on Form T-1 of
           State Street Bank and Trust Company of Missouri, N.A. under the Trust
           Indenture Act of 1939 (1)

27.1     - Financial Data Schedule

99.1     - Form of Letter of Transmittal for the Floating Rate Senior
           Subordinated Notes due 2007 (1)

99.2     - Form of Notice of Guaranteed Delivery (1)

99.3     - Guidelines for Certification of Taxpayer Identification Number on
           Substitute Form W-9 (1)

(b)      Financial Statement Schedules


--------------

(1)      Incorporated herein by reference from Form S-4 dated June 16, 1998

(2)      Incorporated herein by reference from Form S-1 dated October 5, 1992

(3)      Incorporated herein by reference from Form 10-K for the year ended
         December 31, 1993

(4)      Incorporated herein by reference from Form S-2 dated January 31, 1996

(5)      Incorporated herein by reference from Form 10-K for the year ended
         December 31, 1996

(6)      Incorporated herein by reference from Form 8-K dated April 9, 1999

ITEM 22.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment, to this Registration
                  Statement:

         (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                      II-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 15, 1999.

                               United Artists Theatre Company


                               By:    /s/ Kurt C. Hall
                                     -------------------------------------
                               Name: Kurt C. Hall
                               Title:  President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 1999.

                           NAME                             TITLE

                  /s/ Kurt C. Hall                President, Chief Executive
       -----------------------------------        Officer and Director
                  Kurt C. Hall                    (principal executive officer)

               /s/ Trent J. Carman                Senior Vice President, Chief
       -----------------------------------        Financial Officer and
                  Trent J. Carman                 Treasurer (principal financial
                                                  and accounting officer)


                /s/ John W. Boyle                 Chairman of the Board and
       -----------------------------------        Director
                  John W. Boyle



          /s/ Albert J. Fitzgibbons, III          Director
       -----------------------------------
           Albert J. Fitzgibbons, III

               /s/ James J. Burke, Jr.            Director
       -----------------------------------
                  James J. Burke, Jr.



                /s/ Robert F. End                 Director
       -----------------------------------
                  Robert F. End


                /s/ Scott M. Shaw                 Director
       -----------------------------------
                  Scott M. Shaw


               /s/ Michael L. Pade                 Director
       -----------------------------------
                Michael L. Pade

                                      II-8